Exhibit 10.1

EXECUTION VERSION

Dated July 29, 2009

CALL OPTION AGREEMENT

MERCK & CO., INC.

and

SCHERING-PLOUGH CORPORATION

and

SANOFI-AVENTIS

CALL OPTION AGREEMENT

Call Option Agreement, dated as of July 29, 2009, among:

(1)	Schering-Plough Corporation, a corporation organized under the laws of New Jersey (“Schering-Plough”);

(2)	Merck & Co., Inc., a corporation organized under the laws of New Jersey (“Merck”);

-and-

(3)	Sanofi-Aventis, a société anonyme organized under the laws of France (“Sanofi-Aventis”)

(Schering-Plough, Merck and Sanofi-Aventis are hereinafter referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS

(A)
Merck and Schering-Plough are parties to that certain Agreement and Plan of Merger, dated March 8, 2009 (the “Merger Agreement”), by and among Schering-Plough, Merck and two Subsidiaries of Schering-Plough formed to execute the merger of one of the Subsidiaries into Schering-Plough such that Schering-Plough is the surviving corporation in such merger and the other Subsidiary into Merck such that Merck is the surviving corporation in such merger (the “Merger”) and becomes a wholly-owned Subsidiary of Schering-Plough;

(B)
Each of Merck and Sanofi-Aventis owns, indirectly, 50% of the outstanding equity interests in Merial Limited, a private company limited by shares organized under the laws of England and domesticated in Delaware as a limited liability company (“Merial”). Merial and its Subsidiaries are engaged in the discovery and development, manufacturing, marketing and sale of pharmaceutical, biological and medicinal products to enhance the health or performance of animals (collectively, the “Merial Business”);

(C)
Schering-Plough and its Subsidiaries are engaged in the animal health business, including discovery and development, manufacturing and sale of veterinary products in all major food producing and companion animal species (collectively, the “I/SP Business”), which is conducted through Intervet Holdings B.V., Intervet, Inc. and certain other Subsidiaries of Schering-Plough (the “I/SP Entities”);

(D)
Merck and Sanofi-Aventis have agreed, pursuant to a share purchase agreement, dated as of the date hereof (the “Share Purchase Agreement”), by and among Sanofi-Aventis, Merck and certain of Merck’s Subsidiaries, that certain of Merck’s Subsidiaries will sell to Sanofi-Aventis or a Subsidiary of Sanofi-Aventis and Sanofi-Aventis or such Subsidiary will buy from Merck’s Subsidiaries, all of the equity interests in Merial owned by Merck and its Subsidiaries (the “Merial Equity Interests”) such that Sanofi-Aventis will then own, directly or indirectly, all of the outstanding equity interests in Merial; and

(E)
Subject to and upon the terms and conditions described in this Agreement, Schering-Plough offers herein to Sanofi-Aventis an option, and Sanofi-Aventis accepts such option (without undertaking to exercise it), to, following the completion of the Merger and the acquisition by Sanofi-Aventis of the Merial Equity Interests pursuant to the Share Purchase Agreement, cause the I/SP Entities, which would, at the Closing, collectively conduct all of the I/SP Business, to be combined with Merial (by way of contribution) upon the terms and conditions described in this Agreement, as a result of which Sanofi-Aventis and Schering-Plough would each, directly or indirectly, hold 50% of the equity interests in such combined company.

Now, Therefore, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby covenant and agree as follows:

1	Definitions

In this Agreement, in addition to such terms as are defined elsewhere in this Agreement, the following terms have the meanings specified in this Clause 1:

“AAA Complex Commercial Rules” has the meaning set forth in Clause 4.5.1;

“Abbreviated Financial Statements” means:

•
Statement of Net Sales and Expenses for the I/SP Business pursuant to the requirements of Rule 3-05 of Regulation S-X. These statements will include net sales less expenses attributable to the I/SP Business. Expenses would include all direct expenses, such as cost of sales, sales and marketing, depreciation and amortization, foreign exchange transaction gains and losses, special and acquisition related charges and all allocations of corporate administrative expenses that have historically been made by Schering-Plough and would only exclude interest, income taxes and the costs of Schering-Plough’s senior executive management (which is considered to be part of corporate overhead);

•
Statement of Assets Acquired and Liabilities Assumed pursuant to the requirements of Rule 3-05 of Regulation S-X. This statement will consist only of the assets acquired and liabilities to be assumed by an acquirer;

•
To the extent available, selected cash flow information about cash flows relating to the I/SP Business in the notes to the financial statements. Such information will be prepared consistent with the Statement of Assets Acquired and Liabilities Assumed and Statement of Net Sales and Expenses; and

•	The notes to the I/SP Business financial statements will disclose the basis of presentation and the nature of the omitted items;

“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, the first Person;

“Agreement” means this Call Option Agreement, including the Schedules and Exhibits hereto;

“animal health business” means the animal health business, including the discovery and development, manufacturing, marketing and sale of animal health products throughout the world;

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, London or Paris are authorized or required to close;

“Call Notice” has the meaning set forth in Clause 3.5.2;

“Call Right” has the meaning set forth in Clause 3.1.1;

“Closing” has the meaning set forth in Clause 6.1;

“Closing Accounts” means collectively the I/SP Closing Accounts and the Merial Closing Accounts;

“Closing Date” has the meaning set forth in Clause 6.1;

“Closing Financial Documents” means collectively the I/SP Closing Accounts, the Merial Closing Accounts, the I/SP Value, the Merial Value, the Notified I/SP Adjustment Amount and the Notified Merial Adjustment Amount;

“Commencement Date” has the meaning set forth in Clause 3.2.2;

“Competition Laws” means the antitrust or competition laws in effect with respect to the exercise of the Call Right and transfer of the I/SP Business to Merial, including in the European Union and the United States;

“Confidentiality Agreement” means that certain confidentiality agreement, dated June 18, 2009, by and among the Parties;

“Confidential Information” has the meaning set forth in Clause 10.2;

“Contribution Agreement” has the meaning set forth in Clause 3.3.1;

“Contribution Reference Date” means the last day of the month prior to the Satisfaction Date, for which a statement of assets and liabilities for the I/SP Business and a Merial Balance Sheet are available;

“Control” means, in relation to any Person, where a Person (or Persons acting in concert) has direct or indirect control (i) of the affairs of another Person, or (ii) over more than 50% of the total voting rights conferred by all the issued shares in the capital of another Person which are ordinarily exercisable in a general meeting or (iii) of a majority of the board of directors of another Person (in each case whether pursuant to relevant constitutional documents, contract or otherwise) and “Controlled” shall be construed accordingly;

“Decision and Order” means the Order of the FTC in connection with the regulatory approval of the Merger if it is either (i) accepted or approved by the FTC for public comment or (ii) issued as final by the FTC;

“Due Diligence Period” has the meaning set forth in Clause 3.2.1;

“Earliest EC Filing Date” has the meaning set forth in Clause 7.2.6;

“EC Filing” has the meaning set forth in Clause 11.1.3;

“Encumbrance” means any lien, privilege, mortgage, pledge, third-party claim or right, charge, restriction of use, defect of title, easement, security interest or encumbrance of any kind, including, without limitation, obligations resulting from any sublease, tenancy, right of occupation, easement, preemptive right or privilege in favor of any person or entity;

“Excess Price” has the meaning set forth in Clause 3.6.3;

“Excess Shares” has the meaning set forth in Clause 3.6.2;

“Expert” has the meaning set forth in Clause 4.3.3;

“Expiration Date” has the meaning set forth in Clause 3.5.1;

”Final I/SP Adjustment Amount” has the meaning set forth in Clause 4.3.5;

”Final Merial Adjustment Amount” has the meaning set forth in Clause 4.3.5;

“Floor Price” means US$8,500,000,000;

“FTC” means U.S. Federal Trade Commission;

“Governmental Authority” means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of France, the United States or another nation or jurisdiction, any State of the United States or any political subdivision of any thereof, any court, tribunal or arbitrator, or any self-regulatory organization;

“High Value” has the meaning set forth in Clause 4.1.4;

“I/SP Adjustment Amount” means the positive or negative amount resulting from the following calculation: I/SP Value less I/SP Contribution Value;

“I/SP Business” has the meaning set forth in Recital (C);

“I/SP Closing Accounts” means the audited statement of assets and liabilities of the I/SP Business to be contributed as of the Closing Date prepared in a form substantially consistent with the Abbreviated Financial Statements but reflecting purchase accounting and other potential changes, such as in allocation methodology, in connection with the Merger;

“I/SP Contribution Value” has the meaning set forth in Exhibit B;

“I/SP Enterprise Value” has the meaning set forth in Exhibit B;

“I/SP Entities” has the meaning set forth in Recital (C);

“I/SP Entities MAC” means any event, circumstance, change or effect that, individually or in the aggregate, has, or is reasonably expected to have, a durationally significant material adverse effect on the assets, results of operations, business or financial condition of the I/SP Entities, taken as a whole, provided, that none of the following events, circumstances, changes or effects, in and of itself or themselves, shall constitute (or be taken into account in determining the occurrence of) an I/SP Entities MAC: (a) any change in general economic conditions or effects resulting from factors generally affecting companies in the industry in which the I/SP Entities conduct business, (b) the announcement or performance of this Agreement or the transactions contemplated hereby, (c) any failure of, or expectation of failure of, the I/SP Entities to meet any projections, forecasts or estimates of any type, provided that this exclusion shall not prevent or otherwise affect any event, circumstance, change or effect underlying such failure from being taken into account in determining whether an I/SP Entities MAC has occurred, (d) any act of war, armed hostilities or terrorism, or any worsening thereof, (e) any change required by any change in law or accounting standards or any change in the interpretation or enforcement of any of the foregoing, (f) any raw material shortages, (g) any event, circumstance, change or effect that arises out of (i) any action of Sanofi-Aventis or any of its Affiliates that would not be commercially reasonable to take in the circumstances or (ii) the failure of Sanofi-Aventis or any of its Affiliates to take any action that would be commercially reasonable in the circumstances, or (h) any event, circumstance, change or effect that relates to any matter that Sanofi-Aventis or any of its Affiliates has actual knowledge prior to the date of this Agreement that has had, or is reasonably likely to have, an I/SP Entities MAC (without giving effect to the exclusion contained in this clause (h)); provided, however, that with respect to each of the exclusions in clauses (a), (d), (e) and (f) above, such exclusions shall only apply to the extent that the effect of such change is not materially more adverse with respect to the I/SP Entities than the effect on comparable businesses in the industry in which the I/SP Entities conduct business;

“I/SP Value” has the meaning set forth in Exhibit B;

“Independent Valuer” has the meaning set forth in Clause 4.1.5;

“Knowledge of Sanofi-Aventis” means the actual knowledge of any of Merial’s directors or committee members appointed by Sanofi-Aventis within the scope of their employment responsibilities and without independent inquiry or investigation;

“Low Value” has the meaning set forth in Clause 4.1.4;

“MAC Amount Dispute Item” has the meaning set forth in Clause 4.5.4;

“MAC Amount Negotiation Period” has the meaning set forth in Clause 4.5.4;

“MAC Arbitrators” has the meaning set forth in Clause 4.5.1;

“MAC Dispute Notice” has the meaning set forth in Clause 4.5.1;

“MAC Occurrence Negotiation Period” has the meaning set forth in Clause 4.5.1;

“MAC Occurrence Notice” has the meaning set forth in Clause 4.5.1;

“MAC Valuer” has the meaning set forth in Clause 4.5.4;

“Master Agreement” means that certain Master Merial Venture Agreement, dated May 23, 1997 by and among Merck and Rhône-Poulenc S.A. (a predecessor entity to Sanofi-Aventis) and the other parties named therein to combine their respective animal health and poultry genetics businesses, as has been amended in writing prior to the date hereof;

“Matching Opportunity” has the meaning set forth in Clause 7.4.1;

“Merck” has the meaning set forth in the Preamble;

“Merger” has the meaning set forth in Recital (A);

“Merger Agreement” has the meaning set forth in Recital (A);

“Merger Control Authority” means the European Commission, the United States Federal Trade Commission, the United States Department of Justice or any other governmental body, in any country or jurisdiction whatsoever, with authority for approving or disapproving the transactions contemplated by this Agreement under the Competition Laws;

“Merial” has the meaning set forth in Recital (B);

“Merial Adjustment Amount” means the positive or negative amount resulting from the following calculation: Merial Value less Merial Contribution Value;

“Merial Balance Sheet” means the consolidated balance sheet of Merial and its Subsidiaries prepared in accordance with US GAAP (which shall be without any adjustments for purchase accounting with respect to the SPA Closing);

“Merial Business” has the meaning set forth in Recital (B);

“Merial Closing Accounts” means the audited Merial Balance Sheet as of the Closing Date prepared on the same basis as the SPA Closing Date Balance Sheet, in each case, which shall be without any adjustments for purchase accounting with respect to the SPA Closing;

“Merial Contribution Value” has the meaning set forth in Exhibit B;

“Merial Enterprise Value” has the meaning set forth in Exhibit B;

“Merial Equity Interests” has the meaning set forth in Recital (D);

“Merial Issuance” has the meaning set forth in Clause 3.6.1;

“Merial MAC” means any event, circumstance, change or effect that, individually or in the aggregate, has, or is reasonably expected to have, a durationally significant material adverse effect on the assets, results of operations, business or financial condition of Merial and its Subsidiaries, taken as a whole, provided, that none of the following events, circumstances, changes or effects, in and of itself or themselves, shall constitute (or be taken into account in determining the occurrence of) a Merial MAC: (a) any change in general economic conditions or effects resulting from factors generally affecting companies in the industry in which Merial and its Subsidiaries conduct business, (b) the announcement or performance of this Agreement or the transactions contemplated hereby, (c) any failure of, or expectation of failure of, Merial and its Subsidiaries to meet any projections, forecasts or estimates of any type, provided that this exclusion shall not prevent or otherwise affect any event, circumstance, change or effect underlying such failure from being taken into account in determining whether a Merial MAC has occurred, (d) any act of war, armed hostilities or terrorism, or any worsening thereof, (e) any change required by any change in law or accounting standards or any change in the interpretation or enforcement of any of the foregoing, (f) any raw material shortages, (g) any event, circumstance, change or effect that arises out of (i) any action of Merck, Schering-Plough or any of their Affiliates that would not be commercially reasonable to take in the circumstances or (ii) the failure of Merck, Schering-Plough or any of their Affiliates to take any action that would be commercially reasonable in the circumstances, or (h) any event, circumstance, change or effect that relates to any matter that Merck, Schering-Plough or any of their Affiliates has actual knowledge prior to the date of this Agreement that has had, or is reasonably likely to have, a Merial MAC (without giving effect to the exclusion contained in this clause (h)), it being agreed that the exclusion in this clause (h) shall not apply in the event of a withdrawal from the market in one or more countries of any of Merial’s products based on fipronil or in the event of any significant adverse change in labeling affecting any of Merial’s products based on fipronil, as long as neither Merck, Schering-Plough nor any of its Affiliates had actual knowledge prior to the date of this Agreement of such withdrawal or label change; provided, however, that with respect to each of the exclusions in clauses (a), (d) and (e) above, such exclusions shall only apply to the extent that the effect of such change is not materially more adverse with respect to Merial and its Subsidiaries than the effect on comparable businesses in the industry in which Merial and its Subsidiaries conduct business;

“Merial Share Value” means the Merial Contribution Value divided by the number of ordinary shares of Merial that are outstanding immediately prior to the Closing Date;

“Merial Value” has the meaning set forth in Exhibit B;

“Net Balance Sheet Liabilities” has the meaning set forth in Exhibit B;

“Net Debt” means (i) the sum of long term and short term indebtedness for borrowed money under US GAAP, including accrued but unpaid interest, premium and penalties less (ii) cash and cash equivalents and short-term investments (in each case including accrued but unpaid interest), in each case under US GAAP;

“New Confidentiality Agreement” means the confidentiality agreement to be entered into by the Parties pursuant to Clause 3.2.1 substantially in the form set forth on Exhibit C hereto.

“Notice” has the meaning set forth in Clause 11.2.1;

“Notified I/SP Adjustment Amount” has the meaning set forth in Clause 4.3.1;

“Notified Merial Adjustment Amount” has the meaning set forth in Clause 4.3.1;

“Offer” has the meaning set forth in Clause 7.4.1;

“Offer Notice” has the meaning set forth in Clause 7.4.3;

“Order” means any judgment, order, administrative order, writ, ruling, stipulation, injunction (whether permanent or temporary), award, decree or similar legal restraint of, or binding settlement having the same effect with, any Governmental Authority, including (a) any Decision and Order of the FTC in connection with the Merger, if it is either (i) accepted or approved by the FTC for public comment or (ii) issued as final by the FTC, and (b) any order or decision by the European Commission accepting undertakings from the parties to the Merger Agreement to divest in connection with the Merger;

“Ordinary Course” means, with respect to the I/SP Entities, the conduct of the I/SP Business in accordance with the I/SP Entities normal day-to-day customs, practices and procedures, consistent with past practice and, with respect to Merial, the conduct of the Merial Business in accordance with Merial’s normal day-to-day customs, practices and procedures, consistent with past practice;

“Other MAC Amount“ has the meaning set forth in Clause 4.5.2;

“Party” or “Parties” has the meaning set forth in the Preamble;

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other entity;

“Pre-Merger Stub Period” means the period (x) starting on the first day of the calendar quarter in which the Merger is completed and (y) ending on the day the Merger is completed.

“Post-Merger Stub Period” means the period (x) starting on the day immediately after the day on which the Merger is completed and (y) ending on the last day of the calendar quarter in which the Merger is completed.

“Regulatory Divestiture” has the meaning set forth in Clause 7.3.2;

“Related to the I/SP Business” means required or necessary for, used or held for use primarily or exclusively in connection with or otherwise material to the I/SP Business;

“Representatives” means, with respect to any Person, such Person’s accountants, counsel, financial and other advisers, representatives, consultants, directors, officers, employees, stockholders, partners, members and agents;

“ROFR Period” means, if this Agreement is terminated pursuant to Clause 9.1.3, the 18-month period immediately following such termination;

“SA Objection” has the meaning set forth in Clause 4.3.2;

“Sale Offer” has the meaning set forth in Clause 7.4.3;

“Sanofi-Aventis” has the meaning set forth in the Preamble;

“Satisfaction Date” means the date on which the conditions precedent set forth in Clauses 13.1.1 and 13.1.3 of the Contribution Agreement have been satisfied;

“Schering-Plough” has the meaning set forth in the Preamble;

“Share Purchase Agreement” has the meaning set forth in Recital (D);

“Shareholders’ Agreement” has the meaning set forth in Clause 3.4.2;

“SP Objection” has the meaning set forth in Clause 4.3.2;

“SPA Closing” means the closing of the transactions contemplated by the Share Purchase Agreement;

“SPA Closing Date” means the date of closing of the transaction contemplated by the Share Purchase Agreement;

“SPA Closing Date Balance Sheet” means the Merial Balance Sheet as of the SPA Closing Date (which shall be without any adjustments for purchase accounting with respect to the SPA Closing), as finally determined pursuant to Clause 7.1.7;

“Subsidiaries” means each corporation or other Person in which a Person (i) owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests or (ii) has the right to appoint or remove a majority of its board of directors or equivalent managing body;

“Termination Fee” has the meaning set forth in Clauses 11.1.2, 11.1.3 and 11.1.4;

 “Third Party” means any Person other than Schering-Plough, Merck, Sanofi-Aventis or Merial or any of their respective Affiliates;

“Threshold” has the meaning set forth in Clause 7.3.2;

“US GAAP” means the generally accepted accounting principles effective in the United States;

“Valuation Date” means the last day of the calendar quarter immediately preceding the Commencement Date;

“Valuation Notice” has the meaning set forth in Clause 4.1.3; and

“Valuer” has the meaning set forth in Clause 4.1.2.

2	Interpretation

	2.1	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

	2.2	Headings

The headings used in this Agreement have been adopted by the Parties for ease of reference only, and the Parties declare that these headings are not to be comprised in this Agreement and shall not in any event influence the meaning or interpretation of this Agreement.

	2.3	Schedules, etc.

References to this Agreement shall include any Exhibits, Schedules and Recitals to it and references to Clauses, Exhibits and Schedules are to Clauses of, Exhibits to and Schedules to, this Agreement.

	2.4	References to “directly or indirectly”

“Directly or indirectly” means (without limitation) either alone or jointly with any other Person and whether on its own account or in partnership with another or others or as the holder of any interest in or as an officer, employee or agent of or consultant to any other Person.

	2.5	Illustration

Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

	2.6	Monetary Figures

All references to monetary figures shall be in United States dollars unless otherwise specified.

	2.7	Name Change

All rights and obligations of Schering-Plough set forth in this Agreement shall continue unaffected by the fact that in the Merger Schering-Plough may change its name to Merck & Co., Inc.

3	Call Right

3.1	Call Right

3.1.1
Upon the terms and subject to the conditions of this Agreement, Schering-Plough hereby grants to Sanofi-Aventis, or any Affiliate of Sanofi-Aventis that Sanofi-Aventis may designate, an irrevocable option (the “Call Right”) to acquire from Schering-Plough (by way of contribution to Merial) all (but not less than all) of the then-outstanding equity interests in the I/SP Entities (holding all of the I/SP Business) following completion of the Merger such that Schering-Plough (and/or one or more Affiliates of Schering-Plough that Schering-Plough may designate) and Sanofi-Aventis (and/or one or more Affiliates of Sanofi-Aventis that Sanofi-Aventis may designate) each, following the completion of the adjustment, if any, contemplated by Clauses 3.6.2 and 3.6.3, respectively holds 50% of the equity interests in Merial.

3.1.2
Sanofi-Aventis may elect, in its sole and unfettered discretion, subject to the conditions set forth herein and only after consummation of the Merger, to exercise or not exercise the Call Right at any time on or prior to 5:00 p.m. New York City time on the Expiration Date in accordance with the provisions of Clause 3.5.1.

3.1.3	Schering-Plough grants this Call Right for payment by Sanofi-Aventis to Schering-Plough of the sum of one (1) US dollar in cash upon the execution hereof.

3.2	Due diligence

3.2.1
During the 10 Business Days following the completion of the Merger, Merck and Sanofi-Aventis shall use good faith efforts to negotiate and enter into a confidentiality agreement on customary and reasonable terms.  If by the end of such period they are unable to agree the form of, and enter into, such a confidentiality agreement, they shall execute and deliver on the last day of such period the New Confidentiality Agreement. Commencing no later than 10 Business Days following the completion of the Merger and continuing through the Expiration Date (such period, the “Due Diligence Period”), Merck and Schering-Plough shall provide Sanofi-Aventis and its Affiliates and their Representatives (including Merial personnel that are reasonably acceptable to Merck and Schering-Plough) with reasonable and prompt access during regular business hours to information regarding the I/SP Business that is reasonably necessary or customary for a transaction of this nature to conduct due diligence, including:

(i)
access to an electronic data room containing documents relating to the I/SP Business that were provided to Third Party bidders in the process conducted by Merck for the potential sale of the I/SP Business to one or more Third Parties (updated through the closing date of the Merger), including the right to make copies of the same; provided, however, that Sanofi-Aventis and its Representatives shall not have access to any information relating to any litigation between Sanofi-Aventis or its Affiliates, on the one hand, and Schering-Plough or its Affiliates, on the other hand, or the subject matter of such litigation;

(ii)	the provision of the following financial statements:

(a)	audited Abbreviated Financial Statements for the fiscal year ending December 31, 2008;

(b)	unaudited Abbreviated Financial Statements for the six-month period ended June 30, 2009 (subject to limited review standard by auditors);

(c)
any subsequent quarterly or Pre-Merger Stub Period unaudited Abbreviated Financial Statements prior to the Merger (subject to limited review standard by auditors), to be provided as soon as available but in any event no later than 45 days following the end of such quarter; and

(d)
any subsequent quarterly Post-Merger Stub Period unaudited financial statements following the Merger prepared in a form substantially consistent with the Abbreviated Financial Statements but reflecting purchase accounting and other potential changes, such as in allocation methodology, in connection with the Merger (subject to limited review standard by auditors), to be provided as soon as available but in no event later than 45 days following the end of such quarter (or if applicable law or regulation would not permit such delivery within such 45-day period, as soon as such applicable law or regulation would permit such delivery).

(iii)	any other up-to-date books, records or other information and documents relating to the I/SP Business as shall be reasonably requested by Sanofi-Aventis, subject to applicable law;

(iv)	access to the management team of the I/SP Business (through management presentations or otherwise);

(v)	access to the properties, assets and manufacturing facilities of the I/SP Business (through site visits); and

(vi)
recent Phase I or other more comprehensive environmental surveys for all relevant property of the I/SP Business, it being understood that in the case where a recent Phase I or more comprehensive environmental survey is not available or indicates potential issues may exist with respect to such property under relevant environmental or similar laws, Sanofi-Aventis shall be permitted to conduct sampling of soil, sediment, groundwater, surface water or building materials as Sanofi-Aventis reasonably requests and as approved by Schering-Plough, such approval not to be unreasonably withheld;

provided, however, that (a) Sanofi-Aventis and its Representatives shall take such action as is deemed necessary in the reasonable judgment of Schering-Plough to schedule such access and visits through a designated officer of Schering-Plough in such a way as to avoid disrupting in any material respect the normal business of the I/SP Business, (b) none of Schering-Plough, Merck or the I/SP Entities shall be required to take any action which would constitute a waiver of the attorney-client or other privilege to the extent that the Parties are unable to agree to a joint defense agreement that would extend any such privilege to Sanofi-Aventis and (c) Schering-Plough, the I/SP Entities and their respective Subsidiaries need not supply Sanofi-Aventis with any information which, in the reasonable judgment of Schering-Plough, or the I/SP Entities, (1) Schering-Plough, the I/SP Entities or any of their respective Subsidiaries are under a contractual or legal obligation not to supply or (2) is competitively sensitive and would, if provided, be reasonably be likely to create or increase the potential for legally prohibited conduct on the part of any Party.

3.2.2
For purposes of this Agreement, the “Commencement Date” shall be the date that is 10 Business Days following the completion of the Merger, except that if Sanofi-Aventis has complied with its obligations under the first sentence of Clause 3.2.1 and Merck and Schering-Plough shall not have provided Sanofi-Aventis reasonable access to the materials contemplated by Clause 3.2.1(i) and Clause 3.2.1(ii), subparagraphs (a) and (b) during such 10-Business Day period, the “Commencement Date” shall be the first date upon which Merck or Schering-Plough shall have provided Sanofi-Aventis reasonable access to the materials contemplated by Clause 3.2.1(i) and Clause 3.2.1(ii), subparagraphs (a) and (b).

3.3	Structure of the transaction

3.3.1
Upon exercise of the Call Right, the transactions described herein shall be made pursuant to the terms of a contribution agreement substantially in the form of Exhibit A attached hereto, with such disclosure schedules as shall be provided by the Parties (as such agreement may be modified in accordance with the terms of this Agreement, the “Contribution Agreement”), to be entered into by Sanofi-Aventis, Schering-Plough (and/or one or more Affiliates of Schering-Plough that Schering-Plough may designate) and Merial.

3.3.2
Until the 75th day of the Due Diligence Period, the Parties shall discuss and negotiate in good faith any desired amendments to (x) the structure of the transactions contemplated by this Agreement and the Contribution Agreement to the extent that any such proposal would conform to the principles specified in Clause 3.3.3 and/or (y) the other terms of the Contribution Agreement such as the representations, warranties and indemnities; provided that (i) no amendments shall be made to the structure of the transaction and/or the other terms of the Contribution Agreement unless the Parties agree thereto and (ii) in the event that the Parties are unable to otherwise agree on any such amendments, the Parties shall use the structure and the terms and conditions initially contemplated for by this Agreement and the Contribution Agreement.

3.3.3	For the purposes of Clause 3.3.2, the following principles shall be applied by the Parties:

(i)
the Parties agree to use their respective commercially reasonable efforts to maximize the tax efficiency to the Parties, Merial and its Subsidiaries, the I/SP Entities and their respective Affiliates of the transactions contemplated by this Agreement;

(ii)
the I/SP Entities, when transferred to Merial, shall comprise all of the right, title and interest of Schering-Plough and its Subsidiaries to the assets, liabilities and the employees Related to the I/SP Business at such time (subject to obtaining any necessary third-party consents), and shall not include any assets or employees other than those Related to the I/SP Business at such time or any liabilities (except to the extent related to the I/SP Business at such time). Other than as contemplated by the Contribution Agreement, Schering-Plough will not retain after Closing any properties, assets and rights that are Related to the I/SP Business at such time;

(iii)
Merck and Schering-Plough shall be responsible for and bear any costs associated with any restructuring required to segregate the I/SP Business from Schering-Plough and its Affiliates’ other operations as well as to effect the transfer of the I/SP Business to Merial; and

(iv)
the I/SP Business shall be transferred so that with the arrangements described in subclauses (a) and (b) below Merial may operate the I/SP Business, in combination with the Merial Business, on a stand-alone basis and substantially as conducted during the 12-month period prior to the exercise of the Call Right. Schering-Plough agrees (a) to grant any appropriate intellectual property licenses or other types of similar arrangements or (b) for a reasonable transitional service period to provide, at cost, and for an agreed period of time, any service provided by Schering-Plough to the I/SP Business immediately prior to Closing, as may be required to achieve a timely and efficient transfer of the I/SP Business, in particular in connection with assets, properties or services that are not Related to the I/SP Business at such time and employees who are not primarily or exclusively dedicated to the I/SP Business at such time that are retained by Schering-Plough and are required to operate the I/SP Business in the ordinary course.

3.3.4
Subject to applicable law, the combined entities’ headquarters, management team and management structure shall be as jointly determined by Merck and Schering-Plough, on the one hand, and Sanofi-Aventis, on the other hand.

3.4	Documentation

3.4.1
At or prior to the Closing, the applicable Parties shall enter into, or cause their respective Affiliates to enter into, any other document or agreement as is reasonably necessary to effect the transfer of the I/SP Entities to Merial (or any of its Affiliates) at the Closing.

3.4.2
At the Closing, the Parties shall enter into a new shareholders agreement for the combined I/SP Entities and Merial that shall have the same terms as the Master Agreement, other than terms that are no longer applicable due to the passage of time or change in facts (together with any other changes thereto as may be agreed between the Parties (if any), the "Shareholders Agreement"). Accordingly, Sanofi-Aventis shall prepare and deliver to Merck and Schering-Plough a proposed form of the Shareholders Agreement that memorializes the agreement set forth in the preceding sentence within 10 days of the date of this Agreement, and promptly, and in any event within three (3) Business Days, following the receipt of such proposed form, Merck and Schering-Plough shall deliver to Sanofi-Aventis a written confirmation of the receipt of such form substantially in the form attached hereto as Exhibit D. The Parties agree that they will make their best efforts to confirm the form of the Shareholders Agreement reflects the agreement set forth in the first sentence of this Clause 3.4.2 within 75 days of this Agreement.  For the avoidance of doubt and without limitation to the foregoing, the terms of the Master Agreement under the article headings Objectives and Strategies, Business Scope, Merial Venture Companies, Governance, Certain Tax Matters, Profit and Loss Allocations, Dividends, Covenants, Non-Competition, Termination, Transfer of Interests, Change of Control, Dispute Resolution and Arbitration and Miscellaneous, and the related definitions and interpretive provisions for such articles, shall be fully included in the terms of the Shareholders Agreement.

3.4.3
Within 30 calendar days of the Commencement Date, each of Merck and Schering-Plough, on the one hand, and Sanofi-Aventis, on the other hand, shall deliver to the other disclosure schedules setting forth one or more exceptions to, or disclosures required by, the representations and warranties set forth in the Contribution Agreement.  Each of the Parties may update such disclosure schedules at any time up until the fifth Business Day prior to the Expiration Date.

3.5	Exercise

3.5.1
Following the completion of the Merger, and provided that Sanofi-Aventis (or any of its Affiliates) has consummated the acquisition of the Merial shares under the Share Purchase Agreement, Sanofi-Aventis may exercise the Call Right at any time until 5:00 p.m. New York City time on the 90th calendar day following the Commencement Date (such date, as may be extended by the next sentence, the “Expiration Date”).  In the event that an Independent Valuer is appointed pursuant to Clause 4.1.5 below, or if the MAC Amount (as defined in the Share Purchase Agreement) or the Other MAC Amount have not been finally determined in accordance with the terms of the Share Purchase Agreement or the terms hereof, the Expiration Date shall be extended until 10 Business Days following the final determination of the MAC Amount, the Other MAC Amount, and of the I/SP Enterprise Value by the Independent Valuer.

3.5.2
Sanofi-Aventis may exercise the Call Right by delivering to Schering-Plough a written notice of such exercise in the form attached hereto as Exhibit E (the “Call Notice”), which notice shall, except as otherwise provided in Clause 9, be binding and irrevocable.

3.5.3
Upon exercise of the Call Right, the Parties undertake to execute the Contribution Agreement (incorporating any amendments as may be agreed by the Parties pursuant to Clause 3.3.2 and Clause 3.6.4) within five Business Days of delivery of such Call Notice.

3.6	Contribution Value

3.6.1
Upon the exercise of the Call Right in accordance with the terms hereof and subject to the satisfaction of the conditions precedent set forth in the Contribution Agreement, Schering-Plough agrees to (and to cause its Affiliates to) transfer and/or contribute the I/SP Entities to Merial in exchange for the issuance by Merial (the “Merial Issuance”) and transfer of a number of new shares in Merial with a value equal to the I/SP Contribution Value. The number of Merial shares to be issued to Schering-Plough shall be equal to the following calculation: I/SP Contribution Value divided by the Merial Share Value provided, however, that if a fraction of a Merial share would be issued pursuant to the foregoing calculation, Schering-Plough shall contribute to Merial an additional amount in cash equal to (x) the Merial Share Value minus (y) (i) the Merial Share Value multiplied by (ii) the fraction of a Merial share that would be issuable to Schering-Plough but for the operation of this proviso, and the number of Merial shares issued to Schering-Plough shall be correspondingly rounded upwards to the next whole integer.

3.6.2
The Merial shares, if any, held directly or indirectly by either Schering-Plough (and its Subsidiaries) or Sanofi-Aventis immediately following the Merial Issuance (and its Subsidiaries) in excess of 50% of the then outstanding aggregate Merial ordinary shares immediately following the Merial Issuance shall be the “Excess Shares”. It is the Parties’ intent that each of Schering-Plough and Sanofi-Aventis (and their relevant respective Subsidiaries) will each own 50% of the ordinary shares of Merial, 50% of the dividend rights of the ordinary shares of Merial and 50% of the voting rights in Merial.

3.6.3
In the event there are any Excess Shares, on the Closing Date, the Party holding such Excess Shares shall sell to the other Party, and the other Party shall purchase, the Excess Shares (provided that, if there are different classes of ordinary shares, such Party shall transfer such class of ordinary shares as it deems appropriate in its sole discretion) at a price per ordinary share equal to the Merial Share Value (such price, the “Excess Price”) by wire transfer of immediately available funds to an account designated by the seller of any such Excess Shares.

3.6.4
Until the 75th day of the Due Diligence Period, the Parties may mutually agree on an alternate mechanism differing from that of Clauses 3.6.2 and 3.6.3 for the equalization of ownership in Merial and I/SP at the Closing, and neither Party will unreasonably object to such an alternate mechanism if such Party and its Affiliates, the I/SP Entities and Merial and its Subsidiaries would not be adversely impacted (more than a de minimis amount) by such alternate mechanism.

4	Determination of Value

4.1	I/SP Enterprise Value

4.1.1
Following the completion of the Merger, Merck and Schering-Plough and Sanofi-Aventis shall, based on the method set out in Clause 4.2, determine the I/SP Enterprise Value on a stand-alone basis as at the Valuation Date in accordance with Exhibit B.

4.1.2
Upon commencement of the Due Diligence Period, each of Merck and Schering-Plough, on the one hand, and Sanofi-Aventis, on the other hand, shall appoint an investment bank (each a “Valuer”) to assist it in determining the I/SP Enterprise Value.  Each of Sanofi-Aventis and Schering-Plough shall bear the costs of the Valuer it appoints pursuant to this Clause 4.1.2.

4.1.3
Each of Sanofi-Aventis and Schering-Plough, together with their respective Valuers, shall reach its own independent conclusions as to the I/SP Enterprise Value in accordance with Exhibit B, and shall provide the other with a simultaneous written notice (each a “Valuation Notice”) setting forth its calculation of the I/SP Enterprise Value in accordance with Exhibit B by at least 10 days prior to the Expiration Date.

4.1.4
If the highest figure (the “High Value”) provided by one Party on its Valuation Notice for the I/SP Enterprise Value is less than or equal to 120% of the lower figure (the “Low Value”) provided by the other on its Valuation Notice, then the I/SP Enterprise Value, as the case may be, shall equal the average of the High Value and the Low Value.

4.1.5
If the applicable High Value is more than 120% of the Low Value, Schering-Plough and Sanofi-Aventis shall within 5 calendar days after receipt of the last Valuation Notice appoint a mutually agreed-upon independent investment bank that does not act as a consultant or otherwise provide services to Sanofi-Aventis, Merck or Schering-Plough (the “Independent Valuer”) to determine the I/SP Enterprise Value within 30 days of its appointment.  Failing such agreement, the Independent Valuer shall be appointed by the American Arbitration Association pursuant to the list of expert financial valuators maintained by such agency. If the value provided by the Independent Valuer is closer to the applicable High Value, then the I/SP Enterprise Value shall equal the average of the value provided by the Independent Valuer and the applicable High Value (provided that the I/SP Enterprise Value shall not be above the applicable High Value). If the value provided by the Independent Valuer is closer to the applicable Low Value, then the I/SP Enterprise Value shall equal the average of the value provided by the Independent Valuer and the applicable Low Value (provided that the I/SP Enterprise Value shall not be below the Low Value). The fees of the Independent Valuer shall be borne equally by Schering-Plough and Sanofi-Aventis.

4.1.6
The Independent Valuer shall act as an expert and not as an arbitrator.  The determination of the Independent Valuer shall be final and binding on the Parties (in the absence of manifest error in which case the determination shall be void and shall be remitted to the Independent Valuer for correction).

4.1.7
The Parties shall ensure that the Parties, the Valuers and the Independent Valuer have such access to the accounting records and other relevant documents of the Parties as they may reasonably require, subject to such confidentiality obligations as the Parties may consider appropriate.

4.1.8
The final determination of the I/SP Enterprise Value (whether by the Parties, together with the Valuers, or by the Independent Valuer) shall be accompanied by a written report setting out the details of the determination of such value. Subject to a Party receiving from the Independent Valuer confidentiality and non-reliance undertakings reasonably acceptable to such Party,  such Party may provide the Independent Valuer with a copy of the written report of its Valuer at the time the Independent Valuer is appointed.

4.1.9
For the purposes of this Clause 4, the Valuers and the Independent Valuers shall not be bound in their determinations by the Floor Price; provided, however, that if the I/SP Enterprise Value as determined in accordance with this Clause 4 is below the Floor Price, then the I/SP Enterprise Value shall be deemed to be equal to the Floor Price and such deemed I/SP Enterprise Value shall be used to calculate the final I/SP Value.

4.2	Method of determining the I/SP Contribution Value and the Merial Contribution Value

4.2.1	Upon occurrence of the Satisfaction Date, the Parties shall identify the Contribution Reference Date.

4.2.2
Within five Business Days of the Satisfaction Date, Schering-Plough shall provide to Sanofi-Aventis a certificate setting forth the I/SP Contribution Value together with a detailing of the forecasts, calculations, bases and assumptions relating thereto. The certificate shall contain a statement from Schering-Plough confirming that it has been prepared in good faith based on the information available at the time it was prepared and in compliance with the terms of this Agreement.

4.2.3
Within five Business Days of the Satisfaction Date, Sanofi-Aventis shall provide to Schering-Plough a certificate setting forth the Merial Contribution Value together with a detailing of the forecasts, calculations, bases and assumptions relating thereto. The certificate shall contain a statement from Sanofi-Aventis confirming that it has been prepared in good faith based on the information available at the time it was prepared and in compliance with the terms of this Agreement.

4.3	Method of Determining the I/SP Value and the Merial Value, the I/SP Adjustment Amount and the Merial Adjustment Amount

4.3.1	Preparation of the Closing Accounts

(i)
Schering-Plough and Sanofi-Aventis shall cause, respectively, the I/SP Entities and Merial to each prepare, under their respective responsibility, and in close cooperation with their respective independent accountants, and shall deliver to each other within 90 days following the Closing, the I/SP Closing Accounts and the Merial Closing Accounts (and in each case the related statements of their independent auditors) together with the resulting amount of (a) the I/SP Value together with a detailing of the forecasts, calculations, bases and assumptions relating thereto, (b) the Merial Value together with a detailing of the forecasts, calculations, bases and assumptions relating thereto, (c) the I/SP Adjustment Amount (such amount as notified being referred to as the “Notified I/SP Adjustment Amount”) and (d) the Merial Adjustment Amount (such amount as notified being referred to as the “Notified Merial Adjustment Amount”). Each of Schering-Plough and Sanofi-Aventis shall provide (and shall cause Merial and its Subsidiaries and the I/SP Entities to provide) all reasonable access to the books and records, any other information, including working papers of their respective independent accountants, and to any employees of Merial and its Subsidiaries and the I/SP Entities to the extent necessary for either Party and its auditors to prepare the Closing Financial Documents.

(ii)	Subject to Exhibit B, the items on the I/SP Closing Accounts and the Merial Closing Accounts will be calculated as of the Closing Date and according to US GAAP consistent with past practice.

The Closing Accounts shall be expressed in US$.

The I/SP Value and the Merial Value shall be determined on the assumptions and bases set forth in Exhibit B.

An example (for illustrative purposes only) of the calculation of the I/SP Adjustment Amount and Merial Adjustment Amount is set out in Schedule I of Exhibit B.

4.3.2	Review of the Closing Financial Documents

(i)
Each of Schering-Plough and Sanofi-Aventis shall complete their review within 45 days after delivery by the other of the relevant Closing Financial Documents. Each of Schering-Plough and Sanofi-Aventis shall provide (and shall cause Merial and its Subsidiaries and the I/SP Entities to provide) to the other Party and its accountants all reasonable access to the books and records, any other information, including working papers of its auditors, and to any employees of Merial and its Subsidiaries and the I/SP Entities to the extent necessary for each of Schering-Plough and Sanofi-Aventis and their respective auditors to exercise their review of the relevant Closing Financial Documents and necessary to equally participate in any discussion with each other.

(ii)
In the event that either Schering-Plough has objections to the Notified Merial Adjustment Amount and/or Sanofi-Aventis has objections to the Notified I/SP Adjustment Amount, they shall inform the other Party in writing (respectively a “SP Objection” or a “SA Objection”), setting forth a specific description of the basis and justification of the SP Objection or SA Objection, as applicable, and the proposed changes to, respectively, the Notified Merial Adjustment Amount or the Notified I/SP Adjustment Amount.

(iii)	For the avoidance of doubt, no objection may be made in respect of the I/SP Enterprise Value or the Merial Enterprise Value.

4.3.3	Response to Objection

Each of Schering-Plough and Sanofi-Aventis shall then have 20 days after the delivery of respectively the SA Objection and/or the SP Objection, to review and respond to that objection and for such a purpose shall benefit from the cooperation of the other Party, its independent accountants and employees of Merial and its Subsidiaries and the I/SP Entities to the same extent than as provided under Clause 4.3.2(i) above. If Schering-Plough and Sanofi-Aventis are unable to resolve all of their disagreements with respect to the determination of the foregoing items within these 20 days, any of Schering-Plough or Sanofi-Aventis or both of them may refer their remaining differences to an independent accountant in the United States of America that does not act as a consultant or otherwise provide services to Sanofi-Aventis, Merck or Schering-Plough (the “Expert”). In the event Schering-Plough and Sanofi-Aventis are unable to agree upon the selection of the Expert within 5 Business Days of the end of the aforementioned 20-day period, the Expert shall be appointed by the American Arbitration Association among independent accountants of international reputation (other than any such auditors who have, or whose office or related entities have, accepted any engagement or appointment from any of the Parties hereto on any of their respective Affiliates within the past 12 months) at the request of either Party.

4.3.4	Expert Review

The Expert shall determine, on the same basis and using the same principles and methods as are obligatory for the preparation of the Closing Accounts and the resulting I/SP Adjustment Amount and Merial Adjustment Amount according to this Agreement, and only with respect to the items of the SP Objection or the SA Objection not accepted or waived in writing by either Sanofi-Aventis or Schering-Plough, whether and to what extent either the Notified I/SP Adjustment Amount and Notified Merial Adjustment Amount require adjustment, if any.

The Expert shall be instructed to make its best efforts to deliver its written determination to Schering-Plough and Sanofi-Aventis no later than 20 days after the remaining differences underlying the SP Objection and/or SA Objection were referred to it.

The Expert shall act as an expert and not as an arbitrator. The determination of the Expert shall be final and binding on the Parties (in the absence of manifest error in which case the determination shall be void and shall be remitted to the Expert for correction). The Expert shall base its decision exclusively on the materials and arguments presented by the Parties and their respective auditors.

The Parties shall ensure that the Expert has such access to the accounting records and other relevant documents of the Parties, Merial and its Subsidiaries and the I/SP Entities (and their respective independent accountants) as it may reasonably require, subject to such confidentiality obligations, as the Expert may consider appropriate.

The fees and disbursements of the Expert shall be shared equally by Schering-Plough and Sanofi-Aventis.

4.3.5	Determination of Final I/SP Adjustment Amount and Final Merial Adjustment Amount

The “Final I/SP Adjustment Amount” shall be (i) the Notified I/SP Adjustment Amount in the event that no timely SA Objection is delivered to Schering-Plough, (ii) the Notified I/SP Adjustment Amount, adjusted in accordance with the SA Objection in the event that Schering-Plough does not timely respond to the SA Objection, or (iii) the Notified I/SP Adjustment Amount, as adjusted by either (x) the agreement between Schering-Plough and Sanofi-Aventis or (y) the Expert, as applicable.

The “Final Merial Adjustment Amount” shall be (i) the Notified Merial Adjustment Amount in the event that no timely SP Objection is delivered to Sanofi-Aventis, (ii) the Notified Merial Adjustment Amount, adjusted in accordance with the SP Objection in the event that Sanofi-Aventis does not timely respond to the SP Objection, or (iii) the Notified Merial Adjustment Amount, as adjusted by either (x) the agreement between Schering-Plough and Sanofi-Aventis or (y) the Expert, as applicable.

4.4	Final Closing Adjustment

4.4.1
If the Final I/SP Adjustment Amount is greater than the Final Merial Adjustment Amount, then Sanofi-Aventis will pay to Schering-Plough an amount equal to 50% of the absolute amount of the difference between the Final I/SP Adjustment Amount and the Final Merial Adjustment Amount.

4.4.2
If the Final Merial Adjustment Amount is greater than the Final I/SP Adjustment Amount, then Schering-Plough will pay to Sanofi-Aventis an amount equal to 50% of the absolute amount of the difference between the Final Merial Adjustment Amount and the Final I/SP Adjustment Amount.

4.4.3
For the avoidance of doubt, the Parties agree that the I/SP Enterprise Value and the Merial Enterprise Value shall be calculated pursuant to Clause 4.1 and Exhibit B without regard to the adjustments thereto pursuant to Clause 4.2 and Clause 4.3.

4.5	Merial Material Adverse Change

4.5.1
If between the SPA Closing Date and the completion date of the Merger, Merck becomes aware of an event, change or circumstance arising after the SPA Closing Date that it believes constitutes a Merial MAC, Merck shall notify Sanofi-Aventis of such event, change or circumstance in writing as promptly as reasonably practicable (the “MAC Occurrence Notice”), but in any event prior to the completion date of the Merger. The MAC Occurrence Notice shall contain in reasonable detail the basis for the belief that a Merial MAC has occurred and, if possible, a good faith estimate of the Other MAC Amount (defined below). If Sanofi-Aventis disagrees with Merck’s determination that a Merial MAC has occurred after the SPA Closing Date, Sanofi-Aventis shall notify Merck in writing within ten Business Days of its receipt of the MAC Occurrence Notice that it disagrees that a Merial MAC has occurred (the “MAC Dispute Notice”).  During the thirty-day period following Merck’s receipt of the MAC Dispute Notice (the “MAC Occurrence Negotiation Period”), the Parties agree to negotiate in good faith to resolve the disagreement.  Any resolution agreed to in writing by Sanofi-Aventis and Merck during the MAC Occurrence Negotiation Period shall be final and binding upon the Parties.  If Sanofi-Aventis and Merck are unable to resolve the disagreement within the MAC Occurrence Negotiation Period, then the dispute shall be settled by arbitration, to be held in the Borough of Manhattan, New York, New York, administered by the American Arbitration Association under its Procedures for Large, Complex Commercial Disputes (the “AAA Complex Commercial Rules”) and judgment on the award rendered by the MAC Arbitrators may be entered in any court having jurisdiction thereof. In any such arbitration, the parties shall appoint a panel of three individuals each of whom is suitably qualified and experienced in determining disagreements of this nature (the “MAC Arbitrators”) within fifteen days of the end of the MAC Occurrence Negotiation Period to resolve the disagreement and make a final determination as to whether a Merial MAC has occurred after the SPA Closing Date.  If Sanofi-Aventis and Merck are unable to agree upon the individuals to be appointed as MAC Arbitrators within such fifteen day time period, then the MAC Arbitrators shall be designated by the American Arbitration Association in New York, New York, United States. The MAC Arbitrators shall deliver to Sanofi-Aventis and Merck, as promptly as practicable and in any event within thirty days after their appointment, a written report setting forth their final determination, as determined by at least a majority of the MAC Arbitrators and in accordance with the AAA Complex Commercial Rules, as to whether a Merial MAC has occurred after the SPA Closing Date.  Such determination shall be final and binding upon all of the Parties to this Agreement.

4.5.2
If Sanofi-Aventis does not deliver to Merck a MAC Dispute Notice within ten Business Days of Sanofi-Aventis’ receipt of a MAC Occurrence Notice, or if a final determination is made pursuant to the procedures set forth in Clause 4.5.1 hereof that a Merial MAC has occurred after the SPA Closing Date, Sanofi-Aventis and Merck and Schering Plough shall work together in good faith in order to determine the monetary amount by which the Merial MAC that occurred after the SPA Closing Date decreased the Merial Enterprise Value (the “Other MAC Amount”).

4.5.3	The Other MAC Amount shall be calculated by the Parties or the MAC Valuer (defined below) based upon a discounted cash flow methodology as commonly applied in financial valuations.

4.5.4
In the event that Sanofi-Aventis and Merck and Schering Plough are unable to agree on the value of the Other MAC Amount pursuant to Clause 4.5.2 within thirty Business Days (the “MAC Amount Negotiation Period”), then the Parties shall appoint within fifteen days of the end of the MAC Amount Negotiation Period an investment bank of national standing (the “MAC Valuer”) agreed to by Sanofi-Aventis and Merck.  If Sanofi-Aventis and Merck are unable to agree upon the MAC Valuer within such fifteen-day time period, then the MAC Valuer shall be an investment bank of national standing that does not act as a consultant or otherwise provide services to Sanofi-Aventis, Schering-Plough or Merck designated by the American Arbitration Association in New York, New York, United States.  Both of Sanofi-Aventis and Merck shall provide the MAC Valuer with a reasonably detailed description of each item of the calculation of the Other MAC Amount about which the Parties are in disagreement (each a “MAC Amount Dispute Item”).  The MAC Valuer shall only consider those MAC Amount Dispute Items not resolved between Sanofi-Aventis and Merck during the MAC Amount Negotiation Period and shall be instructed to resolve such MAC Amount Dispute Items in accordance with the terms and provisions of this Agreement.  The MAC Valuer shall deliver to Sanofi-Aventis and Merck, as promptly as practicable and in any event within thirty days after its appointment, a written report setting forth the resolutions of any unresolved MAC Amount Dispute Items determined in accordance with the terms herein and a final determination as to the Other MAC Amount.  The MAC Valuer shall select as a resolution the position of either Sanofi-Aventis or Merck for each MAC Amount Dispute Item (based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review) and may not impose an alternative resolution.  Such report shall be final and binding upon all of the Parties to this Agreement.

4.5.5	The fees, expenses and costs of the MAC Arbitrators and of the MAC Valuer shall be borne equally by Sanofi-Aventis and Merck.

4.5.6	The Other MAC Amount shall only be taken into account in order to determine the Merial Enterprise Value in accordance with the provisions of Exhibit B.

4.5.7
Sanofi-Aventis undertakes to promptly inform Merck if, to the Knowledge of Sanofi-Aventis, any event, change or circumstance which would be reasonably likely to constitute a Merial MAC occurs after the SPA Closing Date and prior to the completion date of the Merger.

5	Representations and Warranties

	5.1	As of the date hereof and as of the Closing Date, each Party represents to the other Parties as follows:

		5.1.1	Organization, good standing and qualification

The Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Party has the requisite corporate power and authority to execute and deliver this Agreement, and to carry out the transactions contemplated hereby and to perform each of its obligations hereunder. The Party is not in violation of any material provision of its organizational documents.

		5.1.2	Corporate authorization

The execution, delivery and performance by the Party of this Agreement has been duly and validly authorized by the relevant corporate bodies of the Party.

		5.1.3	Enforceability

This Agreement has been duly and validly executed and delivered by the Party and, assuming the due and valid execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Party enforceable against the Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally.

		5.1.4	No contravention

The execution, delivery and performance by the Party of this Agreement and the consummation by the Party of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Party or (ii) conflict with or constitute a violation of any provision of any material law binding upon or applicable to the Party or any of its properties or assets.

		5.1.5	Consents and approvals

Except for any required filings and or notices required by the Merger Control Authorities, no consent, approval, waiver or authorization is required to be obtained by the Party from, and no notice or filing is required to be given by the Party to, or made by the Party with, any governmental entity, regulatory authority or court in connection with the execution, delivery and performance by the Party of this Agreement, other than in all cases where the failure to obtain such consent, approval, waiver or authorization, or to give or make such notice or filing, individually or in the aggregate, have not and will not materially impair or delay the ability of the Party to perform its obligations under this Agreement.

		5.1.6	No Brokers

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, other than, with respect to Merck and Schering-Plough, Credit Suisse (the fees and expenses of which shall not be incurred or suffered by Sanofi-Aventis or any of its Affiliates or any of the I/SP Entities) and, with respect to Sanofi-Aventis, Evercore Partners (the fees and expenses of which shall be paid by Sanofi-Aventis). No engagement letters obligate Merial and its Subsidiaries or any of the I/SP Entities to continue to use their services or pay fees or expenses in connection with any future transaction.

	5.2	Survival

The representations and warranties contained in this Agreement shall survive indefinitely the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein.

6	Closing

6.1
Upon exercise of the Call Right and satisfaction of the conditions precedent set out in the Contribution Agreement, the completion of the transfer (by way of purchase or contribution) of the I/SP Business to Merial pursuant to Clause 3.6 (the “Closing”) shall take place at the offices of Linklaters LLP, 1345 Avenue of the Americas, New York, New York at 10:00 a.m. on the date that is determined in accordance with the Contribution Agreement (the “Closing Date”). At the Closing:

6.1.1	Schering-Plough shall cause the shares of the I/SP Entities to be contributed, free and clear of any Encumbrances, to Merial as further described in the Contribution Agreement;

6.1.2
Sanofi-Aventis shall cause to be delivered by Merial to Schering-Plough, or any Affiliate that Schering-Plough may designate, newly issued Merial shares as set forth in Clause 3.6, free and clear of any Encumbrances in consideration of the contribution of the shares of the I/SP Entities and shall sell to (or caused to be sold to) or acquire (or cause to be acquired) from Schering-Plough, or any Affiliate that Schering-Plough may designate, (and Schering-Plough agrees to acquire from or sell to Sanofi-Aventis) for cash such number of Merial shares, which results in Schering-Plough owning in aggregate 50% of the share capital in Merial, all as further described in Clause 3.6 hereof;

6.1.3	Sanofi-Aventis and Schering-Plough shall, and Sanofi-Aventis shall cause Merial to, execute and deliver the Shareholders’ Agreement;

6.1.4
Sanofi-Aventis, Merial and Schering-Plough shall each deliver all other instruments, agreements, certificates and documents required to be delivered by such Party on or prior to the Closing Date pursuant to this Agreement or the Contribution Agreement; and

6.1.5
Sanofi-Aventis or any of its Affiliates shall pay the sum of US$750,000,000, as additional consideration, by wire transfer of immediately available funds to one or more accounts designated by Schering-Plough or any of its Affiliates at least three (3) Business Days prior to the Closing Date.

7	Covenants of the Parties

7.1	Covenants of Sanofi-Aventis and Merial

7.1.1
From the SPA Closing Date until the earlier of the execution of the Contribution Agreement or the termination of this Agreement in accordance with its terms, Sanofi-Aventis shall cause Merial to (i) conduct the Merial Business in the Ordinary Course, (ii) use its commercially reasonable efforts to preserve intact the Merial Business, including the assets and the relationships of Merial with its customers and suppliers and others having business dealings with it, (iii) use its commercially reasonable efforts to keep available the services of the present officers and significant employees of Merial, (iv) maintain the books and records of Merial in the ordinary manner, (v) use its commercially reasonable efforts to preserve the goodwill and ongoing operations of Merial, (vi) not issue, sell, transfer, split, combine or reclassify any equity securities of Merial, and (vii) not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization.

7.1.2
From the SPA Closing Date until the earlier of the execution of the Contribution Agreement or the termination of this Agreement in accordance with its terms, Sanofi-Aventis shall cause Merial to not pay (i) any dividend (including interim dividends or other similar forms of distribution), other than dividends or distributions that would be reflected in the calculation of the Merial Value pursuant to Clause 4.3, or (ii) effect any redemption of shares or otherwise effect a return of share capital.

7.1.3
From the SPA Closing Date until the earlier of the execution of the Contribution Agreement or the termination of this Agreement in accordance with its terms, Sanofi-Aventis and its Affiliates shall (i) maintain Merial principally as a stand-alone entity, provided that Sanofi-Aventis may cause Merial and its Subsidiaries to enter into customary agreements and intercompany arrangements for items such as cash management, tax sharing, data sharing and other similar ordinary course purposes and (ii) not otherwise enter into new agreements, or modify any existing agreements, between Sanofi-Aventis or its Affiliates, on the one hand, and Merial or its Subsidiaries, on the other hand, that would continue to be effective following the Closing unless such agreements are substantially on an arm’s-length basis.

7.1.4
Following the Closing, Sanofi-Aventis shall, and shall cause its respective Affiliates, from time to time, to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Schering-Plough, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

7.1.5
From the SPA Closing Date, until the earlier of the execution of the Contribution Agreement or termination of this Agreement in accordance with its terms, Sanofi-Aventis undertakes (i) not to sell, transfer, donate, grant any option over or otherwise dispose of or permit the sale or the transfer of Merial or any of its Subsidiaries or all or substantially all of the rights, title, interests in and to the properties, assets and rights owned by Merial or any of its Subsidiaries to a third party, and (ii) without limiting Sanofi-Aventis’ rights hereunder, not to take any other action which is inconsistent with the provisions of this Agreement or the Contribution Agreement.

7.1.6	The provisions of this Agreement shall not prohibit the conversion of the preference shares currently issued by Merial into ordinary shares of Merial after the SPA Closing Date.

7.1.7
No later than ninety (90) days after the SPA Closing Date, Sanofi-Aventis shall deliver to Merck a proposed SPA Closing Date Balance Sheet.  Merck will have thirty (30) days following receipt thereof to review the proposed SPA Closing Date Balance Sheet.  If Merck objects in writing to all or part of the proposed SPA Closing Date Balance Sheet within such thirty (30) day period, the Parties will use their commercially reasonable efforts to resolve all such disputes.  If the Parties are unable to resolve all of their disagreements with respect to the proposed SPA Closing Date Balance Sheet within twenty (20) days, the Parties will refer their remaining differences to the Expert pursuant to the procedures set forth in Clauses 4.3.3 and 4.3.4.  The final SPA Closing Date Balance Sheet shall be the proposed SPA Closing Date Balance Sheet delivered to Merck by Sanofi-Aventis together with any revision thereto agreed between the Parties or resolved by the Expert pursuant to this Clause 7.1.7.

7.2	Covenants of Merck and Schering-Plough

7.2.1
From the date of closing of the Merger until the earlier of the execution of the Contribution Agreement or the termination of this Agreement in accordance with its terms, Schering-Plough shall cause the I/SP Entities to (i) conduct the I/SP Business in the Ordinary Course, (ii) use their commercially reasonable efforts to preserve intact the I/SP Business, including the assets and the relationships of the I/SP Entities with their respective customers and suppliers and others having business dealings with them, (iii) use their commercially reasonable efforts to keep available the services of the present officers and significant employees of the I/SP Business, (iv) use their commercially reasonable efforts to maintain the books and records of the I/SP Entities in the ordinary manner, (v) use their commercially reasonable efforts to preserve the goodwill and ongoing operations of the I/SP Entities and (vi) not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization which would restrict the ability to complete the transactions contemplated by this Agreement or the Contribution Agreement upon the terms defined herein and therein.

7.2.2
From the Valuation Date until the earlier of the execution of the Contribution Agreement or the termination of this Agreement in accordance with its terms, Schering-Plough shall cause the I/SP Entities to not (i) pay any dividend (including interim dividends or other similar forms of distribution), other than dividends or distributions that would be reflected in the calculation of the I/SP Value pursuant to Clause 4.3 and Exhibit B or (ii) effect any redemption of shares or otherwise effect a return of share capital.

7.2.3
Following the Closing, Schering-Plough shall, and shall cause its Affiliates, from time to time, to execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Sanofi-Aventis, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

7.2.4
From the date of this Agreement until the earlier of the execution of the Contribution Agreement or the termination of this Agreement in accordance with its terms, Schering-Plough and its Affiliates shall (i) maintain the I/SP Business principally as a stand-alone entity to the same extent as they were stand-alone entities prior to the date hereof, provided that Schering-Plough may cause I/SP and its Subsidiaries to enter into customary agreements and intercompany arrangements for items such as cash management, tax sharing, data sharing, human resources and other similar ordinary course purposes and (ii) not otherwise enter into new agreements, or modify any existing agreements, between Schering-Plough or its Affiliates, on the one hand, and I/SP or its Subsidiaries, on the other hand, that would continue to be effective following the Closing unless such agreements are substantially on an arm’s-length basis.

7.2.5
From the date of this Agreement until the earlier of the execution of the Contribution Agreement or termination of this Agreement in accordance with its terms, Merck and Schering-Plough undertake (i) to cease and not to solicit, initiate, engage or participate, directly or indirectly, in any discussions or negotiations with any other Person regarding the transactions contemplated by this Agreement or the Contribution Agreement, (ii) not to sell, transfer, donate, grant any option over or otherwise dispose of or permit the sale or the transfer of the I/SP Entities or all or substantially all of the rights, title, interests in and to the properties, assets and rights owned by the I/SP Entities to a third party, and (iii) without limiting Schering-Plough’s rights hereunder, not to take any other action which is inconsistent with the provisions of this Agreement or the Contribution Agreement.  Nothing in this Clause 7.2.5 shall prohibit or limit in any way Schering-Plough from taking any actions permitted under Section 6.4 (No Solicitation) of the Merger Agreement as in effect on the date hereof.

7.2.6
Merck and Schering-Plough shall not make any filing under Competition Laws for approval of the Merger by the European Commission until the earlier of (i) September 17, 2009 and (ii) the SPA Closing Date (the “Earliest EC Filing Date”). Merck and Schering-Plough undertake to provide Sanofi-Aventis with a full copy of the clearance decision of the European Commission in respect of the Merger (save for business confidential information) within two Business Days of the receipt of such decision by Merck or Schering-Plough.  For the avoidance of doubt, nothing in this Agreement shall prohibit Merck and Schering-Plough from making any such filing on or after the Earliest EC Filing Date.

7.2.7
From the SPA Closing Date until the earlier of (i) the Closing Date or (ii) the later of (a) termination of this Agreement in accordance with its terms and (b) the date of the completion of the Merger, if Merck (or any of its Affiliates), or, after the completion of the Merger, Schering-Plough (or any of its Affiliates), purchases, merges with or otherwise acquires, directly or indirectly, any Third Party that has Merial Venture Business operation (as defined in the Master Agreement) then such Third Party will be deemed to be an Acquired Entity under Clause 15.1(d) of the Master Agreement and the provisions of such Clause shall be applicable to such purchase, merger or acquisition.

7.3	Covenants of Each Party

7.3.1
In the event the Call Right is exercised, each of the Parties shall use its commercially reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done all things, necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

7.3.2
In the event the Call Right is exercised, in furtherance and not in limitation of the foregoing, from and after the date the Call Right is exercised, each Party shall use its commercially reasonable efforts to take any and all steps necessary to avoid or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Competition Laws so as to enable the Parties hereto to close the transactions as promptly as practicable, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divesture or disposition of any assets, properties or businesses of Merial and its Subsidiaries or the I/SP Business and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Merial’s, Sanofi-Aventis’, I/SP Business’, Schering-Plough’s or Merck’s freedom of action with respect to, or their ability to retain, one or more of the businesses, product lines or assets of Merial or its Subsidiaries or of the I/SP Business, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing (a “Regulatory Divestiture”); provided, however, that nothing in this Clause 7.3.2 or this Agreement shall require the Parties to effect a Regulatory Divestiture of assets or businesses of Merial and its Subsidiaries and of the I/SP Business that in the aggregate, generated more than 20% of the combined sales of Merial and its Subsidiaries and the I/SP Business during the 12 calendar months prior to the Valuation Date (the “Threshold”).  To the extent applicable, each of the Parties shall use its commercially reasonable efforts to in good faith identify and mutually agree upon which assets or businesses of Merial and its Subsidiaries, and/or the I/SP Business would be most economically advantageous to be subject to Regulatory Divestiture in light of the transactions contemplated by the Call Right.

7.3.3
In the event that any Regulatory Divestiture is required by a Merger Control Authority to be completed prior to the Closing, the Party conducting such Regulatory Divestiture shall ensure that any after tax cash proceeds or other consideration received in connection with such Regulatory Divestiture are retained in the I/SP Entities or Merial and its Subsidiaries, as applicable, and the relevant valuation for I/SP or Merial, as the case may be, shall not be adjusted pursuant to Exhibit B as a result of such Regulatory Divestiture or such after-tax cash proceeds or other consideration.

7.3.4
The Parties agree that (i) as of the date hereof, no withholding (including, without limitation, under Section 1445(e) of the Internal Revenue Code and Section 1.1445-11T of the Treasury Regulations) is required under current law with respect to the transactions contemplated by this Agreement and (ii) all payments and deliveries required with respect to the transactions contemplated by this Agreement shall be made free and clear of, and without withholding or deduction of, any Taxes, unless withholding or deduction of such Taxes is required by reason of a change in law occurring after the date hereof.

7.4	Right of First Refusal

7.4.1
If (i) Merck shall have terminated this Agreement pursuant to Clause 9.1.3 below, (ii) Sanofi-Aventis has acquired the Shares (as such term is defined in the Share Purchase Agreement) under the Share Purchase Agreement, and (iii) the Merger shall have occurred, the Parties agree that if, during the ROFR Period, Schering-Plough receives a bona fide written offer (the “Offer”) from a Third Party to purchase, directly or indirectly, in any manner, all, or a significant portion of, the I/SP Business or a controlling ownership of any class of equity securities of all or a significant portion of the I/SP Entities, Schering-Plough shall not accept such Offer unless it has first provided Sanofi-Aventis the opportunity to acquire all or such portion of the I/SP Business or such securities, as the case may be, on the same price, information access and terms as offered by or provided to the Third Party (the “Matching Opportunity”), in accordance with the procedures set forth in Clause 7.4.3.  For the avoidance of doubt, the Matching Opportunity shall be available to Sanofi-Aventis with respect to any bona fide offer made by a Third Party during the ROFR Period up to and until the date upon which such Offer is irrevocably withdrawn by such Third Party or rejected by Schering-Plough even if that withdrawal or rejection occurs following the end of the ROFR period. The Matching Opportunity shall not be available unless Schering-Plough determines to accept such bona fide Offer.

7.4.2
The Parties agree that if (i) Merck shall have terminated this Agreement pursuant to Clause 9.1.3 below, (ii) Sanofi-Aventis has acquired the Shares (as such term is defined in the Share Purchase Agreement) under the Share Purchase Agreement and (iii) the Merger shall have occurred and, during the ROFR Period, Schering-Plough conducts a Third Party sale process or enters into any discussions with a Third Party for the sale of I/SP Business, Schering-Plough shall allow Sanofi-Aventis to participate in the sale process/discussions on the same terms as the other participants.  For the avoidance of doubt, Sanofi-Aventis shall be permitted to participate in such sale process/discussions up to and until the point in time at which such process/discussions are terminated with all Third Parties. The provisions of this Clause 7.4.2 are without prejudice to the rights of Sanofi-Aventis under Clause 7.4.1.

7.4.3
In the case of an Offer that Schering-Plough desires to accept, Schering-Plough shall provide Sanofi-Aventis with a notice (the “Offer Notice”) of the Offer, including (i) the principal terms and conditions of the Offer (e.g., price and proposed date of sale) and (ii) an irrevocable offer (the “Sale Offer”) by Schering-Plough to sell the I/SP Business at the price offered by the Third Party to Sanofi-Aventis, such price to be payable on terms and conditions no less favorable than those provided by the Third Party (save for any merger control approvals or other required regulatory approvals that would be required if Sanofi-Aventis accepts the Sale Offer).

Subject to entering into a customary confidentiality agreement (which, if terms cannot be agreed within three (3) calendar days, shall be on substantially the same terms as the Third Party making the Offer), Schering-Plough shall, at the same time as the Offer Notice, grant Sanofi-Aventis access to all information provided to the Third Party in respect of the I/SP Business or the subject matter of the Offer for the same period of time the Third Party had access to such information.

In the event the price offered by the Third Party is not entirely in cash (such as in the case of a merger or contribution in-kind), Schering-Plough shall, together with the Offer Notice, provide Sanofi-Aventis with a good faith valuation in cash of the consideration offered by the Third Party. Absent an agreement between Sanofi-Aventis and Schering-Plough within 20 calendar days of the Offer Notice on such valuation, Sanofi-Aventis and Schering-Plough shall appoint an independent investment bank to be agreed upon by Sanofi-Aventis and Schering-Plough to act as an independent valuer in order to determine the valuation in cash of the consideration offered by the Third Party, in which case the provisions of Clauses 4.1.6 and 4.1.7 shall apply mutatis mutandis and such independent valuer shall use its best efforts to provide Sanofi-Aventis and Schering-Plough with a valuation within 30 calendar days of its appointment. The independent valuer appointed pursuant to this Clause 7.4.3 shall make the determination of the cash value with reference to criteria that such independent valuer deems appropriate.

Sanofi-Aventis shall either accept or reject such Sale Offer within 30 calendar days following the delivery of the Offer Notice (provided that such period shall be suspended until (i) Sanofi-Aventis has been granted access to the same information as provided to the Third Party and had at least the same period of time the Third Party had to review such information; and (ii) determination of a cash price in the event the price offered by the Third Party is not entirely in cash and the provisions of the preceding paragraph on the determination of a cash price are implemented), after which time the Sale Offer will expire.

7.4.4
If Sanofi-Aventis does not accept the Sale Offer from Schering-Plough with respect to the I/SP Business during the 30-calendar day period (subject to the applicable suspensions of that period as provided in Clause 7.4.3) for which a Sale Offer shall remain open, Schering-Plough may sell the I/SP Business to the Third Party that made the Offer at any time following the expiration of such 30-day period; provided that any sale pursuant to the Offer shall be made on terms no more favorable in the aggregate to the Third Party making the Offer than the terms contained in the Sale Offer.

7.5	Cooperation

7.5.1
The Parties agree to cooperate, together with their outside counsels, in order to (i) identify those jurisdictions in which filings with Merger Control Authorities need to or should be made, (ii) to provide information relevant in that respect and (iii) if applicable, identify and mutually agree upon, in accordance with Clause 7.3.2, the assets or businesses of Merial or its Subsidiaries or the I/SP Business that may be subject to a Regulatory Divestiture.

7.5.2
Each Party shall use its commercially reasonable efforts to cooperate and to the extent practicable consult with each other in order to (x) comply promptly with all legal requirements which may be imposed on one of them with respect to this Agreement and the transactions contemplated hereby (which actions shall include furnishing all information required by applicable law in connection with approvals of or filings with any Governmental Authority or Merger Control Authority) and (y) take any reasonable action reasonably necessary to vigorously defend, lift, mitigate, or rescind the effect of any litigation or administrative proceeding adversely affecting the transactions contemplated by this Agreement, or the Contribution Agreement, including promptly appealing any adverse court or administrative decision. The Parties shall keep each other informed of any information and documents requested by any Merger Control Authority in respect of the transaction contemplated herein.

7.5.3
Nothing contained in this Clause 7.5 shall be construed as requiring the Parties to submit to or proffer to any terms or conditions as a condition to, or in connection with, making any filings with Merger Control Authorities, that would require Regulatory Divestitures in excess of the Threshold.

8	(Intentionally Omitted)

9	Termination

9.1	Termination

This Agreement may be terminated at any time prior to the Closing:

9.1.1
prior to the consummation of the Merger, by the written agreement of Sanofi-Aventis and Merck (provided that prior to the consummation of the Merger Schering-Plough shall have consented to any action by Merck pursuant to this Clause 9.1.1);

9.1.2	(Intentionally omitted);

9.1.3
prior to the consummation of the Merger, by Merck, (i) on or after September 30, 2009 if the FTC staff has not, by September 30, 2009, recommended to the FTC a proposed Decision and Order for the Merger that does not prohibit nor render impossible the consummation of the transactions contemplated by this Agreement and the Contribution Agreement or (ii) at any time following November 6, 2009 until the completion of the Merger, for any reason (the payment of the Termination Fee being a precondition to the effectiveness of any termination under this Clause 9.1.3 occurring after the SPA Closing Date);

9.1.4
by Sanofi-Aventis if the competition clearance decision of the European Commission with respect to the Merger would have the effect of prohibiting or rendering the consummation of the Call Right and/or the provisions of the Contribution Agreement impossible within two (2) years from the date of such decision;

9.1.5
by Merck (provided that prior to the consummation of the Merger Schering-Plough shall have consented to any action by Merck pursuant to this Clause 9.1.5), in the event a Merial MAC occurs between the completion of the Merger and the earlier of the exercise of the Call Right and the Expiration Date;

9.1.6	by Sanofi-Aventis in its sole discretion at any time before the exercise of the Call Right and thereafter upon termination of the Contribution Agreement;

9.1.7	by any Party, by written notice to the other Party if the Share Purchase Agreement shall have been terminated pursuant to its terms; and

9.1.8
by Merck (provided that prior to the consummation of the Merger Schering-Plough shall have consented to any action by Merck pursuant to this Clause 9.1.8) in its sole discretion at any time (x) after 5:00 p.m. New York City time on the Expiration Date if Sanofi-Aventis has not exercised the Call Right prior to such date or (y) after termination of the Contribution Agreement.

9.1.9
by Merck or Schering-Plough, if the Merger Agreement is terminated (the payment of the Termination Fee being a precondition to the effectiveness of any termination under this Clause 9.1.9 occurring after the SPA Closing Date).

9.2	Effect of Termination

In the event of the termination of this Agreement pursuant to the provisions of Clause 9.1, this Agreement shall become void and have no effect, except with respect to Clauses 7.2.7, 7.4, 9.2, 10 and 11 which shall survive such termination, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any Party hereto, or any of its Affiliates or Representatives, except for any liability resulting from such Party’s breach of this Agreement.

10	Confidentiality and Announcements

10.1	Announcements

Pending Closing, no announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any Party without the prior written approval of the other Parties. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognized stock exchange on which the shares of any Party are listed, but the Party with an obligation to make an announcement or issue a circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

Notwithstanding the foregoing, upon the signing of this Agreement each Party shall be authorized to make a public announcement of the transactions contemplated by this Agreement with the prior approval of the other Parties.

10.2	Confidentiality

10.2.1
The Parties hereby agree that any information they receive from or on behalf of any other Party or any Affiliate of any other Party, which receipt arises out of the transactions contemplated by this Agreement (the “Confidential Information”) shall: (a) be used solely for the purpose of performing the transactions contemplated by this Agreement; (b) not be used directly or indirectly in any way that is for competitive purposes; and (c) be kept confidential by such Party and its Representatives and be used only for the purposes of this Agreement; provided, however, that any such Confidential Information may be disclosed only to their Representatives who (a) need to know such Confidential Information and (b) are not involved in the management or operations of the I/SP Business or Merial, as applicable.  It is understood that such Representatives shall be informed by the applicable Party of the confidential nature of such Confidential Information, and that each Party shall be responsible for any disclosure or use made by their Representatives in breach of obligations under this Agreement to the same extent as if such disclosure or use had been made directly by such Party. The obligations of confidentiality and non-use set forth in this Agreement shall expire five years after the date of this Agreement.

10.2.2
Each Party will as soon as practicable notify each other Party of any breach of this Agreement of which they become aware, and will use commercially reasonable efforts to assist and cooperate with each other Party in minimizing the consequences of such breach. If a Party or any of their Representatives are legally required or requested to disclose any Confidential Information, they will, unless otherwise prohibited by law or regulation, promptly notify each other Party of such request or requirement so that each such other Party may seek to avoid or minimize the required disclosure and/or obtain an appropriate protective order or other appropriate relief to ensure that any Confidential Information so disclosed is maintained in confidence to the maximum extent possible by the person receiving the disclosure, or, in each such other Party’s discretion, to waive compliance with the provisions of this Agreement. In any such case, the Parties agree to cooperate and use reasonable efforts to avoid or minimize the required disclosure and/or obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, any Party or its Representatives is legally obligated to disclose any Confidential Information, they will disclose only so much thereof to the Party compelling disclosure as they believe in good faith, on the basis of advice of counsel, is required by law. Each Party shall give each other Party prior written notice of the specific Confidential Information that they believe they are required to disclose under such circumstances.

10.2.3
All Confidential Information disclosed by or on behalf of any Party or any of its Affiliates shall be, and shall remain, the property of such Party or such Affiliate. At any time at the written request of the disclosing Party, the receiving Party shall destroy all originals and copies of all Confidential Information and shall not retain any copies, extracts or other reproductions in whole or in part of such Confidential Information.  Such destruction shall be confirmed in writing to the disclosing Party by an authorized representative of such Party.  Notwithstanding the foregoing, each Party and their external law firms may each retain a copy of any Confidential Information and all corresponding material and related documentation pertaining thereto to the extent retention is required by their regulatory, compliance or internal record retention policies, by law or regulation or in connection with any legal proceeding. Any Confidential Information that is not destroyed, including all oral Confidential Information, shall remain subject to the confidentiality and non-use obligations set forth in this Agreement.

11	Miscellaneous

11.1	Fees and Expenses

11.1.1
Except as otherwise provided in this Agreement, Merck and Schering-Plough, on the one hand, and Sanofi-Aventis and Merial, on the other hand, shall bear their respective expenses, costs and fees in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

11.1.2
In the event that (i) after the SPA Closing (x) Merck terminates this Agreement pursuant to Clauses 9.1.3 or 9.1.9 or (y) the Merger Agreement is terminated prior to the consummation of the Merger or the board of directors of Merck or Schering-Plough has resolved not to consummate the Merger, Merck shall pay or cause to be paid $400,000,000 (the “Termination Fee”) to Sanofi-Aventis, within three (3) Business Days after such termination, by wire transfer of immediately available funds to an account designated by Sanofi-Aventis, or (ii) Merck terminates this Agreement pursuant to Clauses 9.1.3 or 9.1.9 (or the Merger Agreement is terminated prior to the consummation of the Merger or the board of directors of Merck or Schering-Plough has resolved not to consummate the Merger and Merck has not terminated this Agreement pursuant to Clause 9.1.9) prior to the SPA Closing Date but the SPA Closing Date subsequently occurs, Merck shall pay or cause to be paid the Termination Fee to Sanofi-Aventis, within three (3) business days after the SPA Closing Date, by wire transfer of immediately available funds to an account designated by Sanofi-Aventis; provided, however, that if (i) Merck pays the Termination Fee to Sanofi-Aventis pursuant to this Clause 11.1.2, (ii) the Merger shall have been consummated, and (iii) during the eighteen month period following the date of such payment Schering-Plough and Sanofi-Aventis enter into a joint venture, contribution, purchase or similar transaction as that contemplated by the Contribution Agreement, resulting in the combination of Merial with all of the I/SP Business in a joint venture between Sanofi-Aventis and Merck/Schering Plough and/or their respective Affiliates, Sanofi-Aventis shall, upon consummation of such joint venture, contribution, purchase or similar transaction, refund or reimburse the Termination Fee to Merck or such Affiliate of Merck that Merck may designate.

11.1.3
In the event that (i) Merck and Schering-Plough file their notification with the European Commission for competition clearance of the Merger (the “EC Filing”) on or prior to the SPA Closing Date, (ii) the European Commission takes a decision that approves the Merger but such decision has the effect of prohibiting the Parties from consummating, or rendering impossible the consummation of, the transactions contemplated by this Agreement and/or the Contribution Agreement within two (2) years from the date of such decision, (iii) the SPA Closing has occurred and (iv) the Merger has been consummated, then Merck shall pay or cause to be paid an amount of (x) $600,000,000 to Sanofi-Aventis in the event the Termination Fee has not yet become payable pursuant to Clause 11.1.2 or (y) $200,000,000 to Sanofi-Aventis, as an increase of the Termination Fee referred to in Clause 11.1.2, if the Termination Fee set forth in Clause 11.1.2 is then payable or has been previously paid by Merck to Sanofi-Aventis.  The payment specified in subclauses (x) and (y) of the preceding sentence shall be paid by wire transfer of immediately available funds to an account designated by Sanofi-Aventis within three Business Days after the latest to occur of the events described in subclauses (i) through (iv) above.

11.1.4
In the event that (i) Sanofi-Aventis has terminated this Agreement pursuant to Clause 9.1.4 and Merck has not terminated this Agreement in accordance with Clause 9.1.3 or 9.1.9, (ii) Merck and Schering-Plough file their EC Filing prior to the SPA Closing Date, (iii) the European Commission takes a decision that approves the Merger but such decision has the effect of prohibiting the Parties from consummating, or rendering impossible the consummation of, the transactions contemplated by this Agreement and/or the Contribution Agreement within two (2) years from the date of such decision, (iv) the SPA Closing has occurred and (v) the Merger has been consummated, Merck shall pay or cause to be paid an amount of $600,000,000 to Sanofi-Aventis.  The payment specified in the preceding sentence shall be paid by wire transfer of immediately available funds to an account designated by Sanofi-Aventis within three Business Days after the latest to occur of the events described in Clause (i) through (v) above in lieu of any payment that may become payable under Clauses 11.1.2 and 11.1.3.  Such payment shall be defined as a Termination Fee for the purpose of this Agreement.

11.1.5	Any Termination Fee payable pursuant to Clause 11 shall be treated as purchase price reduction under the Share Purchase Agreement.

11.1.6
The parties acknowledge and hereby agree that the covenants and agreements set forth in this Clause 11.1 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties would not have entered into this Agreement, and that any amounts payable pursuant to Clause 11 do not constitute a penalty.

11.1.7
Notwithstanding anything in this Agreement to the contrary, in no event shall Merck be obligated to pay to Sanofi-Aventis any amount in excess of $600,000,000 in the aggregate pursuant to this Clause 11.1.

11.2	Notices

11.2.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English; and

(ii)	delivered by hand or by courier using an internationally recognized courier company.

11.2.2	A Notice to Sanofi-Aventis shall be sent to Sanofi-Aventis at the following address, or such other person or address as Sanofi-Aventis may notify to the Parties from time to time:

Sanofi-Aventis
174 avenue de France
75365 Paris Cedex 13
France
Tel: +33 (1) 53 77 40 00
Fax: +33 (1) 53 77 43 03
Attention: General Counsel

With copies to:

Linklaters LLP
25 rue de Marignan
75008 Paris
France
Tel.: +33 (1) 56 43 56 43
Fax: +33 (1) 43 59 41 96
Attention: Pierre Tourres

- and -

Linklaters LLP
1345 Avenue of the Americas
19th Floor
New York, NY  10105
Tel.: (212) 903-9000
Fax: (212) 903-9100
Attention: Scott I. Sonnenblick

11.2.3
A Notice to Schering-Plough prior to consummation of the Merger shall be sent to Schering-Plough at the following address, or such other person or address as Schering-Plough may notify to the Parties from time to time:

Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, NJ 07033
Tel: (908) 298-4000
Fax: (908) 298-7555
Attention: Thomas J. Sabatino, Jr.
 Winston K.C. Lam

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Tel: (212) 403-1000
Fax: (212) 403-2000
Attention:  Andrew R. Brownstein
Gavin D. Solotar

11.2.4
A Notice to Merck (or to Schering-Plough following consummation of the Merger) shall be sent to Merck at the following address, or such other person or address as Merck may notify to the Parties from time to time:

Merck & Co., Inc.
One Merck Drive
P.O. Box 100, WS3A-65
Whitehouse Station, NJ 08889-0100
Tel: + 1 (908) 423-1000
Fax: +1 (908) 735-1246
Attention: Office of the Secretary

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Tel:      +1 (212) 859-8000
Fax:     +1 (212) 859-4000
Attn:  David N. Shine
           Murray Goldfarb

11.2.5
A Notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, if delivered by hand, registered post or courier, provided that if a Notice would become effective after 5:30 p.m. on any Business Day, then it shall be deemed instead to become effective at 9:30 a.m. on the next Business Day. References in this Agreement to time are to local time at the location of the addressee as set out in the Notice.

Subject to the foregoing provisions of this Clause 11.2, in proving service of a Notice, it shall be sufficient to prove that the envelope containing such Notice was properly addressed and delivered by hand, registered post or courier to the relevant address pursuant to the above provisions.

11.3	Entire Agreement

This Agreement and the Share Purchase Agreement constitute the entire agreement and supersede all prior agreements (including the Confidentiality Agreement) and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

11.4	Schedules

The disclosure of any matter in the Schedules referenced by a particular Clause shall be deemed to be disclosed with respect to any other Clause as and to the extent that the relevance of such matter to such other Clause is readily apparent on the face of such disclosure.

11.5	Amendment; Waivers

Neither this Agreement nor any terms hereof may be amended or modified except pursuant to an instrument in writing signed by all of the Parties.  No waiver of a provision of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Party that will lose the benefit of such provisions as a result of such waiver. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

11.6	Severability

If any provision of this Agreement, including any phrase, sentence, clause, section or subsection, is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the Parties hereto intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable law and that such modified provision shall thereafter be enforced to the fullest extent possible.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

11.7	Counterparts

This Agreement may be executed in several counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

11.8	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.

Each of the Parties hereto acknowledges and agrees that it is entering into this Agreement with the intent to be legally bound by the terms and conditions hereof, that it understands the import and meaning of all of the terms and conditions of this Agreement and that each has had sufficient opportunity to review and discuss the terms and conditions of this Agreement with its legal counsel and other advisors.

11.9	Assignment

This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party hereto, provided that Sanofi-Aventis may assign this Agreement to one or more of its direct or indirect Subsidiaries provided, however, that no such assignment shall release any Party from its obligations hereunder. Any attempted assignment in contravention of this Clause 11.9 shall be void ab initio and of no further force and effect.

11.10	No Third Party Beneficiaries

Nothing in this Agreement shall confer any rights upon any Person or entity other than the Parties hereto and their respective heirs, successors and permitted assigns.

11.11	Governing Law

This Agreement shall be governed in all respects by, and construed in accordance with, the laws of the State of New York (without giving effect to its principles of conflicts of laws, to the extent such principles would require or permit the application of the laws of a state other than the State of New York).  Any claim, action or dispute against any Party to this Agreement arising out of or in any way relating to this Agreement shall be brought in the courts of the State of New York located in the City and County of New York or in the event (but only in the event) that such courts do not have subject matter jurisdiction over such claim, action or dispute, in the Federal Courts of the United States sitting in the State, County and City of New York. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such courts for the purpose of any such claim, action or dispute; provided that a final judgment in any such claim, action or dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Party irrevocably waives and unconditionally agrees not to assert, by way of a motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (i) any objection that it may ever have that the laying of venue of any such claim, action or dispute in any federal or state court located in the above named state or city is improper, (ii) any objection that any such claim, action or dispute brought in any of the above named courts has been brought in an inconvenient forum or (iii) any claim that it is not personally subject to the jurisdiction of the above named courts.   The Parties hereby agree that for purposes of determining whether a Merial MAC or an I/SP Entities MAC has occurred or whether an event constitutes a Merial MAC or an I/SP Entities MAC, Delaware law shall be applicable, without giving effect to conflicts of law principles.

11.12	Specific performance

The Parties hereby agree that irreparable damage would occur in the event that any of their agreements, covenants, or obligations under the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties agree that, in addition to any other remedies, the Parties shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. The Parties hereby waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree that the only permitted objection that they may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

11.13	Waiver of Jury Trial

Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

In witness whereof, the Parties hereto have duly executed this Agreement in three original copies this 29th day of July, 2009.

SANOFI-AVENTIS

By:	/s/ Jérôme Contamine
	Name:	Jérôme Contamine
	Title:	Chief Financial Officer

By:	/s/ Karen Linehan
	Name:	Karen Linehan
	Title:	Senior Vice President, Legal Affairs et General Counsel

SCHERING-PLOUGH CORPORATION			MERCK & CO., INC.

By:	/s/ Thomas J. Sabatino, Jr.		By:	/s/ Richard T. Clark
	Name:	Thomas J. Sabatino, Jr.		Name:	Richard T. Clark
	Title:	Executive Vice President and General Counsel		Title:	Chairman, President and Chief Executive Officer

EXHIBIT A - FORM OF CONTRIBUTION AGREEMENT

Dated [•]

CONTRIBUTION AGREEMENT

SCHERING-PLOUGH CORPORATION1

MERCK & CO., INC.

SANOFI-AVENTIS

and

MERIAL LIMITED

          ___________________________________________

1	Note: Corporate name to be adapted/changed following the completion of the Schering Plough Merger.

CONTRIBUTION AGREEMENT

Contribution Agreement, dated as of [●], by and among:

(1)	Schering-Plough Corporation, a corporation organized under the laws of New Jersey (“Schering-Plough”);

(2)	Merck & Co., Inc., a corporation organized under the laws of New Jersey (“Merck”);

(3)	Sanofi-Aventis, a société anonyme organized under the laws of France (“Sanofi-Aventis”);

-and-

(4)	Merial Limited, a company limited by shares organized under the laws of England and domesticated in the State of Delaware, United States as Merial, LLC, a limited liability company (“Merial”).

(Schering-Plough, Merck, Merial and Sanofi-Aventis are hereinafter referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS:

(A)
Merck and Schering-Plough are parties to that certain Agreement and Plan of Merger, dated March 8, 2009, by and among Schering-Plough, Merck and certain Subsidiaries of Schering-Plough formed to execute the merger of one of the merger Subsidiaries into Schering-Plough such that Schering-Plough was the surviving corporation in such merger and the merger of the other merger Subsidiary into Merck such that Merck was the surviving corporation in such merger and became a wholly-owned Subsidiary of Schering-Plough (the “Merger”);

(B)
Pursuant to that certain Share Purchase Agreement, dated as of July [●], 2009, by and among Sanofi-Aventis, Merck and certain of their respective Subsidiaries (the “Share Purchase Agreement”), Sanofi-Aventis purchased from certain Subsidiaries of Merck the equity interests in Merial that it did not then own, such that Sanofi-Aventis now owns 100% of the outstanding equity interests in Merial;

(C)
Merial and its Subsidiaries are engaged in the business of discovery and development, manufacturing, marketing and sale of pharmaceutical, biological and medicinal products to enhance the health or performance of animals (the “Merial Business”);

(D)
Schering-Plough and its Subsidiaries are engaged in the animal health business, including the discovery, development, manufacturing and sale of veterinary medicines in all major food producing and companion animal species (collectively, the “I/SP Business”), which is conducted through Intervet Holdings B.V., Intervet, Inc. and certain other Subsidiaries of Schering-Plough (the “I/SP Entities”);

(E)
Pursuant to that certain Call Option Agreement, dated as of July [●], 2009, by and among Schering-Plough, Sanofi-Aventis and Merck (the “Call Option Agreement”), Schering-Plough granted to Sanofi-Aventis the right to conduct due diligence on the I/SP Business and the option (the “Call Right”), exercisable at the sole discretion of Sanofi-Aventis, to acquire from Schering-Plough (by way of contribution to Merial) the I/SP Business  in exchange for the issuance and transfer of 50% of the then-outstanding equity interests in Merial, such that Sanofi-Aventis and Schering-Plough will each own 50% of Merial as of the consummation of such transactions;

(F)	The Parties are entering into this Agreement as a consequence of Sanofi-Aventis’ exercise of the Call Right and to implement the transactions contemplated by the Call Option Agreement; and

(G)
Upon the completion of the transactions contemplated hereby, the Parties shall enter into the Shareholders’ Agreement, in the form attached as Exhibit A hereto, so as to regulate, as between themselves, the governance and other aspects of the affairs of Merial (the “Shareholders’ Agreement”).

Now, Therefore, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby covenant and agree as follows:

1	Definitions

In this Agreement, in addition to such terms as are defined elsewhere in this Agreement, the following terms have the meanings specified in this Section 1:

“Abbreviated Financial Statements” means:

•
Statement of Net Sales and Expenses for the I/SP Business pursuant to the requirements of Rule 3-05 of Regulation S-X. These statements will include net sales less expenses attributable to the I/SP Business. Expenses would include all direct expenses, such as cost of sales, sales and marketing, depreciation and amortization, foreign exchange transaction gains and losses, special and acquisition related charges and all allocations of corporate administrative expenses that have historically been made by Schering-Plough and would only exclude interest, income taxes and the costs of Schering-Plough’s senior executive management (which is considered to be part of corporate overhead);

•
Statement of Assets Acquired and Liabilities Assumed pursuant to the requirements of Rule 3-05 of Regulation S-X. This statement will consist only of the assets acquired and liabilities to be assumed by an acquirer;

•
To the extent available, selected cash flow information about cash flows relating to the I/SP Business in the notes to the financial statements. Such information will be prepared consistent with the Statement of Assets Acquired and Liabilities Assumed and Statement of Net Sales and Expenses; and

•	The notes to the I/SP Business Financial Statements will disclose the basis of presentation and the nature of the omitted items;

“Affiliate” of a Person means a Person that, directly or indirectly, through one or more intermediaries Controls, is Controlled by, or is under common Control with, the first Person;

“Agreement” means this Contribution Agreement, including the Schedules and Exhibits hereto;

“animal health business” means the animal health business, including the discovery and development, manufacturing, marketing and sale of animal health products throughout the world;

“Animal Health Field of Use” means the field of animal health, including the research, development, manufacturing, authorization, testing, commercialization, marketing, sales and distribution of products and services that are used (or are intended to be used) primarily to prevent, treat and control disease or other conditions in, or to enhance the performance, productivity, welfare, tracking, recovery or monitoring of, all animal species with the exception of homo sapiens;

“Animal Health Subsidiaries” means, collectively, the I/SP Entities and the Merial Indemnified Tax Entities;

“Antitrust Law” means The Sherman Antitrust Act, as amended, The Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the ECMR, the Canadian Investment Regulations and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, case law and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger and acquisition;

“Audit Date” means [●];2
_____________________________________
2
If the Contribution Agreement is executed on or before March 15, 2010, the Audit Date will be December 31, 2008.  If the Contribution Agreement is executed after March 15, 2010, the Audit Date will be (i) if the Merger closes in 2010, December 31, 2009 or (ii) if the Merger closes in 2009, the closing date of the Merger.  If clause (ii) above applies, then Schering-Plough’s representation in Clause 8.6 will apply to audited statements for the period from January 1, 2009 through the closing date of the Merger and unaudited reviewed financial statements prepared in a form substantially consistent with the Abbreviated Financial Statements (but reflecting purchase accounting and other potential changes, such as in allocation methodology, in connection with the Merger) for the period from the closing date of the Merger through December 31, 2009.

“Beneficiary” has the meaning set forth in Section 15.4.1;

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, London or Paris are authorized or required to close;

“Buyer Animal Health Executive” means Sanofi-Aventis’s executive with direct responsibility for the Merial Business and any duly appointed successor in such role, notified in writing by Sanofi-Aventis to Sellers;

“Buyer” means Merial;

“Call Option Agreement” has the meaning set forth in Recital (E);

“Call Right” has the meaning set forth in Recital (E);

“Cap” has the meaning set forth in Section 16.2.3(i);

“Closing” has the meaning set forth in Section 7.1;

“Closing Date” has the meaning set forth in Section 7.1;

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

“Competition Laws” means the merger control Laws in effect with respect to the exercise of the Call Right and transfer of the I/SP Business to Merial including in the European Union and the U.S.;

“Confidential Information” has the meaning set forth in Section 17.2.1;

“Contemplated Transactions” means the transactions contemplated by this Agreement;

“Contract” means any agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses (other than this Agreement and the Related Agreements) that are Related to the I/SP Business, Related to the Merial Business, or to which any member of the I/SP Group or the Merial Group is subject;

“Control” means, in relation to any Person, where a Person (or Persons acting in concert) has direct or indirect control (i) of the affairs of another Person, (ii) over more than 50% of the total voting rights conferred by all the issued shares in the capital of another Person which are ordinarily exercisable in a general meeting or (iii) of a majority of the board of directors of another Person (in each case whether pursuant to relevant constitutional documents, contract or otherwise) and “Controlled” shall be construed accordingly;

“Deductible” has the meaning set forth in Section 16.2.3(i);

“ECMR” means the European Community Merger Regulation;

“Employee” of a Person means all active employees of such Person, including for the avoidance of doubt Employees of such Person on approved leaves of absence with a guaranteed right to return to employment;

“Encumbrance” means any lien, privilege, mortgage, pledge, third-party claim or right, charge, restriction of use, defect of title, easement, security interest or encumbrance of any kind, including, without limitation, obligations resulting from any sublease, tenancy, right of occupation, easement, preemptive right or privilege in favor of any Person or entity;

“Environmental Laws” means, at any date, all provisions of law (including applicable principles of common and civil law), statutes, ordinances, rules, regulations, published standards and directives that have the force and effect of Laws, permits, licenses, judgments, writs, injunctions, decrees and orders enacted, promulgated or issued by any Public Authority, and all indemnity agreements and other contractual obligations, as in effect at such date, relating to (i) the protection of the environment, including the air, surface and subsurface soils, surface waters, groundwaters and natural resources, and (ii) occupational health and safety and exposure of Persons to Hazardous Materials. Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., and any other Laws imposing or creating liability with respect to Hazardous Materials;

“Environmental Permits” has the meaning set forth in Section 8.14.2;

“Equity Securities” means, with respect to any entity, (a) for those entities that are a corporation, any and all shares of capital stock, (b) for those entities that are a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests and (c) for entities that are any other type of Person, any direct or indirect equity ownership or participation in such entity;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated or proposed thereunder;

“ERISA Affiliate” with respect to a Person, means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with that Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with that Person under Section 414(o) of the Code, or is under “common control” with that Person, within the meaning of Section 4001(a)(14) of ERISA;

“GAAP” means generally accepted accounting principles as in effect in the United States;

“Guaranteed Obligations” has the meaning set forth in Section 15.4.1;

“Guarantor” has the meaning set forth in Section 15.4.1;

“Hazardous Material” means any substance regulated by any Environmental Law or which may now or in the future form the basis for any environmental Liability;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“I/SP Business” has the meaning set forth in Recital (D);

“I/SP Business Financial Statements” has the meaning set forth in Section 8.6.1;

“I/SP Business Products” means all animal health products resulting from the operation of the I/SP Business;

“I/SP Contribution” has the meaning set forth in Section 5.1;

“I/SP Contribution Value” has the meaning set forth in the Call Option Agreement;

“I/SP Entities” has the meaning set forth in Recital (D);

“I/SP Entities Plan” means a Plan (i) solely for the benefit of any current or former employee, officer, director or independent contractor (who is an individual) of any I/SP Entity or any of their Subsidiaries and the beneficiaries and dependents thereof, which is now or previously has been entered into, sponsored, maintained or contributed to, as the case may be, or with respect to which any withdrawal liability (within the meaning of section 4201 of ERISA) has been incurred, by any I/SP Entity, any of their Subsidiaries, or any I/SP Entity ERISA Affiliates, or pursuant to which any I/SP Entity, any of their Subsidiaries, or any I/SP Entity ERISA Affiliates has or may have any Liability or (ii) that will (directly or indirectly) be maintained or contributed to by the Merial Group or its Affiliates after the Closing, or pursuant to which the Merial Group or its Affiliates has or may have any Liability after the Closing;

“I/SP Group” means the I/SP Entities and their Subsidiaries;

“I/SP MAC” means any event, circumstance, change or effect that, individually or in the aggregate, has, or is reasonably expected to have, a durationally significant material adverse effect on the assets, results of operations, business or financial condition of the I/SP Entities, taken as a whole, provided, that none of the following events, circumstances, changes or effects, in and of itself or themselves, shall constitute (or be taken into account in determining the occurrence of) an I/SP MAC: (a) any change in general economic conditions or effects resulting from factors generally affecting companies in the industry in which the I/SP Entities conduct business, (b) the announcement or performance of this Agreement or the transactions contemplated hereby, (c) any failure of, or expectation of failure of, the I/SP Entities to meet any projections, forecasts or estimates of any type, provided that this exclusion shall not prevent or otherwise affect any event, circumstance, change or effect underlying such failure from being taken into account in determining whether an I/SP MAC has occurred, (d) any act of war, armed hostilities or terrorism, or any worsening thereof, (e) any change required by any change in law or accounting standards or any change in the interpretation or enforcement of any of the foregoing, (f) any raw material shortages, (g) any event, circumstance, change or effect that arises out of (i) any action of Sanofi-Aventis or any of its Affiliates  that would not be commercially reasonable to take in the circumstances or (ii) the failure of Sanofi-Aventis or any of its Affiliates to take any action that would be commercially reasonable in the circumstances, or (h) any event, circumstance, change or effect that relates to any matter that Sanofi-Aventis or any of its Affiliates has actual knowledge prior to the date of this Agreement which has had, or is reasonably likely to have, an I/SP MAC (without giving effect to the exclusion contained in this clause (h)); provided, however, that with respect to each of the exclusions in clauses (a), (d), (e) and (f) above, such exclusions shall only apply to the extent that the effect of such change is not materially more adverse with respect to the I/SP Entities than the effect on comparable businesses in the industry in which the I/SP Entities conduct business;

“I/SP Mixed-Use Intellectual Property” means all Intellectual Property Rights that (i) are owned by or licensed to members of the I/SP Group immediately prior to the Closing and after giving effect to the transfers contemplated by Clauses 10.6.1 and 10.6.2 and (ii) are used or held for use in any Non-I/SP Business as conducted immediately prior to Closing and as intended to be conducted immediately after the Closing;

“I/SP Product Registrations” means all Public Authority Consents required to be obtained from any Public Authority to test, sell, market or manufacture all I/SP Business Products currently being tested, sold, marketed or manufactured, as applicable, by the I/SP Business;

“I/SP Shares” means, with respect to the I/SP Entities, (a) for those I/SP Entities that are a corporation, any and all shares of capital stock, (b) for those I/SP Entities that are a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests and (c) for I/SP Entities that are any other type of Person, any direct or indirect equity ownership or participation in such I/SP Entity;

“I/SP Unaudited Financial Statements” has the meaning set forth in Section 8.6.1;

“Income Taxes” means income, corporation or franchise taxes or other Taxes measured in whole or in part by income or by reference to income, together with any interest or penalties imposed with respect thereto, levied by any Taxing Authority;

“Indebtedness” means, with respect to any Person, all (i) obligations of such Person for borrowed money, whether current or funded, secured or unsecured, or with respect to deposits or advances of any kind; (ii) obligations of such Person evidenced by bonds, debentures, notes or similar instruments and all liabilities in respect of mandatorily redeemable capital stock or securities convertible into capital stock; and (iii) guarantees and support and keepwell arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, in each case, including the outstanding principal amount of such Indebtedness, together with all interest accrued thereon and all costs and charges associated therewith;

“Indemnitee” has the meaning set forth in Section 16.2.5;

“Indemnitor” has the meaning set forth in Section 16.2.5;

“Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (i) Patents; (ii) Know-How; (iii) copyrights; (iv) Trademarks; (v) registrations and applications for registrations for any of the foregoing, including any other counterparts thereof worldwide and any divisionals, continuations, continuations-in-part, re-issues and re-examinations thereof and renewals, extensions, restorations and reversions thereof and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world;

“IRS” means the Internal Revenue Service of the United States;

“Know-How” means, in respect of any product, all information, technical knowledge, ability, skill, expertise in the manufacture or commercialization of such product, and know-how, to the extent it exists at the Closing Date (including, without limitation, technical data, regulatory know-how, instructions, trade secrets, processes, formulas, formulation information, packaging and chemical specifications, product specifications, chemical and finished goods analytical test methods, stability data, testing data, quality control data for biological, chemical, pharmacological, toxicological, physical, analytical, clinical, safety, contracting and reimbursement strategy and marketing strategy and manufacturing and information related thereto) other than knowledge or expertise covered by a patent;

“Knowledge” means with respect to Sellers, the actual knowledge without independent inquiry of Raul Kohan, René Aerts, K.J. Varma, Jochen Bader, Gráinne Higgins, Malte Greune, Mark van Heumen, H. Wahnish, E. Santos, H. Trenteseaux, M. Dickie and B. Behrend, provided such individual is employed by Sellers or one of their Affiliates on the date of this Agreement or any of their successors, if a successor has been appointed, and with respect to Sanofi-Aventis, the actual knowledge without independent inquiry of Jose Barella, Jean-Louis Crosia, Jorge Sole, Tom Zerzan, Didier Juillat, Ellen de Brabander, Bruno Jactel, Dominique Petitgenet, Dominique Michal and Hod Nalle, provided such individual is employed by Sanofi-Aventis or one of its Affiliates on the date of this Agreement, or any of their successors, if a successor has been appointed;

“Law” means any U.S. or Non-U.S. supranational, federal, national, state, local, provincial or cantonal statute, law, directive, ordinance, regulation, rule, code, order, requirement or rule of common law;

“Liabilities” means any and all debts, losses, liabilities, claims, damages, fines, costs, royalties, proceedings, deficiencies or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due (including those arising under any Law (including any Environmental Law), action or governmental order and those arising under any Contract, agreement, arrangement, commitment or undertaking) and any out-of-pocket costs and expenses (including attorneys’, accountants’ or other fees);

“Litigation” means claims, actions, suits, investigations or proceedings;

“Loss” means all actual Liabilities, environmental remediation expenses, costs and expenses, including, without limitation, reasonable attorneys’ fees; provided, that (a) Losses shall not include consequential damages, special damages, punitive damages, or lost profits (other than any consequential damages, special damages, punitive damages, or lost profits awarded to a third party), and (b) for purposes of computing Losses incurred by an Indemnitee, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements, and any Tax benefits received or receivable by such Indemnitee or any of such Indemnitee’s Affiliates in connection with such Losses or the circumstances giving rise thereto;

“Material Contract” has the meaning set forth in Section 8.12;

“Merger” has the meaning set forth in Recital (A);

“Merger Control Authority” means the European Commission, the United States Federal Trade Commission, or any other governmental body, in any country or jurisdiction whatsoever, with authority for approving or disapproving the transactions contemplated by this Agreement or the Related Agreements under applicable Competition Laws;

“Merial Business” has the meaning set forth in Recital (C);

“Merial Business Products” means all animal health products resulting from the operation of the Merial Business;

“Merial Contribution Value” has the meaning set forth in the Call Option Agreement;

“Merial Equity Interests” means the aggregate number of ordinary and preference shares issued by Merial;

“Merial Financial Statements” has the meaning set forth in Section 9.6.1;

“Merial Group” means Merial and its Subsidiaries, which, for the avoidance of doubt, shall not include any of the I/SP Entities or the I/SP Business for any period prior to the Closing Date;

“Merial Indemnified Tax Entities” means Merial and its Subsidiaries prior to the consummation of the closing of the transactions contemplated by this Agreement;

“Merial Issuance” has the meaning set forth in Section 6.2;

“Merial MAC” means any event, circumstance, change or effect that, individually or in the aggregate, has, or is reasonably expected to have, a durationally significant material adverse effect on the assets, results of operations, business or financial condition of Merial and its Subsidiaries, taken as a whole, provided, that none of the following events, circumstances, changes or effects, in and of itself or themselves, shall constitute (or be taken into account in determining the occurrence of) a Merial MAC: (a) any change in general economic conditions or effects resulting from factors generally affecting companies in the industry in which Merial and its Subsidiaries conduct business, (b) the announcement or performance of this Agreement or the transactions contemplated hereby, (c) any failure of, or expectation of failure of, Merial or its Subsidiaries to meet any projections, forecasts or estimates of any type, provided that this exclusion shall not prevent or otherwise affect any event, circumstance, change or effect underlying such failure from being taken into account in determining whether a Merial MAC has occurred, (d) any act of war, armed hostilities or terrorism, or any worsening thereof, (e) any change required by any change in law or accounting standards or any change in the interpretation or enforcement of any of the foregoing, (f) any raw material shortages, (g) any event, circumstance, change or effect that arises out of (i) any action of Merck, Schering-Plough or any of their Affiliates that would not be commercially reasonable to take under the circumstances or (ii) the failure of Merck, Schering-Plough or any of their Affiliates to take any action that would be commercially reasonable in the circumstances, or (h) any event, circumstance, change or effect that relates to any matter that Merck, Schering-Plough or any of their Affiliates has actual knowledge prior to the date of this Agreement which has had, or is reasonably likely to have, a Merial MAC (without giving effect to the exclusion contained in this clause (h)), it being agreed that the exclusion in this clause (h) shall not apply in the event of a withdrawal from the market in one or more countries of any of Merial’s products based on fipronil or in the event of any significant adverse change in labeling affecting any of Merial’s products based on fipronil, as long as neither Merck, Schering-Plough nor any of its Affiliates had actual knowledge prior to the date of this Agreement of such withdrawal or label change; provided, however, that with respect to each of the exclusions in clauses (a), (d) and (e) above, such exclusions shall only apply to the extent that the effect of such change is not materially more adverse with respect to Merial and its Subsidiaries than the effect on comparable businesses in the industry in which Merial and its Subsidiaries conduct business;

“Merial Plan” means, excluding any Plans that are a Pre-Existing Condition, a Plan (i) solely for the benefit of any current or former employee, officer, director or independent contractor (who is an individual) of the Merial Group or any of their Subsidiaries and the beneficiaries and dependents thereof, which is now or previously has been entered into, sponsored, maintained or contributed to, as the case may be, or with respect to which any withdrawal liability (within the meaning of section 4201 of ERISA) has been incurred, by any member of the Merial Group, or any Merial Group ERISA Affiliates, or pursuant to which any member of the Merial Group, or any Merial Group ERISA Affiliates has or may have any Liability or (ii) that is (directly or indirectly) maintained or contributed to by the Merial Group, or pursuant to which the Merial Group has or may have any Liability;

“Merial Product Registrations” means all Public Authority Consents required to be obtained from any Public Authority to test, sell, market or manufacture all Merial Business Products currently being tested, sold, marketed or manufactured, as applicable, by Merial;

“Merial Shares” means, with respect to any Merial entity, (a) for those entities that are a corporation, any and all shares of capital stock, (b) for those entities that are a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests and (c) for entities that are any other type of Person, any direct or indirect equity ownership or participation in such entity;

“Merial Unaudited Financial Statements” has the meaning set forth in Section 9.6.1;

“Non-I/SP Business” means any business or operations of Schering-Plough or its Subsidiaries, other than the I/SP Business and its operations;

“Non-U.S.” means located outside the United States of America, its territories and possessions;

“Notice” has the meaning set forth in Section 18.2.1;

“Order” means any judgment, order, administrative order, writ, ruling, stipulation, injunction (whether permanent or temporary), award, decree or similar legal restraint of, or binding settlement having the same effect with, any Public Authority;

“Ordinary Course” or “Ordinary Course of Business” means, with respect to Sellers, the conduct of the I/SP Business in accordance with the Sellers (to the extent Related to the I/SP Business) and the I/SP Entities’ normal day-to-day customs, practices and procedures, consistent with past practice and, with respect to Sanofi-Aventis and Merial, the conduct of the Merial Business in accordance with Merial’s normal day-to-day customs, practices and procedures, consistent with past practice;

“Other Taxes” means all Taxes which are not Income Taxes, including any Transfer Taxes not described in Section 12.9 (even if related to real property); provided, however, that such term shall not include any real property taxes;

“Party” or “Parties” has the meaning set forth in the Preamble;

“Patents” means all issued patents and patent applications together with all reissues, renewals, additions, divisions, continuations, continuations-in-part, substitutions, reexaminations, restorations, patent term extensions, and/or supplementary rights;

“Permitted Encumbrance” means (i) Encumbrances specifically reserved against in the audited financial statements of Merial or the I/SP Entities (as applicable), to the extent so reserved; (ii) Encumbrances for Taxes not yet due and payable or that are being contested in good faith and by the appropriate Proceedings to the extent that adequate reserves with respect thereto are maintained on the books of Merial or the I/SP Entities (as applicable) in accordance with GAAP; (iii) Encumbrances of warehousemen, mechanics and materialmen and other similar Encumbrances arising by operation of Law in the Ordinary Course; or (iv) Encumbrances that, individually and in the aggregate, do not and would not materially detract from the value of any of the assets or real property or materially interfere with the use thereof in the Ordinary Course;

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other entity;

“Plan” means any agreement, plan, program, fund, policy, contract, arrangement or understanding (either written or unwritten and whether or not legally binding, including plans maintained both inside and outside of the U.S.) providing compensation, benefits, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, stock ownership, stock appreciation right, phantom or stock equivalent, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, retirement, vacation, insurance, sick pay, disability, death benefit, severance, worker’s compensation, supplementary unemployment benefits, retiree benefits, perquisites or similar employee benefits, or any salary continuation agreement, change-of-control agreement, retention agreement, employment agreement or consulting agreement, including (i) any “employee benefit plan” (as defined in section 3(3) of ERISA), and (ii) any “multiemployer plan” (as defined in section 3(7) of ERISA), but excluding any pension, health or drug plan, workers’ compensation insurance or any other arrangement maintained by a governmental authority (e.g., government sponsored Social Security or Medicare benefits);

“Post-SPA Closing Tax Period” means (x) any taxable period beginning on or after the day following the SPA Closing Date and ending on or before the Closing Date and (y) the portion of any Straddle Period or any Share Purchase Straddle Period beginning on or after the day following the SPA Closing Date and ending on or before the Closing Date;

“Pre-Closing Restructuring” has the meaning given in Section 10.6;

“Pre-Closing Tax Period” in relation to a Person means all taxable periods of that Person ending on or before the Closing Date;

“Pre-Existing Condition” means any and all facts, circumstances or events occurring or existing prior to or having a cause of origin prior to the SPA Closing Date;

“Primarily Related to the I/SP Business”  means used or held for use primarily or exclusively in the I/SP Business as conducted immediately prior to Closing and as intended to be conducted immediately after the Closing;

“Proceedings” has the meaning set forth in Section 8.14.3;

“Public Authority Consents” has the meaning set forth in Section 8.5;

“Public Authority” means any supranational, national, regional, state or local government, court, tribunal, governmental agency, authority, board, bureau, instrumentality or regulatory body;

“Regulatory Divestiture” has the meaning set forth in Section 10.1.2;

“Related Agreements” means the agreements contemplated by Section 10.6.8;

“Related to the I/SP Business” means required or necessary for, used or held for use primarily or exclusively in connection with or otherwise material to the I/SP Business as conducted immediately prior to the Closing and as intended to be conducted immediately after the Closing;

“Related to the Merial Business” means required or necessary for, used or held for use primarily or exclusively in connection with or otherwise material to the Merial Business as conducted immediately prior to the Closing and as intended to be conducted immediately after the Closing;

“Related to the Schering-Plough Non-I/SP Business” means required or necessary for, used or held for use in connection with or otherwise material to the business of Schering-Plough and its Affiliates other than the I/SP Group;

“Representatives” means, with respect to any Person, such Person’s accountants, counsel, financial and other advisors, representatives, consultants, directors, officers, employees, stockholders, partners, members and agents;

“Restrictive Agreement” means any agreement to which a member of the I/SP Group is a party, and which contains restrictions which, if not terminated or amended, will be breached by Merial or any of its Subsidiaries in undertaking the Merial Business activities contemplated to be undertaken by Merial as of the Closing pursuant to this Agreement;

“Retained Liabilities” has the meaning set forth in Section 10.6.4.

“Return” means all returns, reports, declarations, estimates, information returns, statements and forms of any nature regarding Taxes, including remittance advice, required to be filed with any Taxing Authority;

“Sanofi-Aventis Indemnitees” has the meaning set forth in Section 16.2.2;

“Sanofi-Aventis Plan” means a Plan which is, in part, for the benefit of any current or former employee, officer, director or independent contractor (who is an individual) of any member of the Merial Group and the beneficiaries and dependents thereof, which is now or previously has been entered into, maintained or contributed to, as the case may be, or with respect to which any withdrawal liability (within the meaning of section 4201 of ERISA) has been incurred, by Sanofi-Aventis, or pursuant to which Sanofi-Aventis has or may have any Liability;

“Seller Indemnitees” has the meaning set forth in Section 16.2.1;

“Sellers” means Schering-Plough and any Affiliates selling I/SP Shares at the Closing;

“Sellers Animal Health Executive” means the Sellers’ executive with direct responsibility for the I/SP Business and any duly appointed successor in such role, notified in writing by Sellers to Sanofi-Aventis;

“Sellers Plan” means a Plan which is, in part, for the benefit of any current or former employee, officer, director or independent contractor (who is an individual) of any I/SP Entity or any of their Subsidiaries and the beneficiaries and dependents thereof, which is now or previously has been entered into, maintained or contributed to, as the case may be, or with respect to which any withdrawal liability (within the meaning of section 4201 of ERISA) has been incurred, by Sellers, or pursuant to which Sellers has or may have any Liability;

“Share Purchase Agreement” has the meaning set forth in Recital (B);

“Share Purchase Straddle Period” means, in relation to a Person, the taxable period of that Person that includes (but does not end on) the SPA Closing Date;

“Shared-Service Employees” means Employees who perform services for one or more I/SP Entities and other Subsidiaries or Affiliates of Merck and/or Schering-Plough;

“Shareholders’ Agreement” has the meaning set forth in Recital (G);

“SP Mixed-Use Intellectual Property” means all Intellectual Property Rights that (i) are owned by or licensed to Schering-Plough and its Subsidiaries (other than members of the I/SP Group) immediately prior to the Closing and after giving effect to the transfers contemplated by Clauses 10.6.1 and 10.6.2 and (ii) are used or held for use in the I/SP Business as conducted immediately prior to Closing and as intended to be conducted immediately after the Closing;

“SPA Closing” means the consummation of the purchase of the equity interests in Merial by Sanofi-Aventis from certain Subsidiaries of Merck pursuant to the Share Purchase Agreement;

“SPA Closing Date” means the date of the consummation of the transactions contemplated by the Share Purchase Agreement;

“Straddle Period” means, in relation to a Person, the taxable period of that Person that includes (but does not begin on or end on)  the Closing Date;

“Subsequent Loss” has the meaning set forth in Section 12.5.5;

“Subsidiaries” means each corporation or other Person in which a Person (i) owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests or (ii) has the right to appoint or remove a majority of its board of directors or equivalent managing body; provided, however, that the I/SP Entities and their Subsidiaries shall not be deemed Subsidiaries of Sanofi-Aventis until after the Closing;

“Tax Matter” means any Tax matter, including any audit, examination, assessment, notice of deficiency or other adjustment or proposed adjustment, or administrative or judicial proceeding, the settlement of any of the foregoing, or the filing of any amended return;

“Tax” means any tax, including, without limitation, income (net or gross), corporations, capital gains, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, and including any interest, penalties or additions to tax, levied by any Taxing Authority, provided, however, that for purposes of Sections 8.18 and 9.18 of this Agreement, the term "Tax" or "Taxes" shall exclude any such taxes imposed as a result of a Regulatory Divestiture;

“Taxing Authority” means any governmental authority, including, but not limited to, agencies of the European Union, the U.S. Federal government, the government of the French Republic, the government of the United Kingdom or the government of any other country, and any political subdivision of any of the foregoing, having jurisdiction over the assessment, determination, collection or other imposition of Tax;

“Termination Agreement” means the termination agreement among Merck, Merck SH Inc., a corporation organized under the laws of Delaware, Merck Sharp & Dohme (Holdings) Limited, a limited company organized under the laws of England and Wales, Sanofi-Aventis, Sanofi 4, a société en nom collectif organized under the laws of France, and Merial in respect of the termination of certain provisions of the joint venture agreement with respect to Merial;

“Third Party” means any Person other than Schering-Plough, Merck, Sanofi-Aventis or Merial;

“Threshold” has the meaning set forth in Section 10.1.2;

“Trademarks” means trademarks, service marks, trade names, business names, logos, get-up, utility models, registered and unregistered design rights, copyrights, websites and domain names, rights to sue for passing off and in unfair competition, rights in opposition proceedings and all other similar rights in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Transfer Tax” means all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any interest, penalties or additions to tax);

“Transition Services Agreement” has the meaning set forth in Section 10.6.9;

“U.S.” means the United States of America, its territories and possessions;

“Valuation Date” means the last day of the calendar quarter immediately preceding the Commencement Date (as defined in the Call Option Agreement); and

“Works Council” means the works council that is competent in cases that relate to Intervet International B.V.

2	Interpretation

2.1	Singular, Plural, Gender

References to one gender include all genders and references to the singular include the plural and vice versa.

2.2	Headings

The headings used in this Agreement have been adopted by the Parties for ease of reference only, and the Parties declare that these headings are not to be comprised in this Agreement and shall not in any event influence the meaning or interpretation of this Agreement.

2.3	Schedules, etc.

References to this Agreement shall include any Exhibits, Schedules and Recitals to it and references to Articles, Sections, Exhibits and Schedules are to Articles of, Sections of, Exhibits to and Schedules to, this Agreement.

2.4	References to “directly or indirectly”

“Directly or indirectly” means (without limitation) either alone or jointly with any other Person and whether on its own account or in partnership with another or others or as the holder of any interest in or as an officer, employee or agent of or consultant to any other Person.

2.5	Illustration

Any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.6	Monetary Figures

All references to monetary figures shall be in United States dollars unless otherwise specified.

2.7	Name Change

All rights and obligations of Schering-Plough set forth in this Agreement shall continue unaffected by the fact that in the Merger Schering-Plough may change its name to Merck & Co., Inc.

3	Overview of the Transaction

The purpose of the transactions contemplated hereby is for Merial to acquire (i) all of the Equity Securities of the I/SP Entities and (ii) the ability to conduct  all of the I/SP Business. In order to achieve this, Schering-Plough will cause the Pre-Closing Restructuring to take place and contribute to Merial all of the outstanding equity interest in the I/SP Entities in exchange for new Merial ordinary shares as contemplated by the Call Option Agreement. Upon completion of the transactions contemplated hereby, each of Sanofi-Aventis (and/or its designated Subsidiaries) and Schering-Plough (and/or its designated Subsidiaries) will own 50% of the shares, dividend rights and voting rights of Merial, which at that point will own all of the I/SP Business.

4	Intentionally Omitted

5	The Contribution

5.1	Contribution of I/SP Shares

On the terms and subject to the conditions of this Agreement and the Call Option Agreement, at the Closing, Sellers shall contribute, convey, transfer, assign and deliver good and valid title to the I/SP Shares of the I/SP Entities listed in Schedule D, free and clear of all Encumbrances, to Merial, and Sanofi-Aventis shall cause (i) Merial or a Subsidiary of Merial to acquire such I/SP Shares from the Sellers (the “I/SP Contribution”) and (ii) Merial to complete the Merial Issuance (defined below) in exchange for the I/SP Contribution.

5.2	Ownership and Assumption by Merial

On the terms and subject to the conditions hereof, at the Closing, the I/SP Shares shall be owned exclusively by Merial and none of Sellers nor any of their Subsidiaries, other than Merial, shall directly or indirectly own (i) any I/SP Shares, or (ii) have the ability to conduct the I/SP Business (other than through ownership in Merial).

6	Merial Issuance and Shareholders’ Agreement

6.1	Pre-Conversion of Share Classes

After the SPA Closing Date and prior to the Closing, Sanofi-Aventis and Merial shall cause the outstanding preference shares in Merial to be converted to ordinary shares, such that immediately prior to the Closing, all of Merial’s outstanding Equity Securities shall be ordinary shares.

6.2	Issuance of the Merial Interest

In consideration of the I/SP Contribution, on the terms and subject to the conditions hereof, at the Closing, Sanofi-Aventis shall cause Merial to, and Merial undertakes to, issue ordinary shares as contemplated by the Call Option Agreement (the “Merial Issuance”) and the Parties each agree to undertake the adjustments set out in Clauses 3.6.2 and 3.6.3 of the Call Option Agreement.

6.3	Contribution Value Certificate

Within five Business Days of the date on which the conditions precedent set forth in Sections 13.1.1 and 13.1.3 have been satisfied, (i) Sanofi-Aventis shall deliver to Schering-Plough the certificate setting forth the Merial Contribution Value in accordance with Clause 4.2 of the Call Option Agreement and (ii) Schering-Plough shall deliver to Sanofi-Aventis the certificate setting forth the I/SP Contribution Value in accordance with Clause 4.2 of the Call Option Agreement.

6.4	The Shareholders’ Agreement

Contemporaneously with the Closing, each of Sanofi-Aventis, Merck, Schering-Plough and Merial shall enter into the Shareholders’ Agreement.3
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3           Form to be as provided for by Clause 3.4.2 of the Call Option Agreement.

7	The Closing

7.1	The Closing

The closing of the I/SP Contribution and the Merial Issuance (the “Closing”) shall take place at the offices of Linklaters LLP, 1345 Avenue of the Americas, 19th Floor, New York, New York at 10:00 a.m. on the fifth (5th) Business Day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article 13, unless this Agreement shall have been terminated pursuant to its terms.  Notwithstanding the foregoing, the Closing may be consummated at such other time or date as the Parties may agree to in writing.  The date and time of the Closing is referred to in this Agreement as the “Closing Date.”

7.2	Closing Deliveries

At the Closing,

7.2.1
Sanofi-Aventis shall deliver, or cause to be delivered, to Merck and Schering-Plough a duly executed counterpart to the Shareholders’ Agreement and any Related Agreement which it, pursuant to the express terms thereof, is intended to be a party thereto.

7.2.2
Sanofi-Aventis shall cause each of Merial or any of its Subsidiaries to deliver, or cause to be delivered, to Merck and Schering-Plough, or Merial, as the case may be, a duly executed counterpart to the Shareholders’ Agreement and to any Related Agreement which Merck or any of such Subsidiaries, pursuant to the express terms thereof, is intended to be a party thereto.

7.2.3	Each of Merck and Schering-Plough shall deliver, or cause to be delivered:

(i)	to Sanofi-Aventis and Merial:

(a)	a duly executed counterpart to the Shareholders’ Agreement and any Related Agreement which it, pursuant to the express terms thereof, is intended to be a party thereto, and

(b)	evidence of the due fulfillment of the conditions required by all applicable local Laws to consummate the I/SP Contribution; and

(ii)
to Merial, certificates representing all of the I/SP Shares of the I/SP Entities, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps.

7.2.4	Merial shall deliver:

(i)	to Merck and Schering-Plough:

(a)	certificates representing the Merial shares issued in the Merial Issuance pursuant to Section 6.2;

(b)	evidence of the due fulfillment of the conditions required by all applicable local Laws to consummate the Merial Issuance; and

(c)
a duly executed counterpart to the Shareholders’ Agreement, the Transition Services Agreement and any Related Agreement which it, pursuant to the express terms thereof, is intended to be a party thereto.

(ii)	to Sanofi-Aventis, a duly executed counterpart to the Shareholders’ Agreement and any Related Agreement which it, pursuant to the express terms thereof, is intended to be a party thereto.

7.3	Books and Records

7.3.1
Promptly after the Closing Date, Sellers shall transmit, and/or shall cause its Affiliates to transmit, to Merial all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium), and promotional material, Related to the I/SP Business that are not owned by the I/SP Entities.

7.3.2
The Sellers shall give, and shall cause its Affiliates to give, Merial and its Affiliates access to its and/or their books and records (including advertising, marketing and sales materials and data (including customer lists)) that relate only partially to the I/SP Business Products or only part of which are necessary for Merial and its Affiliates to perform their obligations under the Related Agreements, provided, that if the information relating to the I/SP Business or to the obligations of Merial and its Affiliates to be performed under this Agreement or the Related Agreements can be physically extracted from the corresponding books and records, or if a copy of the corresponding books and records can be transmitted to Merial with redaction of the information not relating to the I/SP Business Products, then Sellers shall transmit to Merial such extract or such redacted copy.

8	Representations and Warranties of Sellers

Except as set forth in the Schedules (it being agreed that any matter disclosed in the Schedules with respect to any Section of this Agreement shall be deemed to have been disclosed with respect to any other Section to the extent the applicability thereto is readily apparent) and, other than with respect to Sections 8.3 and 8.6, except as disclosed in the Schering-Plough Annual Report on Form 10-K for the year ended December 31, 2008 and in the Schering-Plough Quarterly Report on Form 10-Q for the quarterly period ended [●]4 (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports or any other disclosures in such reports to the extent they are similarly predictive or forward-looking in nature) to the extent the relationship with the I/SP Business is readily apparent, Sellers hereby represent and warrant, as of the date of this Agreement and as of the Closing Date, as follows:

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4           To be the most recent calendar quarter ending before the Commencement Date.

8.1	Organization and Power

Except as set forth in Schedule 8.1, each of the Sellers and the I/SP Entities is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing (with respect to any Seller or any I/SP Entity incorporated or organized in jurisdictions that recognize the concept) under the Laws of its jurisdiction of incorporation or organization. Each of the Sellers and its Affiliates has full corporate or other organizational power and authority to execute, deliver and perform this Agreement, the Transition Services Agreement and the Related Agreements to which it is a party and to consummate the Contemplated Transactions required to be performed by it. Except as set forth in Schedule 8.1, each of the I/SP Entities has power and authority, and possesses all governmental licenses and permits necessary to enable it to own or lease and to operate its properties and assets and carry on their respective businesses as conducted as of the date of this Agreement, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an I/SP MAC.

8.2	Authorization and Enforceability

Except as set forth in Schedule 8.2, The execution and delivery by each of the Sellers and their Affiliates of this Agreement, the Transition Services Agreement and the Related Agreements to which it is a party and the performance of the Contemplated Transactions that are required to be performed by the Sellers or such Affiliates have been or will be duly authorized by the Sellers or their Affiliates, as applicable, and no other corporate or other organizational proceedings on the part of the Sellers or their Affiliates, are or will be necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements or the consummation of the Contemplated Transactions that are required to be performed by the Sellers or their Affiliates, as applicable. This Agreement and the Transition Services Agreement have been duly executed and delivered by each Seller and each of the Related Agreements to which a Seller or any of its Affiliates is a party to be executed and delivered at the Closing by a Seller or any of its Affiliates, as applicable, will be, at the Closing, duly executed and delivered by such Person, and this Agreement constitutes, and as of the Closing, the Transition Services Agreement and the Related Agreements will constitute, a valid and legally binding agreement of each Seller or its Affiliates that will be a party thereto, as the case may be, enforceable against such Person, in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

8.3	Capitalization of the I/SP Entities

8.3.1
The I/SP Entities.  Schering-Plough and/or its Subsidiaries and Affiliates are the record and beneficial owner of all of the I/SP Shares as set forth in Schedule 8.3.1.  Except as set forth in Schedule 8.3.1, all of the I/SP Shares are duly authorized, have been validly issued and are fully paid and non-assessable, and were issued in compliance with applicable securities Laws or exemptions therefrom.  Except for the I/SP Shares or as set forth in Schedule 8.3.1, there are not outstanding any shares of capital stock or other Equity Securities of any of the I/SP Entities or any rights to subscribe for or purchase from the I/SP Entities any such shares of capital stock or other Equity Securities.  Except as set forth in Schedule 8.3.1, none of the I/SP Entities has any outstanding securities convertible into or exchangeable or exercisable for any shares of its capital stock or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any shares of its capital stock.  Except as set forth in Schedule 8.3.1, neither of the Sellers is party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the sale or voting of any shares of capital stock or other Equity Securities of any of the I/SP Entities.

	8.3.2	Subsidiaries. Schedule 8.3.2 sets forth a list, true and correct in all material respects, of all of the Subsidiaries of each of the I/SP Entities, listing for each such Subsidiary its name, its jurisdiction of organization, its outstanding Equity Securities and the ownership of such Equity Securities. Except as set forth in Schedule 8.3.2, all the outstanding Equity Securities of each of the Subsidiaries of the I/SP Entities are validly issued, fully paid and nonassessable and as of the Closing are owned, directly or indirectly by the I/SP Entities or their Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances. Except as set forth in Schedule 8.3.2, there are no outstanding Equity Securities of any of the Subsidiaries of the I/SP Entities or any rights to subscribe for or to purchase from any of the I/SP Entities or any of their respective Subsidiaries any Equity Securities of any of the Subsidiaries of the I/SP Entities. Except as set forth in Schedule 8.3.2, none of the I/SP Entities or any of their Subsidiaries is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the sale or voting of any Equity Securities of any of the Subsidiaries of the I/SP Entities. Except as set forth in Schedule 8.3.2, each of the Subsidiaries of the I/SP Entities is a corporation or other entity duly incorporated or organized, validly existing and in good standing (with respect to Subsidiaries incorporated or organized in jurisdictions that recognize the concept) under the Laws of its jurisdiction of incorporation or organization and has all corporate power and authority, and possesses all governmental licenses and permits necessary to enable it to own or lease and to operate its properties and assets and carry on their respective businesses as conducted as of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have an I/SP MAC.

8.4	No Violation

Except as set forth in Schedule 8.4, the execution, delivery and performance by each of the Sellers or any of their Affiliates of this Agreement and the Transition Services Agreement and by each of the Sellers and their Affiliates of the Related Agreements to which it will be a party, the consummation of the Contemplated Transactions that are required to be performed by such the Sellers of any of their Affiliates and compliance with the terms of this Agreement, the Transition Services Agreement and such Related Agreements to which a Seller or any of its Affiliates is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Sellers or such Affiliate, as applicable, (b) assuming that all consents, approvals and authorizations contemplated by Section 8.5 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to the Sellers, or such Affiliates or the I/SP Entities or to any of their Subsidiaries or by which its or any of their respective properties are bound, or (c) conflict with or violate any provisions of, or require any Third Party consents under, or give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation or loss of any material benefit of any of the I/SP Business, the I/SP Entities or their respective Subsidiaries, except, in the cases of subsections (b) or (c), with respect to the separation of the I/SP Business from Schering-Plough in accordance with the provision of transition services under the Transition Services Agreement, or as would not, individually or in the aggregate, reasonably be expected to have an I/SP MAC.

8.5	Public Authorizations and Consents

No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, or other permissions, forbearances or allowances, including Marketing Authorizations, pertaining to, any Public Authority (“Public Authority Consents”) are required to be obtained or made by any of the Sellers or their Affiliates in connection with the execution, delivery and performance of this Agreement, the Transition Services Agreement and the Related Agreements to which either of the Sellers or any of its Affiliates is a party, or the consummation of the Contemplated Transactions required to be performed by either of the Sellers or any of its Affiliates hereunder, other than (a) the applicable requirements of the ECMR and other applicable Antitrust Laws, (b) the approval of the Contemplated Transactions pursuant to the HSR Act, (c) those Public Authority Consents listed in Schedule 8.5, (d) in connection with the separation of the I/SP Business from Schering-Plough in accordance with the provision of transition services under the Transition Services Agreement and (e) as would not, individually or in the aggregate, reasonably be expected to have an I/SP MAC.

8.6	Financial Information5

8.6.1
Schedule 8.6.1 sets forth the following financial statements (the “I/SP Business Financial Statements”): (i) the audited Abbreviated Financial Statements as of the Audit Date and (ii) the unaudited Abbreviated Financial Statements as of [●], 20[●], (the “I/SP Unaudited Financial Statements”)6.  Except as set forth in Schedule 8.6.1, each of the I/SP Business Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly presents in all material respects the consolidated financial condition of the I/SP Business as of its respective date, subject, in the case of the I/SP Unaudited Financial Statements, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments.

8.6.2	The I/SP Entities and their Subsidiaries do not have any Liabilities, except for Liabilities (i) reflected or reserved against in the balance sheet that is part of the I/SP Unaudited Financial Statements, (ii) incurred in the Ordinary Course since the Audit Date, (iii) set forth in Schedule 8.6.2, or (iv) that have not had and would not reasonably be expected to have, either individually or in the aggregate, an I/SP MAC.
___________________________
5           To be provided in accordance with footnote 2.
____________________________
6           To be the most recent calendar quarter.

8.7	Absence of Certain Changes

Except as set forth in Schedule 8.7, since the Audit Date, the I/SP Business has been conducted in all material respects in the Ordinary Course, and there has not been any change in the businesses, operations or financial conditions of the I/SP Business that has had an I/SP MAC.

8.8	I/SP Business Product Registrations

Except as set forth in Schedule 8.8, at the Closing one of the I/SP Entities or their respective Subsidiaries have all I/SP Product Registrations, except for those I/SP Product Registrations that the failure to have would not, individually or in the aggregate, reasonably be expected to have an I/SP MAC.

8.9	Title and Sufficiency of Assets

Except as would not individually or in the aggregate reasonably be expected to have an I/SP MAC or except as set forth in Schedule 8.9, at the Closing, the I/SP Entities and their Subsidiaries will have good and valid title to or a valid leasehold or license interest in or rights to use the assets owned, leased or licensed by the I/SP Entities immediately prior to the Closing, in each case as currently being used, free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth in Schedule 8.9. the assets owned, leased or licensed by the I/SP Entities and their Subsidiaries immediately prior to the Closing, together with the services to be provided pursuant to the Transition Services Agreement and the Related Agreements, will constitute all of the assets and services Related to the I/SP Business and needed to reasonably conduct the I/SP Business in substantially in the same manner as conducted as of the date of this Agreement.

8.10	Real Property

Except as would not have, individually or in the aggregate, an I/SP MAC and except as set forth in Schedule 8.10, the I/SP Entities or their Subsidiaries own and have (or, after giving effect to the transactions contemplated by this Agreement, will own and have immediately prior to the Closing) valid title to all of the owned real property primarily used in connection with the I/SP Business as conducted as of the date hereof and have valid leasehold interests in (or, after giving effect to the transactions contemplated by this Agreement, will immediately prior to the Closing have valid leasehold interests in) all of the leased properties primarily used in the I/SP Business, free and clear of all Encumbrances (except for Permitted Encumbrances and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used by the I/SP Entities or their Subsidiaries as of the date of this Agreement).

8.11	Intellectual Property

8.11.1
Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, an I/SP MAC and except as set forth in Schedule 8.11.1, the I/SP Entities and their Subsidiaries own or otherwise have a right to use, all material Intellectual Property Rights used in connection with the I/SP Business.  Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, an I/SP MAC and except as set forth in Schedule 8.11.1, all registration and other fees due and payable as of the date hereof required to maintain the material Intellectual Property Rights of the I/SP Entities and their Subsidiaries have been paid.  Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, an I/SP MAC and except as set forth in Schedule 8.11.1, to the Knowledge of Sellers, all Intellectual Property Rights owned by, or licensed to, the I/SP Entities and their Subsidiaries is valid and enforceable and in full force and effect.

	8.11.2	Except as set forth in Schedule 8.11.2, to the Knowledge of Sellers, the operation of the I/SP Business does not infringe any valid and enforceable Patents or Trademarks within the Intellectual Property Rights of third parties that would, individually or in the aggregate, reasonably be expected to have an I/SP MAC. Except as set forth in Schedule 8.11.2, to the Knowledge of Sellers, no Third Party is infringing or misappropriating any Intellectual Property Rights of the I/SP Entities that would, individually or in the aggregate, reasonably be expected to have an I/SP MAC. No proceeding, that would, individually or in the aggregate, reasonably be expected to have an I/SP MAC, alleging misappropriation or infringement of the Intellectual Property Rights of any Person is pending or, to the Knowledge of Sellers, threatened against any of the I/SP Entities or any of their Subsidiaries, except as set forth in Schedule 8.11.2.

8.12	Material Contracts

Except as set forth in Schedule 8.12 or as filed with the SEC, as of the date hereof, neither the I/SP Entities nor any of their Subsidiaries are parties to or bound by (a) any Contract relating to or evidencing indebtedness in an amount in excess of $20 million, (b) any non-competition Contract or any other Contract containing terms that expressly limit or otherwise restrict the I/SP Entities or their Subsidiaries from engaging or competing with any Person in the animal health industry in any geographic area or from developing or commercializing in the animal health industry any compounds, any therapeutic area, class of drugs, products, devices or mechanism of action, in a manner that would reasonably be likely to be material to the I/SP Entities and their Subsidiaries taken as a whole, or (c) any customer, manufacturing, distribution, supply or similar agreement providing for the receipt or expenditure of more than $50 million on an annual basis (all contracts of the type described in this Section 8.12 being referred to herein as “Material Contracts”). Except as set forth in Schedule 8.12, neither the I/SP Entities nor their Subsidiaries are in breach of or default under the terms of any Material Contract where such breach or default would have, individually or in the aggregate, an I/SP MAC. Except as set forth in Schedule 8.12, to the Knowledge of Sellers, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default would have, individually or in the aggregate, an I/SP MAC. Except as would not have, individually or in the aggregate, an I/SP MAC and except as set forth in Schedule 8.12, each Material Contract is a valid and binding obligation of the I/SP Entities or their Subsidiaries which are parties thereto and, to the Knowledge of Sellers, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

8.13	Compliance with Laws

Except as set forth in Schedule 8.13, none of the I/SP Entities nor any of their Subsidiaries are, to the Knowledge of Sellers, in violation of any Law that is applicable to them or the conduct or operation of their businesses or the ownership or use of any of their assets, in each case, which violation or violations would have, individually or in the aggregate, an I/SP MAC.

8.14	Environmental Matters

8.14.1
Except as set forth in Schedule 8.14.1, each of the I/SP Entities and their Subsidiaries are in compliance with all applicable Environmental Laws, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have an I/SP MAC.

	8.14.2	Except as set forth in Schedule 8.14.2, to the Knowledge of Sellers, each of the I/SP Entities and their Subsidiaries have obtained all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (collectively referred to as “Environmental Permits”) and are in compliance with the terms and conditions of such Environmental Permits, except for such failure to obtain or failure to comply that would not, individually or in the aggregate, reasonably be expected to have an I/SP MAC.

	8.14.3	Except as set forth in Schedule 8.14.3, none of the I/SP Entities nor any of their Subsidiaries have received written notice of any injunction, decree, order, judgment, investigation, lawsuit, claim, action, proceeding, citation, directive or summons (collectively referred to as “Proceedings”) alleging Liability under any Environmental Law or non-compliance with any Environmental Permit, except for such Proceedings that would not, individually or in the aggregate, reasonably be expected to have an I/SP MAC.

8.15	Litigation

Except as set forth in Schedule 8.15, as of the date hereof, there is no Litigation pending or, to the Knowledge of Sellers, threatened, involving any of the I/SP Entities or any of their Subsidiaries or their respective properties or the I/SP Business, at Law or in equity or before or conducted by any Public Authority and (b) preliminary or permanent injunctions, temporary restraining orders or other court orders including injunctive relief against or restricting the use, sale, offer for sale or import of any product or operation of the I/SP Business anywhere in the world, in each case except as would not, individually or in the aggregate, reasonably be expected to have an I/SP MAC.

8.16	Labor Matters

	8.16.1	Except as set forth in Schedule 8.16.1, none of the I/SP Entities nor any of their Subsidiaries (i) are a party to any collective bargaining agreements or other agreements with any labor organization, works council or union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management with, any employee or others) or (ii) are obligated by, or subject to, any order of the National Labor Relations Board or other labor or employment tribunal, agency, board or administration, or any unfair labor or employment practice decision, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an I/SP MAC.

	8.16.2	Except as set forth in Schedule 8.16.2, none of the I/SP Entities nor any of their Subsidiaries is a party or subject to any pending or, to the Knowledge of Sellers, threatened employment, labor or civil rights dispute, controversy or grievance or any unfair labor or employment practice proceeding with respect to claims of, or obligations of, any employee, group of employees or individuals classified as non-employees or independent contractors except as would not, individually or in the aggregate, reasonably be expected to have an I/SP MAC. Except as set forth in Schedule 8.16.2, none of the I/SP Entities nor any of their Subsidiaries with respect to the I/SP Business have received any notice that any labor representation request is pending or is threatened with respect to any employees of any of the I/SP Entities or any of their Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have an I/SP MAC

8.16.3
Except as set forth in Schedule 8.16.3, each of the I/SP Entities and their Subsidiaries is in compliance in all respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours except as would not, individually or in the aggregate, reasonably be expected to have an I/SP MAC.

	8.16.4	Except as set forth in Schedule 8.16.4, the execution of this Agreement by the Parties and the consummation of the transactions contemplated hereby will not require the approval or consent of any labor organization, works council or union or other employee organization.

	8.17	Employee Benefits

		8.17.1	Schedule 8.17.1 lists all I/SP Entities Plans and Sellers Plans.

		8.17.2	With respect to each I/SP Entities Plan, Sellers have provided to Sanofi-Aventis true and complete copies of, as applicable: (i) descriptions of the Plans in each of the jurisdictions in which the I/SP Entities and any of their Subsidiaries operate; (ii) all material plan documents related to the I/SP Entities Plans that are sponsored in the U.S., including but not limited to (as applicable), trust agreements, summary plan descriptions and each summary of material modification regarding the terms and provisions thereof, (iii) all material plan documents related to the I/SP Entities Plans that are sponsored outside the U.S. to the extent they can be located after good faith, reasonable efforts to do so by the Sellers, and (iv) an estimate of current levels of pension plan and other post-retirement benefits funding, together with the most recent actuarial report (or in the absence of such report, all information available, based on good faith, reasonable efforts to obtain, that explains the actuarial basis used in preparing such estimate).

		8.17.3	Except as set forth in Schedule 8.17.3, for the period of the statute of limitations applicable to employee benefit plans under ERISA, none of the I/SP Entities or their Subsidiaries, nor Sanofi-Aventis or its ERISA Affiliates, shall have any Liability to or with respect to any Sellers Plan, which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to by Sellers or any I/SP Entity ERISA Affiliate.

		8.17.4	Except as set forth in Schedule 8.17.4, each I/SP Entities Plan (i) has been maintained, funded and administered in compliance in all material respects with all applicable Laws, orders, statutes, regulations and rules issued by a Public Authority and with any agreement entered into with a union or labor organization, and (ii) has been operated in compliance in all materials respects with its terms, including, but not limited to, timely payment of all premiums due or payable prior to the date hereof with respect to any insurance policy funding any I/SP Entities Plan. Except as set forth in Schedule 8.17.4 and except as has not had and would not reasonably be expected to have, either individually or in the aggregate, an I/SP MAC, no action or failure to act and no transaction or holding of any asset by, or with respect to, any I/SP Entities Plan has or may subject any of the I/SP Entities or any of their Subsidiaries or any fiduciary to any tax, penalty or interest, whether by way of indemnity or otherwise under Chapter 43 of subtitle D of the Code or similar non-U.S. Laws.

		8.17.5	Except as set forth in Schedule 8.17.5, no current or former employees of any of the I/SP Entities or any of their Subsidiaries participate in any multiemployer plan, as defined in Section 3(37) of ERISA, or any I/SP Entities Plan that is subject to Title IV of ERISA. Except as set forth in Schedule 8.17.5, none of the I/SP Entities nor any of their Subsidiaries have incurred, or are reasonably likely to incur, any Liability in excess of $10 million under Title IV of ERISA that has not been satisfied in full. Except as set forth in Schedule 8.17.5, none of the I/SP Entities, any of their respective ERISA Affiliates or any of their respective predecessors has ever during the past six years contributed to, contributes to, has ever during the past six (6) years been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any Liability with respect to any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code).

		8.17.6	Except as set forth in Schedule 8.17.6, each I/SP Entities Plan that is required to be registered or approved by a non-US Public Authority has been registered with, or approved by, and has been maintained in all material respects in good standing with such Public Authority and except as has not had and would not reasonably be expected to have, either individually or in the aggregate, an I/SP MAC, if such I/SP Entities Plan is intended to be funded and/or book reserved it has been so funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, where applicable.

		8.17.7	Schedule 8.17.7 sets forth, by jurisdiction, (i) each I/SP Entities Plan subject to a funding requirement that will be transferred (wholly or partially, contractually or mandatorily by law) to the Merial Group in connection with the transactions contemplated by this Agreement, and (ii) the rate at which contributions to such Plans are made and the basis on which they are calculated.

		8.17.8	Except as set forth in Schedule 8.17.8, as of the date hereof, there are no pending or, to the Knowledge of Sellers, threatened or anticipated material actions, proceedings or Litigation by or on behalf of any I/SP Entities Plan, any employee or beneficiary covered under any I/SP Entities Plan, any Public Authority involving any I/SP Entities Plan or the assets thereof, or otherwise involving any I/SP Entities Plan (other than routine claims for benefits). Except as set forth in Schedule 8.17.8, no filings or notifications (either in advance or after the fact) are due to any Public Authority having supervision over the I/SP Plans in connection with the transactions contemplated by this Agreement

		8.17.9	Except as has not and would not reasonably be expected to have, either individually or in the aggregate, an I/SP MAC and except as set forth in Schedule 8.17.9, each I/SP Entities Plan can be amended, terminated, or otherwise discontinued without Liability to the Merial Group or its Affiliates.

	8.18	Taxes

Except as set forth on Schedule 8.18 or except as has not had and would not reasonably be expected to have, either individually or in the aggregate, an I/SP MAC:

		8.18.1	All Tax Returns required to be filed by the I/SP Entities and their Subsidiaries have been duly and timely filed (taking into account applicable extensions). All Taxes owed and due by the I/SP Entities and their Subsidiaries have been paid (or caused to be paid). There are no Encumbrances for Taxes on any of the assets of the I/SP Entities and their Subsidiaries, that arose in connection with any failure (or alleged failure) to pay any Tax.

		8.18.2	There is no material action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of Sellers, threatened in respect of any Taxes for which any of the I/SP Entities or any of their Subsidiaries is or may become liable, nor has any material deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of Sellers, threatened.

		8.18.3	None of the I/SP Entities and none of the I/SP Entities’ Subsidiaries is subject to any tax sharing agreement pursuant to which they will have any obligation to make payments after the Closing Date.

8.18.4
None of the I/SP Entities and none of the I/SP Entities’ Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

		8.18.5	The I/SP Entities and their Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing by the I/SP Entities and their Subsidiaries to any employee, consultant, creditor, stockholder, or any other related or Third Party, and all Taxing Authority forms required with respect thereto to have been properly completed and filed.

	8.19	No Brokers

Except as set forth on Schedule 8.19, none of the Seller, the I/SP Entities nor any of their Subsidiaries have employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Related Agreements or the Contemplated Transactions for which Sanofi-Aventis, Merial or the I/SP Entities will be responsible.

	8.20	Disclaimer

Neither of the Sellers, any of the I/SP Entities nor any of their respective Affiliates, representatives or advisors have made, or shall be deemed to have made, to Sanofi-Aventis, Merial or any other Person any representations or warranty other than those expressly made by each of the Sellers in this Article 8. Without limiting the generality of the foregoing, except to the extent set forth in this Article 8, no representation or warranty has been made or is being made herein to Sanofi-Aventis, Merial or any other Person (a) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent (or any other representation or warranty referred to in Section 2-312 of the Uniform Commercial Code of any applicable jurisdiction), (b) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Sanofi-Aventis, Merial or any other Person, or (c) with respect to any other information or documents made available at any time to Sanofi-Aventis, Merial or any other Person with respect to the I/SP Entities and their Subsidiaries, the I/SP Business, the I/SP Shares or the Contemplated Transactions. Nothing in this Agreement shall relieve any party from Liability for fraudulent misrepresentation.

9	Representations and Warranties of Sanofi-Aventis

Except as set forth in the Schedules (it being agreed that any matter disclosed in the Schedules with respect to any Section of this Agreement shall be deemed to have been disclosed with respect to any other Section to the extent the applicability thereto is reasonably apparent) and, other than with respect to Sections 9.3 and 9.6, except as disclosed in the Sanofi-Aventis Annual Report on Form 20-F for the year ended December 31, 200[9] and in the Sanofi-Aventis Quarterly Report on Form 10-Q for the quarterly period ended [●] (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports or any other disclosures in such reports to the extent they are similarly predictive or forward-looking in nature) to the extent the relationship with the Merial Business is readily apparent, Sanofi-Aventis hereby represents and warrants (other than with respect to any facts, circumstances or events occurring or existing prior to the SPA Closing Date), as of the date of this Agreement and as of the Closing Date, as follows:

	9.1	Organization and Power

Except as set forth in Schedule 9.1, each of Sanofi-Aventis, Merial and the Subsidiaries of Merial is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing (with respect to Sanofi-Aventis, Merial and the Subsidiaries incorporated or organized in jurisdictions that recognize the concept) under the Laws of its jurisdiction of incorporation or organization. Each of Sanofi-Aventis, Merial and the Subsidiaries of Merial has full corporate or other organizational power and authority to execute, deliver and perform this Agreement, the Transition Services Agreement and the Related Agreements to which it is a party and to consummate the Contemplated Transactions required to be performed by it. Except as set forth in Schedule 9.1, the Merial Group has power and authority, and possesses all governmental licenses and permits necessary to enable it to own or lease and to operate its properties and assets and carry on their respective businesses as conducted as of the date of this Agreement, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Merial MAC.

	9.2	Authorization and Enforceability

Except as set forth in Schedule 9.2, the execution and delivery by each of Sanofi-Aventis and its Affiliates of this Agreement, the Transition Services Agreement and the Related Agreements to which it is a party and the performance of the Contemplated Transactions that are required to be performed by Sanofi-Aventis or such Affiliates have been or will be duly authorized by Sanofi-Aventis or its Affiliates, as applicable, and no other corporate or other organizational proceedings on the part of Sanofi-Aventis or its Affiliates are or will be necessary to authorize the execution, delivery and performance of this Agreement, the Transition Services Agreement and the Related Agreements or the consummation of the Contemplated Transactions that are required to be performed by Sanofi-Aventis or its Affiliates, as applicable. This Agreement and the Transition Services Agreement have been duly executed and delivered by Sanofi-Aventis and each of the Related Agreements to which Sanofi-Aventis or any of its Affiliates is a party to be executed and delivered at the Closing by Sanofi-Aventis or its Affiliates, as applicable, will be, at the Closing, duly executed and delivered by such Person, and this Agreement constitutes, and as of the Closing, the Transition Services Agreement and the Related Agreements will constitute, a valid and legally binding agreement of Sanofi-Aventis or its Affiliates that will be a party thereto, as the case may be, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

	9.3	Capitalization of Merial and its Subsidiaries

9.3.1
Merial.  Sanofi-Aventis and/or its Subsidiaries and Affiliates are the record and beneficial owner of all of the Merial Shares as set forth in Schedule 9.3.1.  Except as set forth in Schedule 9.3.1, all of the Merial Shares newly issued since the SPA Closing Date are duly authorized, have been validly issued and are fully paid and non-assessable, and were issued in compliance with applicable securities Laws or exemptions therefrom.  Except as set forth in Schedule 9.3.1, since the SPA Closing Date, there have not been issued any outstanding shares of capital stock or other Equity Securities of the Merial Group or any rights to subscribe for or purchase from the Merial Group any such shares of capital stock or other Equity Securities.  Except as set forth in Schedule 9.3.1, no member of the Merial Group has any outstanding securities convertible into or exchangeable or exercisable for any shares of its capital stock or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any shares of its capital stock.  Except as set forth in Schedule 9.3.1, Sanofi-Aventis is not a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the sale or voting of any shares of capital stock or other Equity Securities of the Merial Group.

		9.3.2	Subsidiaries. Schedule 9.3.2 sets forth a list, true and correct in all material respects, of all of the Subsidiaries of Merial, listing for each such Subsidiary its name, its jurisdiction of organization, its outstanding Equity Securities and the ownership of such Equity Securities. Except as set forth in Schedule 9.3.2, all the outstanding Equity Securities of each of the Subsidiaries of Merial are validly issued, fully paid and nonassessable and, except as set forth in Schedule 9.3.2, as of the Closing are owned, directly or indirectly by Merial free and clear of any Encumbrances, other than Permitted Encumbrances. Except as set forth in Schedule 9.3.2, there are no outstanding Equity Securities of any of the Subsidiaries of Merial or any rights to subscribe for or to purchase from Merial or any of its Subsidiaries any Equity Securities of the Merial Group. Except as set forth in Schedule 9.3.2, none of Merial or any of its Subsidiaries is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the sale or voting of any Equity Securities of the Merial Group. Except as set forth in Schedule 9.3.2, each member of the Merial Groups is a corporation or other entity duly incorporated or organized, validly existing and in good standing (with respect to Subsidiaries incorporated or organized in jurisdictions that recognize the concept) under the Laws of its jurisdiction of incorporation or organization and has all corporate power and authority, and possesses all governmental licenses and permits necessary to enable it to own or lease and to operate its properties and assets and carry on their respective businesses as conducted as of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Merial MAC.

	9.4	No Violation

Except as set forth in Schedule 9.4, the execution, delivery and performance by Sanofi-Aventis and Merial of this Agreement and the Transition Services Agreement and by each of Sanofi-Aventis and its Affiliates of the Related Agreements to which it will be a party, the consummation of the Contemplated Transactions that are required to be performed by Sanofi-Aventis or any of its Affiliates and compliance with the terms of this Agreement, the Transition Services Agreement and such Related Agreements to which Sanofi-Aventis or any of its Affiliates is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other similar organizational documents of Sanofi-Aventis or such Affiliate, as applicable (b) assuming that all consents, approvals and authorizations contemplated by Section 9.5 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to the Sanofi-Aventis or such Affiliates or the Merial Group or by which its or any of their respective properties are bound, or (c) conflict with or violate any provisions of, or require any Third Party consents under, or give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation or loss of any material benefit of any of the Merial Business or the Merial Group, except as would not, individually or in the aggregate, reasonably be expected to have a Merial MAC.

	9.5	Public Authorizations and Consents

No Public Authority Consents are required to be obtained or made by any of Sanofi-Aventis or its Affiliates in connection with the execution, delivery and performance of this Agreement, the Transition Services Agreement and the Related Agreements to which Sanofi-Aventis or any of its Affiliates is a party, or the consummation of the Contemplated Transactions required to be performed by Sanofi-Aventis or any of its Affiliates hereunder, other than (a) the applicable requirements of the ECMR and other applicable Antitrust Laws, (b) the approval of the Contemplated Transactions pursuant to the HSR Act, (c) those Public Authority Consents listed in Schedule 9.5, and (d) as would not, individually or in the aggregate, reasonably be expected to have a Merial MAC.

	9.6	Financial Information

		9.6.1	Schedule 9.6.1 sets forth the following financial statements (the “Merial Financial Statements”): the unaudited consolidated balance sheet of the Merial Group as of [●], 20[●], and the related unaudited statements of operations and cash flows, respectively, for the [●]-month period ended on such date (the “Merial Unaudited Financial Statements”)7. Except as set forth in Schedule 9.6.1, the Merial Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly presents in all material respects the consolidated financial condition of the Merial Group as of their respective date and the consolidated results of operations and shareholders’ equity, or cash flows, as the case may be, of the Merial Group for the period covered thereby, subject, in the case of the Merial Unaudited Financial Statements, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments.
_____________________________________
7           To be the most recent calendar quarter.

		9.6.2	The Merial Group does not have any Liabilities incurred after the SPA Closing Date for events, circumstances or facts having a cause or origin after the SPA Closing Date, except for Liabilities (i) reflected or reserved against in the balance sheet that is part of the Merial Unaudted Financial Statements, (ii) incurred in the Ordinary Course since the last day of the calendar quarter immediately preceding date of this Agreement, (iii) set forth in Schedule 9.6.2, or (iv) that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Merial MAC.

	9.7	Absence of Certain Changes

Except as set forth in Schedule 9.7, since the SPA Closing Date, the Merial Business has been conducted in all material respects in the Ordinary Course, and there has not been any change in the businesses, operations or financial conditions of the Merial Business that has had a Merial MAC.

	9.8	Product Registrations

Except as set forth in Schedule 9.8, since the SPA Closing Date, the Merial Group has had all Merial Product Registrations, except for those Merial Product Registrations that the failure to have would not, individually or in the aggregate, reasonably be expected to have a Merial MAC.

	9.9	Title and Sufficiency of Assets

Since the SPA Closing Date and in each case, except with respect to any Pre-Existing Condition and except as would not individually or in the aggregate reasonably be expected to have a Merial MAC, the Merial Group has good and valid title to or a valid leasehold or license interest in or rights to use the assets owned, leased or licensed by the Merial Group immediately prior to the Closing, in each case as currently being used, free and clear of all Encumbrances other than Permitted Encumbrances. The assets owned, leased or licensed by the Merial Group, since the SPA Closing Date and in each case, except with respect to any Pre-Existing Condition, immediately prior to the Closing will constitute the assets reasonably required to conduct the Merial Business substantially in the same manner as conducted as of the date of this Agreement.

	9.10	Real Property

Since the SPA Closing Date and in each case, except with respect to any Pre-Existing Condition and except as would not have, individually or in the aggregate, a Merial MAC, and except as set forth in Schedule 9.10, the Merial Group owns and has (or, after giving effect to the transactions contemplated by this Agreement, will immediately prior to the Closing will own and have immediately prior to the Closing) valid title to all of the owned real property primarily used in connection with the Merial Business as conducted as of the date hereof and has valid leasehold interests in (or, after giving effect to the transactions contemplated by this Agreement, will immediately prior to the Closing have valid leasehold interests in) all of the leased properties primarily used in the Merial Business, free and clear of all Encumbrances (except for Permitted Encumbrances and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used by the Merial Group as of the date of this Agreement).

	9.11	Intellectual Property

		9.11.1	Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Merial MAC and other than with respect to any Pre-Existing Condition, and except as set forth in Schedule 9.11.1, since the SPA Closing Date the Merial Group has owned or otherwise had a right to use all material Intellectual Property Rights used in connection with the Merial Business. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Merial MAC and other than with respect to any Pre-Existing Condition, and except as set forth in Schedule 9.11.1, since the SPA Closing Date all registration and other fees due and payable as of the date hereof required to maintain the material Intellectual Property Rights of Merial have been paid. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Merial MAC and other than with respect to any Pre-Existing Condition, and except as set forth in Schedule 9.11.1, since the SPA Closing Date to the Knowledge of Sanofi-Aventis, all Intellectual Property Rights owned by, or licensed to, the Merial Group is valid and enforceable and in full force and effect.

		9.11.2	Except as set forth in Schedule 9.11.2, to the Knowledge of Sanofi-Aventis and other than with respect to any Pre-Existing Condition, since the SPA Closing Date the operation of the Merial Business does not infringe any valid and enforceable Patents or Trademarks within the Intellectual Property Rights of third parties that would, individually or in the aggregate, reasonably be expected to have a Merial MAC. Except as set forth in Schedule 9.11.2, to the Knowledge of Sanofi-Aventis and other than with respect to any Pre-Existing Condition, no Third Party is infringing or misappropriating any Intellectual Property Rights of Merial that would, individually or in the aggregate, reasonably be expected to have a Merial MAC. No proceeding, that would, individually or in the aggregate, reasonably be expected to have a Merial MAC, alleging misappropriation or infringement of the Intellectual Property Rights of any Person is pending or, to the Knowledge of Sanofi-Aventis, threatened against the Merial Group, except as set forth in Schedule 9.11.2.

	9.12	Material Contracts

Except as set forth in Schedule 9.12, as of the date hereof, since the SPA Closing Date the Merial Group has not become bound by any Material Contracts. Since the SPA Closing Date, the Merial Group is not in breach of or default under the terms of any Material Contract where such breach or default would have, individually or in the aggregate, a Merial MAC. Except as set forth in Schedule 9.12, to the Knowledge of Sanofi-Aventis, since the SPA Closing Date no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default would have, individually or in the aggregate, a Merial MAC. Except as would not have, individually or in the aggregate, a Merial MAC and except as set forth in Schedule 9.12, each Material Contract is a valid and binding obligation of the Merial Group, its Subsidiaries which are parties thereto and, to the Knowledge of Sanofi-Aventis, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

	9.13	Compliance with Laws

Except as set forth in Schedule 9.13, since the SPA Closing Date and other than with respect to any Pre-Existing Condition, the Merial Group is not, to the Knowledge of Sanofi-Aventis, in violation of any Law that is applicable to it or the conduct or operation of its businesses or the ownership or use of any of their assets and to the Knowledge of Sanofi-Aventis, since the SPA Closing Date and other than with respect to any Pre-Existing Condition the Merial Group is not in violation of any Law that is applicable to the conduct or operation of the Merial Business as conducted as of the date of this Agreement, which violation or violations would have, individually or in the aggregate, a Merial MAC.

	9.14	Environmental Matters

		9.14.1	Except as set forth in Schedule 9.14.1, since the SPA Closing Date, the Merial Group with respect to the Merial Business is in compliance with all applicable Environmental Laws, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Merial MAC and other than with respect to any Pre-Existing Condition.

		9.14.2	Except as set forth in Schedule 9.14.2, to the Knowledge of Sanofi-Aventis, since the SPA Closing Date, the Merial Group with respect to the Merial Business has obtained all Environmental Permits and is in compliance with the terms and conditions of such Environmental Permits, except for such failure to obtain or failure to comply that would not, individually or in the aggregate, reasonably be expected to have a Merial MAC and other than with respect to any Pre-Existing Condition.

		9.14.3	Except as set forth in Schedule 9.14.3, since the SPA Closing Date, the Merial Group has not with respect to the Merial Business received written notice of any Proceedings alleging Liability under any Environmental Law or non-compliance with any Environmental Permit, except for such Proceedings that would not, individually or in the aggregate, reasonably be expected to have a Merial MAC and other than with respect to any Pre-Existing Condition.

	9.15	Litigation

Except as set forth in Schedule 9.15, as of the date hereof, there are no (a) Litigations pending or, to the Knowledge of Sanofi-Aventis, threatened, involving the Merial Group or its respective properties or the Merial Business, at Law or in equity or before or conducted by any Public Authority, in each case that has arisen since the SPA Closing Date and (b) preliminary or permanent injunctions, temporary restraining orders or other court orders including injunctive relief against or restricting the use, sale, offer for sale or import of any product or operation of the Merial Business anywhere in the world, in each case that have arisen since the SPA Closing Date and except as would not, individually or in the aggregate, reasonably be expected to have a Merial MAC.

	9.16	Labor Matters

		9.16.1	Except as set forth in Schedule 9.16.1, since the SPA Closing Date, the Merial Group has not become (i) a party to any collective bargaining agreements or other agreements with any labor organization, works council or union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management with, any employee or others) or (ii) are obligated by, or subject to, any order of the National Labor Relations Board or other labor or employment tribunal, agency, board or administration, or any unfair labor or employment practice decision, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Merial MAC.

		9.16.2	Except as set forth in Schedule 9.16.2, since the SPA Closing Date, the Merial Group has not become a party or subject to any pending or, to the Knowledge of Sanofi-Aventis, threatened employment, labor or civil rights dispute, controversy or grievance or any unfair labor or employment practice proceeding with respect to claims of, or obligations of, any employee, group of employees or individuals classified as non-employees or independent contractors except as would not, individually or in the aggregate, reasonably be expected to have a Merial MAC. Except as set forth in Schedule 9.16.2, since the SPA Closing Date, the Merial Group has not received any notice that any labor representation request is pending or is threatened with respect to any employees of the Merial Group except as would not, individually or in the aggregate, reasonably be expected to have a Merial MAC.

		9.16.3	Except as set forth in Schedule 9.16.3, since the SPA Closing Date, the Merial Group is in compliance in all respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours except as would not, individually or in the aggregate, reasonably be expected to have a Merial MAC.

		9.16.4	Except as set forth in Schedule 9.16.4 and to the extent it is not a Pre-Existing Condition, the execution of this Agreement by the Parties and the consummation of the transactions contemplated hereby will not require the approval or consent of any labor organization, works council or union or other employee organization.

	9.17	Employee Benefits

		9.17.1	Schedule 9.17.1 lists all Merial Plans and Sanofi-Aventis Plans that have been established or materially modified after the SPA Closing Date.

		9.17.2	With respect to each Merial Plan listed in Schedule 9.17.1, Sanofi-Aventis has provided to Sellers true and complete copies of, as applicable: (i) descriptions of the Plans in each of the jurisdictions in which the Merial Group operates; (ii) all material plan documents related to the Merial Plans that are sponsored in the U.S., including but not limited to (as applicable), trust agreements, summary plan descriptions and each summary of material modification regarding the terms and provisions thereof, (iii) all material plan documents related to the Merial Plans that are sponsored outside the U.S. to the extent they can be located after good faith, reasonable efforts to do so by Sanofi-Aventis, and (iv) an estimate of current levels of pension plan and other post-retirement benefits funding, together with the most recent actuarial report (or in the absence of such report, all information available based on good faith, reasonable efforts to obtain, that explains the actuarial basis used in preparing such estimate).

		9.17.3	Except as set forth in Schedule 9.17.3 and other than with respect to any Pre-Existing Condition, for the period of the statute of limitations applicable to employee benefit plans under ERISA, none of the Merial Group, nor the Sellers or their ERISA Affiliates shall have any Liability to or with respect to any Sanofi-Aventis Plan, which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to by Sanofi-Aventis or any Sanofi-Aventis ERISA Affiliate (other than the Merial Group).

		9.17.4	Except as set forth in Schedule 9.17.4, since the SPA Closing Date and other than with respect to any Pre-Existing Condition, each Merial Plan (i) has been maintained, funded and administered in compliance in all material respects with all applicable Laws, orders, statutes, regulations and rules issued by a Public Authority and with any agreement entered into with a union or labor organization, and (ii) has been operated in compliance in all materials respects with its terms, including, but not limited to, timely payment of all premiums due or payable prior to the date hereof with respect to any insurance policy funding any Merial Plan. Except as set forth in Schedule 9.17.4, since the SPA Closing Date and except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Merial MAC and other than with respect to any Pre-Existing Condition, no action or failure to act and no transaction or holding of any asset by, or with respect to, any Merial Plan has or may subject the Merial Group or any fiduciary to any tax, penalty or interest, whether by way of indemnity or other Liability or otherwise under Chapter 43 of Subtitle D of the Code or similar non-U.S. Laws.

		9.17.5	Except as set forth in Schedule 9.17.5, since the SPA Closing Date, no current or former employees of the Merial Group participate in any multiemployer plan, as defined in Section 3(37) of ERISA or any Merial Plan that is subject to Title IV of ERISA. Except as set forth in Schedule 9.17.5, since the SPA Closing Date, the Merial Group has not incurred nor is reasonably likely to incur any Liability in excess of $10 million under Title IV of ERISA that has not been satisfied in full. Except as set forth in Schedule 9.17.5, since the SPA Closing Date, none of the Merial Group or any of its respective ERISA Affiliates or any of their respective predecessors contributed to, contributes to, or been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any Liability with respect to any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code).

		9.17.6	Except as set forth in Schedule 9.17.6, since the SPA Closing Date, each Merial Plan that is required to be registered or approved by a non-U.S. Public Authority has been registered with, or approved by, and has been maintained in all material respects in good standing with such Public Authority and except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Merial MAC, if such Merial Plan is intended to be funded and/or book reserved it has been so funded since the SPA Closing Date and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, where applicable.

		9.17.7	Except as set forth in Schedule 9.17.7, since the SPA Closing Date, there have not arisen any new or, to the Knowledge of Sanofi-Aventis, threatened or anticipated material actions, proceedings or Litigation by or on behalf of any Merial Plan, any employee or beneficiary covered under any Merial Plan, any Public Authority involving any Merial Plan or the assets thereof, or otherwise involving any Merial Plan (other than routine claims for benefits). Except as set forth in Schedule 9.17.7, no filings or notifications (either in advance or after the fact) are due to any Public Authority having supervision over the Merial Plans in connection with the transactions contemplated by this Agreement.

		9.17.8	Except as has not and would not reasonably be expected to have, either individually or in the aggregate, a Merial MAC, and except as set forth in Schedule 9.17.8, each Merial Plan can be amended, terminated, or otherwise discontinued without Liability to the Merial Group or its Affiliates.

	9.18	Taxes

Except as set forth on Schedule 9.18 or except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Merial MAC:

9.18.1
Since the SPA Closing Date, all Tax Returns required to be filed by the Merial Group have been duly and timely filed (taking into account applicable extensions). Since the SPA Closing Date, all Taxes owed and due by the Merial Group have been paid (or caused to be paid). Since the SPA Closing Date, there are no Encumbrances for Taxes on any of the assets of the Merial Group that arose in connection with any failure (or alleged failure) to pay any Tax.

9.18.2
Since the SPA Closing Date, no material action, suit, proceeding, audit, investigation or claim has become pending or, to the Knowledge of Sanofi-Aventis, threatened in respect of any Taxes for which the Merial Group is or may become liable, nor has any material deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of Sanofi-Aventis, threatened.

		9.18.3	Since the SPA Closing Date, the Merial Group has not become subject to any tax sharing agreement pursuant to which they will have any obligation to make payments after the Closing Date.

		9.18.4	Since the SPA Closing Date, the Merial Group has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

		9.18.5	Since the SPA Closing Date, the Merial Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing by the Merial Group to any employee, consultant, creditor, stockholder, or any other related or Third Party, and all Taxing Authority forms required with respect thereto to have been properly completed and filed.

	9.19	No Brokers

Except as set forth on Schedule 9.19, none of Sanofi-Aventis or its Subsidiaries has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Related Agreements or the Contemplated Transactions, for which the Sellers, Merial or the I/SP Entities will be responsible.

	9.20	Disclaimer

Neither Sanofi-Aventis, the Merial Group, nor any of their respective Affiliates, representatives or advisors have made, or shall be deemed to have made, to Sellers or any other Person any representations or warranty other than those expressly made by Sanofi-Aventis in this Article 9. Without limiting the generality of the foregoing, except to the extent set forth in this Article 9, no representation or warranty has been made or is being made herein to Sellers or any other Person (a) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent (or any other representation or warranty referred to in Section 2-312 of the Uniform Commercial Code of any applicable jurisdiction), (b) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Sellers or any other Person, or (c) with respect to any other information or documents made available at any time to Sellers or any other Person with respect to the Merial Group, the Merial Business or the Contemplated Transactions. Nothing in this Agreement shall relieve any party from Liability for fraudulent misrepresentation

10	Covenants

	10.1	Public Authority Approval

		10.1.1	Approvals – Generally

Sellers and Sanofi-Aventis shall use commercially reasonable efforts to promptly obtain or make all permits, consents and approvals of, registrations with and notices to all Public Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations under, this Agreement, and the Related Agreements, and will use commercially reasonable efforts to cooperate fully with each other in promptly seeking to obtain or make all such permits, consents, approvals, registrations, and notices.

		10.1.2	In furtherance and not in limitation of the foregoing, each Party shall use its commercially reasonable efforts to take any and all steps necessary to avoid or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Competition Laws so as to enable the Parties hereto to close the transactions as promptly as practicable, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divesture or disposition of any assets, properties or businesses of Merial and its Subsidiaries or the I/SP Business and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Sanofi-Aventis’, Schering-Plough’s or Merck’s freedom of action with respect to, or their ability to retain, one or more of the businesses, product lines or assets of Merial or its Subsidiaries or of the I/SP Business, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing (a “Regulatory Divestiture”); provided, however, that nothing in this Section 10.1.2 or this Agreement shall require the Parties to effect a Regulatory Divestiture of assets or businesses of Merial, its Subsidiaries and/or of the I/SP Business that in the aggregate, generated more than 20% of the combined sales of Merial and its Subsidiaries and the I/SP Business during the 12 calendar months prior to the Valuation Date (the “Threshold”). To the extent applicable, each of the Parties shall use its commercially reasonable efforts to in good faith identify and mutually agree upon which assets or businesses of Merial and its Subsidiaries, and the I/SP Business would be most economically advantageous to be subject to Regulatory Divestiture in light of the transactions contemplated by this Agreement.

	10.2	Third Party Consents

		10.2.1	Sellers’ Agreements

Sellers shall as from the date hereof approach, together and in cooperation with Merial, the Third Parties that are parties to the licenses and the agreements Related to the I/SP Business, and use its commercially reasonable efforts (without any obligation to pay money above a de minimis amount or agree to any material contractual concessions) to procure that (i) Merial enter into licenses with the respective Third Parties to replace any of such licenses that are not transferred with the I/SP Group, on terms and conditions no less favorable as a whole than those applicable to the I/SP Group as of the date of this Agreement, and (ii) the Third Parties waive any termination or renegotiation right they may have in the event of a change of control of the I/SP Group pursuant to those agreements, without any adverse change of the terms and conditions of such agreements, in each case at the I/SP Group’s cost.

To the extent that any such Contract cannot be transferred or the full benefits of use of any such Contract or any related asset cannot be provided to Sanofi-Aventis following the Closing, then Sanofi-Aventis and Seller shall enter into such arrangements (including subleasing, sublicensing, supplying or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by the Merial Group and the I/SP Group of the obligations thereunder.

		10.2.2	Restrictive Agreements

Sellers shall or shall cause their Affiliates to use commercially reasonable efforts (without any obligation to pay money above a de minimis amount or agree to any material contractual concessions) to procure that, on or prior to the Closing Date or, if not practicable, as soon as possible thereafter, each of the Restrictive Agreements, shall be either (i) terminated, or (ii) amended so as to permit Merial to manufacture, sell or distribute all of the Merial Business Products and the I/SP Business Products as contemplated by this Agreement without being in breach of any such Restrictive Agreement.

	10.3	Related Agreements

To the extent the Transition Services Agreement or any Related Agreement contemplates any actions or discussions by the Sellers Animal Health Executive and/or Buyer Animal Health Executive (or similar officers or representatives), Sellers and Sanofi-Aventis each agree to cause such individuals to take such actions or engage in such discussions consistently with the terms of such Related Agreement (whether or not Sellers or Sanofi-Aventis, as the case may be, or any of their respective Subsidiaries, is a party to such Related Agreement).

	10.4	Conduct of the I/SP Entities

10.4.1
Except (i) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Sellers, Sellers’ Subsidiaries and the I/SP Entities and their Subsidiaries, (ii) as otherwise permitted or contemplated by this Agreement or the Related Agreements, (iii) as set forth in Schedule 10.4, or (iv) as consented to in writing by Sanofi-Aventis (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof until the earlier of (A) the Closing Date or (B) the termination of this Agreement in accordance with Article 14 hereof, Sellers shall, and shall cause each of their Subsidiaries (including the I/SP Entities and their Subsidiaries) to, conduct the businesses and operations of the I/SP Business in all material respects in the Ordinary Course, and to the extent consistent therewith, Sellers shall, and shall cause each of their Subsidiaries (including the I/SP Entities and their Subsidiaries) to, use their respective reasonable efforts to (1) preserve the I/SP Entities’ and their respective Subsidiaries’ existing assets and properties, (2) preserve the I/SP Business’ business organization intact and maintain the I/SP Business’ existing relations and goodwill with customers, suppliers, distributors, creditors and lessors, and (3) comply in all material respects with Laws applicable to the I/SP Business.

		10.4.2	Without limiting the generality of the foregoing, except (w) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Sellers, Sellers’ Subsidiaries and the I/SP Entities, (x) as otherwise permitted or contemplated by this Agreement or the Related Agreements, (y) as set forth in Schedule 10.4, or (z) as consented to in writing by Sanofi-Aventis (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof to the Closing Date, Sellers shall cause each of the I/SP Entities and their Subsidiaries not to:

		(i)	modify or amend in any material respect any of the organizational documents of any of the I/SP Entities or their Subsidiaries;

		(ii)	issue, sell or otherwise transfer any Equity Securities of any of the I/SP Entities or any of their Subsidiaries (other than issuances, sales or other transfers to the I/SP Entities or any wholly-owned Subsidiary of an I/SP Entity);

		(iii)	split, combine, redeem or reclassify any Equity Securities of any of the I/SP Entities;

(iv)
permit any of the I/SP Entities or any of their respective Subsidiaries to incur or suffer to exist any Indebtedness in excess of $50 million in the aggregate except (x) for working capital borrowings incurred in the Ordinary Course, or (y) as listed in Schedule 10.4.2(iv);

		(v)	enter into any Contract that would prohibit any of the I/SP Entities or any of its Subsidiaries, after the Closing, from competing in any line of business or with any Person in any geographic area, except for such prohibitions that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the I/SP Business;

		(vi)	other than acquisitions (a) listed in Schedule 10.4.2(vi) or (b) not in excess of $10 million individually or $20 million in the aggregate, permit any of the I/SP Entities or any of their respective Subsidiaries to acquire any business by merger, consolidation or otherwise;

		(vii)	divest, sell or otherwise dispose of, or encumber any material asset of the I/SP Entities or their Subsidiaries outside of the Ordinary Course (other than as permitted by subsection (ii) above) except (a) as listed in Schedule 10.4.2(vii), (b) for transactions involving assets of the I/SP Entities or their Subsidiaries having a value no greater than $20 million in the aggregate for all such transfers, or (c) in connection with any waiver, release, assignment, settlement, compromise of litigation otherwise permitted under this Agreement;

		(viii)	permit any of the I/SP Entities or any of their respective Subsidiaries to adopt a plan or agreement of complete or partial liquidation, dissolution, or recapitalization;

		(ix)	permit any of the I/SP Entities or any of their respective Subsidiaries to enter into or adopt any Plan, or amend any I/SP Entities Plan other than in the Ordinary Course consistent with past practice;

		(x)	increase the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, officer or director of any of the I/SP Entities or any of their respective Subsidiaries, except (a) in the Ordinary Course or (b) to the extent required by any Plan disclosed in Schedule 8.17.1;

		(xi)	materially delay or accelerate the payment of any account payable or other Liability of the I/SP Business other than in the Ordinary Course, materially delay or accelerate the collection of any account receivable or other amount owed to the I/SP Entities and their Subsidiaries relating to the I/SP Business other than in the Ordinary Course, or directly or indirectly encourage or require agents, distributors or other purchasers of products from the I/SP Business to purchase or commit to purchase such products in volumes or in accordance with an order or delivery schedule other than in the Ordinary Course;

		(xii)	make, incur or authorize any individual capital expenditures or commitment for capital expenditures in connection with the I/SP Business in excess of $20 million individually or $100 million in the aggregate;

		(xiii)	pay any dividend (including interim dividends or other similar forms of distribution), other than dividends or distributions that would be reflected in the calculation of the I/SP Value (as defined in the Call Option Agreement) pursuant to the Call Option Agreement;

		(xiv)	enter into new agreements, or modify any existing agreements, between Schering-Plough or its Affiliates, on the one hand, and the I/SP Entities or its Subsidiaries, on the other hand, that would continue to be effective following the Closing unless such agreements are substantially on an arm’s-length basis, other than customary agreements and intracompany arrangements for items such as cash management, tax sharing, data sharing and other similar ordinary course purposes with Schering-Plough or its Affiliates; or

		(xv)	authorize, agree, resolve or consent to any of the foregoing.

	10.4.3	Nothing contained in this Agreement shall give to Sanofi-Aventis, directly or indirectly, rights to control or direct the operations of any of the I/SP Entities, their respective Subsidiaries prior to the Closing. Prior to the Closing, each of the I/SP Entities and their Subsidiaries, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations. Notwithstanding anything to the contrary in this Agreement, no consent of Sanofi-Aventis shall be required with respect to any matter set forth in this Section 10.4 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law.

10.5	Conduct of Merial

	10.5.1	Except (i) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Sanofi-Aventis and Merial and their respective Subsidiaries, (ii) as otherwise permitted or contemplated by this Agreement or the Related Agreements, (iii) as set forth in Schedule 10.5, or (iv) as consented to in writing by Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof until the earlier of (A) the Closing Date or (B) the termination of this Agreement in accordance with Article 14 hereof, Sanofi-Aventis shall, and shall cause each of their Subsidiaries (including Merial and its respective Subsidiaries) to, conduct the businesses and operations of the Merial Business in all material respects in the Ordinary Course, and to the extent consistent therewith, Sanofi-Aventis shall, and shall cause each of their Subsidiaries (including Merial and its respective Subsidiaries) to, use their respective reasonable efforts to (1) preserve Merial and its respective Subsidiaries’ existing assets and properties, (2) preserve the Merial Business’ business organization intact and maintain the Merial Business’ existing relations and goodwill with customers, suppliers, distributors, creditors and lessors, and (3) comply in all material respects with Laws applicable to the Merial Business.

	10.5.2	Without limiting the generality of the foregoing, except (w) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Sanofi-Aventis and Merial and their respective Subsidiaries, (x) as otherwise permitted or contemplated by this Agreement or the Related Agreements, (y) as set forth in Schedule 10.5, or (z) as consented to in writing by Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof to the Closing Date, Sanofi-Aventis shall cause each of Merial and their Subsidiaries not to:

		(i)	modify or amend in any material respect any of the organizational documents of any of Merial or its Subsidiaries, other than any amendment to the articles of Merial to increase its authorized share capital in connection with the Merial Issuance;

		(ii)	issue, sell or otherwise transfer any Equity Securities of any of Merial or any of its Subsidiaries (other than issuances, sales or other transfers to Sanofi-Aventis, Merial or any wholly-owned Subsidiary of Merial);

		(iii)	split, combine, redeem or reclassify any Equity Securities of any member of the Merial Group;

		(iv)	permit any member of the Merial Group or any of their respective Subsidiaries to incur or suffer to exist any Indebtedness in excess of $50 million in aggregate except (x) for working capital borrowings incurred in the Ordinary Course, or (y) as listed in Schedule 10.5.2(iv).

		(v)	enter into any Contract that would prohibit any member of the Merial Group or any of their respective Subsidiaries, after the Closing, from competing in any line of business or with any Person in any geographic area, except for such prohibitions that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Merial Business;

		(vi)	other than acquisitions (a) listed in Schedule 10.5.2(vi) or (b) not in excess of $10 million individually or $20 million in the aggregate, permit any member of the Merial Group or any of their respective Subsidiaries to acquire any business by merger, consolidation or otherwise;

		(vii)	divest, sell or otherwise dispose of, or encumber any material asset of any member of the Merial Group or any of their respective Subsidiaries outside of the Ordinary Course (other than as permitted by subsection (ii) above) except (a) as listed in Schedule 10.5.2(vii), (b) for transactions involving any assets of the Merial Group or its Subsidiaries having a value no greater than $20 million in the aggregate for all such transfers, or (c) in connection with any waiver, release, assignment, settlement, compromise of litigation otherwise permitted under this Agreement;

		(viii)	permit any member of the Merial Group or any of their respective Subsidiaries to adopt a plan or agreement of complete or partial liquidation, dissolution, or recapitalization;

		(ix)	permit any member of the Merial Group or any of their respective Subsidiaries to enter into or adopt any employee benefit plan or employment or severance agreement, or amend any Merial Plan other than in the Ordinary Course consistent with past practice or as otherwise contemplated by the Termination Agreement;

		(x)	increase the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, officer or director of any member of the Merial Group or any of their respective Subsidiaries, except (a) in the Ordinary Course or (b) to the extent required by any Merial Plan disclosed in Schedule 9.17.1;

		(xi)	materially delay or accelerate the payment of any account payable or other Liability of the Merial Business other than in the Ordinary Course, materially delay or accelerate the collection of any account receivable or other amount owed to any member of the Merial Group or any of their respective Subsidiaries other than in the Ordinary Course, or directly or indirectly encourage or require agents, distributors or other purchasers of products from the Merial Business to purchase or commit to purchase such products in volumes or in accordance with an order or delivery schedule other than in the Ordinary Course;

		(xii)	make, incur or authorize any individual capital expenditures or commitment for capital expenditures in connection with the Merial Business in excess of $20 million individually or $100 million in the aggregate;

		(xiii)	pay any dividend (including interim dividends or other similar forms of distribution), other than dividends or distributions that would be reflected in the calculation of the Merial Value (as defined in the Call Option Agreement) pursuant to the Call Option Agreement;

		(xiv)	enter into new agreements, or modify any existing agreements, between Sanofi-Aventis or its Affiliates, on the one hand, and Merial or its Subsidiaries, on the other hand, that would continue to be effective following the Closing unless such agreements are substantially on an arm’s-length basis, other than customary agreements and intracompany arrangements for items such as cash management, tax sharing, data sharing and other similar ordinary course purposes with Sanofi-Aventis or its Affiliates; or

		(xv)	authorize, agree, resolve or consent to any of the foregoing.

	10.5.3	Nothing contained in this Agreement shall give to Sellers, directly or indirectly, rights to control or direct the operations of any member of the Merial Group or any of their respective Subsidiaries prior to the Closing. Prior to the Closing, each member of the Merial Group and their respective Subsidiaries, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations. Notwithstanding anything to the contrary in this Agreement, no consent of Sellers shall be required with respect to any matter set forth in this Section 10.5 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law.

10.6	Pre-Closing Restructuring

Following the date hereof, Schering-Plough shall implement a restructuring of the I/SP Business (the “Pre-Closing Restructuring”) pursuant to which the following shall occur, subject to (x) compliance with applicable Law, (y) receipt of any approval required from a Public Authority and (z) obtaining any necessary Third-Party consents (which the Parties shall use their commercially reasonable efforts to obtain):

10.6.1
Prior to Closing, Schering-Plough shall transfer or cause to be transferred to one or more members of the I/SP Group all of the right, title and interest of Schering-Plough and its Subsidiaries (other than the members of the I/SP Group) to all of the assets (including for the avoidance of doubt Intellectual Property Rights) of Schering-Plough and its Subsidiaries Primarily Related to the I/SP Business.

10.6.2
Prior to Closing, the members of the I/SP Group shall transfer or cause to be transferred to one or more of Schering-Plough and its Subsidiaries (other than the members of the I/SP Group) all of the right, title and interest of members of the I/SP Group to all of the assets (including for the avoidance of doubt Intellectual Property Rights) of the members of the I/SP Group that are not Primarily Related to the I/SP Business.

10.6.3
Prior to the Closing, the members of the I/SP Group shall assume all Liabilities of Schering-Plough and its Subsidiaries (other than the members of the I/SP Group) to the extent arising out of the conduct of the I/SP Business, whether incurred before, at or after the Closing.

10.6.4
Prior to the Closing, Schering-Plough or one of its Subsidiaries (other than the members of the I/SP Group) shall assume all Liabilities of the members of the I/SP Group to the extent not arising out of the conduct of the I/SP Business, whether incurred before, at or after the Closing (the “Retained Liabilities”).

10.6.5
Effective as of the Closing, Schering-Plough shall (to the extent that Schering-Plough or  any of its Subsidiaries has the right to do so) grant to the members of the I/SP Group a perpetual, irrevocable, worldwide, sole and exclusive (even with respect to Schering-Plough and its Subsidiaries) and royalty-free right and license (with the right to grant sublicenses and covenants not to sue to the extent necessary for the members of the I/SP Group to operate the I/SP Business) to use the SP Mixed-Use Intellectual Property solely within the Animal Health Field of Use.

10.6.6
Effective as of the Closing, the members of the I/SP Group shall (to the extent that a member of the I/SP Group has the right to do so)  grant to Schering-Plough and its Subsidiaries (other than the members of the I/SP Group) a perpetual, irrevocable, worldwide, sole and exclusive (even with respect to the members of the I/SP Group) and royalty-free right and license (with the right to grant sublicenses and covenants not to sue to the extent necessary for Schering-Plough and/or its Subsidiaries (other than the members of the I/SP Group) to operate any Non-I/SP Business) to use the I/SP Mixed-Use Intellectual Property to research, develop, make, have made, use, import, export, offer to sell, sell and have sold human health products or in any field of use other than the Animal Health Field of Use.

10.6.7
Prior to the Closing, Schering-Plough shall (a) use commercially reasonable efforts to cause the employment of all Employees of Schering-Plough and its Subsidiaries (other than members of the I/SP Group) who primarily or exclusively perform their services for the I/SP Business to be transferred to one of the members of the I/SP Group, and (b) undertake a consultation process with Sanofi-Aventis, reasonably and in good-faith, at least 45 Business Days prior to the Closing Date to determine which of the Shared-Service Employees who are Employees of Schering-Plough and its Subsidiaries (other than members of the I/SP Group) and who do not primarily or exclusively perform their services for the I/SP Business should have their employment transferred to one of the members of the I/SP Group and, following that consultation process, use commercially reasonable efforts to cause the employment of the Shared-Service Employees with respect to whom the Parties are in agreement to be so transferred.

Prior to the Closing, (a) the members of the I/SP Group shall use commercially reasonable efforts to cause the employment of all Employees of the members of the I/SP Group who primarily or exclusively perform their services for a Non- I/SP Business to be transferred to Schering-Plough or one of its Subsidiaries (other than members of the I/SP Group), and (b) Schering-Plough shall undertake a consultation process with Sanofi-Aventis, reasonably and in good-faith, at least 45 Business Days prior to the Closing Date to determine which of the Shared-Service Employees who are Employees of members of the I/SP Group and who primarily or exclusively perform their services for the I/SP Business should have their employment transferred to Schering-Plough or one of its Subsidiaries (other than members of the I/SP Group) and, following that consultation process, use commercially reasonable efforts to cause the employment of the Shared-Service Employees with respect to whom the Parties are in agreement to be so transferred.

For the avoidance of doubt, to the extent that employees of the I/SP Entities as of the Closing are subject to restrictive covenants in favor of the Sellers or their Affiliates, Sellers confirm that employment by the Merial Group following the Closing shall not be deemed  a breach or violation of such covenants.

10.6.8
Schering-Plough shall continue such manufacturing and supply arrangements as are in effect (on a formal or informal basis) between the I/SP Business, on the one hand, and Schering-Plough and its other Affiliates, on the other hand, on terms substantially comparable to those in effect for such arrangements prior to the Closing Date for three (3) years after the Closing Date, or such shorter period as the Board of Directors of Merial shall determine is in the best interest of Merial and its Subsidiaries or such longer period as shall be agreed by Schering-Plough and the Board of Directors of Merial.

10.6.9
Schering-Plough shall cause to be provided to the I/SP Business such transitional services (such as human resources, purchasing, IT, finance etc.) on a cost basis, for up to one year after the Closing, as are necessary or reasonably required to continue to operate the I/SP Business following the Closing in the same manner as operated immediately prior to the Closing.  The Parties may enter into one or more written agreements (the “Transition Services Agreement”) to reflect such services and the specific terms thereof, it being understood that if the terms of such a Transition Services Agreement cannot be mutually agreed, the first sentence of this Section 10.6.9 sets forth the agreement of the Parties with respect to this matter.

10.6.10
Except as otherwise expressly provided in this Agreement, all costs and expenses, including all Transfer Taxes, incurred in connection with the Pre-Closing Restructuring described in this Section 10.6 shall be borne by Schering-Plough.

10.6.11
Notwithstanding any other provision of this Agreement, Nobilon International B.V.  and the Cotia, Brazil facility and its employees shall not be contributed to Merial or directly or indirectly held by any I/SP Entity as of Closing, provided that at the time of the Closing, Schering-Plough and its Affiliates shall enter into an arrangement with Merial to provide Merial with commercially reasonable manufacturing arrangements with respect to any animal health products manufactured by (i) the facility owned by Nobilon International B.V., or (ii) the Cotia, Brazil facility.  Such arrangements shall be for a three-year term and the Parties shall work together during such term to provide for an alternative source of manufacturing for such products with no disruption in supply.  If such alternative source of manufacturing cannot be arranged with no disruption of supply during such three-year period then Merial shall have the right to extend such arrangements for an additional period of up to two years.

10.6.12
Notwithstanding any other provision of this Agreement, Schering-Plough’s Sphereon technology shall be contributed to Merial, provided that at the time of the Closing Schering-Plough and its Affiliates shall retain a perpetual, irrevocable, worldwide, sole and exclusive (even with respect to Merial, Sanofi-Aventis and its Subsidiaries) and royalty-free right and license (with the right to grant sublicenses and covenants not to sue) to use the Sphereon technology to research, develop, make, have made, use, import, export, offer to sell, sell and have sold human health products or in any other field of use, other than the Animal Health Field of Use.

10.7	Further Assurances

Each Party shall use its commercially reasonable efforts to satisfy all conditions to the Closing on or prior to the date scheduled for the Closing (to the extent contemplated by this Agreement to be satisfied by such Party or its Affiliates) and to facilitate, consummate and give effect to the transactions contemplated hereby, including by preparing, executing, delivering and filing, or causing to be executed, delivered and filed, such schedules, assignments, deeds, bills of sale, consents, and other instruments, and taking such other actions, as shall be reasonably necessary or desirable for such purpose. Each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Related Agreements.

11	Employees and Employee Benefit Matters

Following the Closing, the terms and conditions of employment (including salary, bonus and benefits) of the employees of the I/SP Entities shall be determined by Merial after the Closing Date and pending such determination the Parties shall take reasonable efforts to provide a mechanism for continuing the health and insurance benefits of the employees of the I/SP Entities. Subject to applicable law, this Agreement does not, and should not be construed by any Person to create any guaranteed right to employment following the Closing. The provisions of this Article 11 are solely for the benefit of the Parties hereto and are not intended to and shall not be construed as creating any third party beneficiary rights of any kind or nature, including the right of any current, former or retired officer, director or employee of any Party or the spouses or dependants thereof to seek to enforce any right to compensation, benefits, or any other right or privilege of employment.

12	Tax Indemnity

12.1	Tax Indemnity by Sellers

12.1.1
Sellers shall be liable for, and shall indemnify and hold harmless Merial as further set forth in this Article 12 from and against the following Taxes, for the avoidance of doubt, including without limitation, any such Taxes provided for on the I/SP Business Financial Statements or the I/SP Unaudited Financial Statements:

(i)
(A) any and all Income Taxes of the I/SP Entities or any and all Income Taxes imposed on or with respect to, or otherwise related to, the I/SP Business, in each case to the extent such Income Taxes are paid or become payable on or after the Closing but represent Liabilities (other than Liabilities (x) arising as a result of a transaction not in the Ordinary Course of Business at any time after the Closing through the end of the taxable year that includes the Closing Date or (y) that are imposed as a result of a Regulatory Divestiture) in respect of the Pre-Closing Tax Period, (B) any and all Income Taxes of the I/SP Entities or any and all Income Taxes imposed on or with respect to, or otherwise related to, the I/SP Business, for a Straddle Period apportioned to Sellers pursuant to Section 12.3, and (C) any Other Taxes of the I/SP Entities or any and all Other Taxes imposed on or with respect to, or otherwise related to, the I/SP Business, with respect to any of (1) a Pre-Closing Tax Period, (2) a Straddle Period, limited (X) in the case of sales, transfer, excise, withholding, value added, gross receipts and any other taxes levied on transfers or transactions, to Tax Liabilities accruing with respect to transfers or transactions occurring on or before the time of the Closing, and (Y) in the case of any Other Taxes not otherwise enumerated, to Tax Liabilities attributable, on a days-elapsed basis, to the portion of such Straddle Period ending on the Closing Date, or (3) in the case of Other Taxes which are not reported on a periodic basis, any such Other Taxes attributable to transactions occurring prior to the Closing;

(ii)
any and all Taxes assessed or imposed by any Taxing Authority against the I/SP Entities or the I/SP Business and properly attributable to Sellers or any of its Subsidiaries that is not an I/SP Entity; and

(iii)
any and all property Taxes assessed against the I/SP Entities or assessed against Merial or any of its Subsidiaries in respect of I/SP Business and properly attributable (on a days-elapsed basis) to periods prior to the Closing. To the extent such property Taxes have been paid by Sellers prior to the Closing with respect to the current fiscal period, Sellers's Liability with respect thereto shall be reduced by such amount; provided, however, that if such payment of property Taxes exceeds the property Tax Liability Sellers is responsible for pursuant to this Section 12.1 with respect to the current fiscal period, Sellers's Liability with respect thereto shall be reduced by such amount, and Merial shall pay Sellers the amount of such excess promptly upon receipt of a Tax refund, credit, or reduction of the amount of such Taxes otherwise paid or required to be paid by Merial or any of its Subsidiaries.

12.1.2
Each indemnity required under this Section 12.1 shall be made by Sellers to Merial prior to or on the later of ten calendar days after or Merial's request therefor and five calendar days prior to the date on which the related Tax is due. Upon receiving Merial’s request for any such indemnification, Sellers shall have the right, at its cost and expense, to challenge the assessment or imposition of the Tax before the appropriate Taxing Authority or Public Authority, and in such case Merial shall, and shall procure that the Subsidiaries of Merial shall cooperate with any reasonable request by Sellers for assistance or information necessary to such challenge, including as may be necessary to permit Sellers to bring the challenge in the appropriate Subsidiary of Merial’s name.

12.2	Tax Indemnity by Sanofi-Aventis

12.2.1
Sanofi-Aventis shall be liable for, and shall indemnify and hold harmless Merial as further set forth in this Article 12 from and against the following Taxes, for the avoidance of doubt, including, without limitation, any such Taxes provided for on the Merial Financial Statements or the Merial Unaudtied Financial Statements:

(i)
(A) any and all Income Taxes of the Merial Indemnified Tax Entities or any and all Income Taxes imposed on or with respect to, or otherwise related to, the Merial Indemnified Tax Entities, in each case to the extent such Income Taxes are paid or become payable on or after the Closing but represent Liabilities (other than Liabilities (x) arising as a result of a transaction not in the Ordinary Course of Business at any time after the Closing through the end of the taxable year that includes the Closing Date or (y) that are imposed as a result of a Regulatory Divestiture) in respect of the Pre-Closing Tax Period or portion thereof, in each case beginning on or after the day following the SPA Closing Date, (B) any and all Income Taxes of the Merial Indemnified Tax Entities or any and all Income Taxes imposed on or with respect to, or otherwise related to, the Merial Indemnified Tax Entities, for a Share Purchase Straddle Period or Straddle Period apportioned to Sanofi-Aventis pursuant to Section 12.3, and (C) any Other Taxes of the Merial Indemnified Tax Entities or any and all Other Taxes imposed on or with respect to, or otherwise related to, the Merial Indemnified Tax Entities, with respect to any of (1) a Post-SPA Closing Tax Period, (2) a Straddle Period, limited (X) in the case of sales, transfer, excise, withholding, value added, gross receipts and any other taxes levied on transfers or transactions, to Tax Liabilities accruing with respect to transfers or transactions occurring on or after the day following the SPA Closing Date and on or before the time of the Closing, and (Y) in the case of any Other Taxes not otherwise enumerated, to Tax Liabilities attributable, on a days-elapsed basis, to the portion of such Straddle Period beginning on or after the day following the SPA Closing Date and ending on the Closing Date, or (3) in the case of Other Taxes which are not reported on a periodic basis, any such Other Taxes attributable to transactions occurring on or after the day following the SPA Closing Date and prior to the Closing Date;

(ii)
any and all Taxes assessed or imposed by any Taxing Authority against the Merial Indemnified Tax Entities and properly attributable to Sanofi-Aventis or any of its Subsidiaries that is not a Merial Indemnified Tax Entity;

(iii)
any and all property Taxes assessed against the Merial Indemnified Tax Entities or assessed against Merial or any of its Subsidiaries in respect of the Merial Indemnified Tax Entities and properly attributable (on a days-elapsed basis) to periods prior to the Closing and on or after the day following the SPA Closing Date. To the extent such property Taxes have been paid by Sanofi-Aventis prior to the Closing with respect to the current fiscal period, Sanofi-Aventis's Liability with respect thereto shall be reduced by such amount; provided, however, that if such payment of property Taxes exceeds the property Tax Liability Sanofi-Aventis is responsible for pursuant to this Section 12.2 with respect to the current fiscal period, Sanofi-Aventis's Liability with respect thereto shall be reduced by such amount, and Merial shall pay Sanofi-Aventis the amount of such excess promptly upon receipt of a Tax refund, credit, or reduction of the amount of such Taxes otherwise paid or required to be paid by Merial or any of its Subsidiaries; and

(iv)
any and all Taxes of the Merial Indemnified Tax Entities or any and all Taxes imposed on or with respect to, or otherwise related to, the Merial Indemnified Tax Entities, in each case to the extent such Taxes represent Liabilities for transactions not in the Ordinary Course of Business occurring at any time after the SPA Closing on the SPA Closing Date.

12.2.2
Each indemnity required under this Section 12.2 shall be made by Sanofi-Aventis to Merial prior to or on the later of ten calendar days after or Merial's request therefor and five calendar days prior to the date on which the related Tax is due. Upon receiving Merial’s request for any such indemnification, Sanofi-Aventis shall have the right, at its cost and expense, to challenge the assessment or imposition of the Tax before the appropriate Taxing Authority or Public Authority, and in such case Merial shall, and shall procure that the Subsidiaries of Merial shall cooperate with any reasonable request by Sanofi-Aventis for assistance or information necessary to such challenge, including as may be necessary to permit Sanofi-Aventis to bring the challenge in the appropriate Subsidiary of Merial’s name.

12.3	Allocation of Certain Income Taxes

12.3.1
Any Income Taxes of the I/SP Entities or the I/SP Business attributable to a Straddle Period shall be apportioned between (a) Sellers, on the one hand, based on the actual operations and transactions of or involving the I/SP Entities or the I/SP Business during the portion of such period ending on the Closing Date, and (b) Merial, on the other hand, based on each of such company's actual operations and transactions during the portion of such period beginning on the day following the Closing Date; provided, however, that to the extent estimated Income Taxes have been paid prior to the Closing Date with respect to a Straddle Period by Sellers, their respective Liability with respect thereto shall be reduced by that amount.

12.3.2
Any Income Taxes of the Merial Indemnified Tax Entities attributable to a Share Purchase Straddle Period shall be apportioned between (a) Sanofi-Aventis, on the one hand, based on the actual operations and transactions of or involving the Merial Indemnified Tax Entities during the portion of such period beginning on the day following the SPA Closing Date and ending on the Closing Date, and (b) Merial, on the other hand, based on each of such company's actual operations and transactions during the portion or portions of such period (i) ending on the SPA Closing Date or (ii) beginning on the  day following the Closing Date; provided, however, that to the extent estimated Income Taxes have been paid prior to the Closing Date with respect to a Share Purchase Straddle Period by Sanofi-Aventis, its respective Liability with respect thereto shall be reduced by that amount.

12.3.3
If Merial is a partnership under applicable U.S. federal, state or local tax laws as of the Closing Date, then (x) Sellers’ and Sanofi-Aventis's allocable shares of Merial’s items for the taxable year of Merial that includes the Closing Date shall, for purposes of such U.S. federal, state or local tax laws, be determined in accordance with the principles of an interim closing of Merial’s books as of the close of business on the Closing Date under Section 706(d) of the Code and the Treasury Regulations thereunder, and (y) Sanofi-Aventis shall cause Merial to prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis, all Tax Returns that include the Closing Date under such U.S. federal, state or local tax laws.  If Merial is a disregarded entity under applicable U.S. federal, state or local tax laws as of the Closing Date, then Merial's income shall be apportioned for the taxable year of Merial that begins on the date after the Closing Date by closing the books of Merial as of the end of the Closing Date.  Merial shall not make any Tax election to be treated as a corporation for U.S. federal income tax purposes.

12.4	Filing Responsibility

12.4.1
Sellers shall timely prepare and file, or cause to be timely prepared and filed, all Returns of the I/SP Entities (i) for all Pre-Closing Tax Periods or (ii) required to be filed on or prior to the Closing Date, taking into account extensions of the time to file, and timely pay, or cause to be paid, when due, all Taxes relating to such Returns. Such Returns shall be prepared or completed in a manner consistent with prior practice of the I/SP Entities concerning their respective income, properties or operations (including elections and accounting methods and conventions), except as determined in Sellers's good faith reasonable judgment as otherwise required by Law or regulation, or otherwise agreed to by Sanofi-Aventis prior to the filing thereof.

12.4.2
Merial shall timely prepare and file, or cause to be timely prepared and filed, all Returns of the Merial Group (i) for all Pre-Closing Tax Periods or (ii) required to be filed on or prior to the Closing Date, taking into account extensions of the time to file, and timely pay, or cause to be paid, when due, all Taxes relating to such Returns. Such Returns shall be prepared or completed in a manner consistent with prior practice of the Merial Group concerning their respective income, properties or operations (including elections and accounting methods and conventions), except as determined in Sanofi-Aventis's good faith reasonable judgment as otherwise required by Law or regulation, or otherwise agreed to by Merck prior to the filing thereof.

12.4.3
Sanofi-Aventis shall timely prepare and file, or cause to be timely prepared and filed, subject to Sellers's review and approval (which approval shall not be unreasonably withheld), all Returns for a Straddle Period relating to each of the I/SP Entities, and timely pay, or cause to be paid, when due, all Taxes relating to such Returns.

12.5	Refunds and Carrybacks

12.5.1
Sellers shall be entitled to any refunds of Income Taxes (other than Income Taxes (x) that arise as a result of a transaction not in the Ordinary Course of Business and after the Closing through the end of the taxable year that includes the Closing Date or (y) that are imposed as a result of a Regulatory Divestiture) paid by or on behalf of the I/SP Entities (including refunds paid by means of a credit against other or future Tax Liabilities) arising with respect to the Pre-Closing Tax Periods.

12.5.2
Sanofi-Aventis shall be entitled to any refunds of Income Taxes (other than Income Taxes (x) that arise as a result of a transaction not in the Ordinary Course of Business and after the Closing through the end of the taxable year that includes the Closing Date or (y) that are imposed as a result of a Regulatory Divestiture) paid by or on behalf of the Merial Group (including refunds paid by means of a credit against other or future Liabilities) arising subsequent to the SPA Closing Date with respect to Pre-Closing Tax Periods or portions thereof beginning on or after the SPA Closing Date.

12.5.3
Refunds of Income Taxes received by Merial or Sellers or their respective Subsidiaries (including refunds paid by means of a credit against other or future Tax Liabilities) arising with respect to Straddle Periods or Share Purchase Straddle Periods shall be allocated to whichever of Sellers, Sanofi-Aventis or Merial (or their respective Subsidiaries) initially bore the items to which such refund is attributable.

12.5.4
Merial shall promptly forward, or cause to be forwarded, to Sellers, or reimburse, or cause to be reimbursed to, Sellers, any refunds due Sellers pursuant to the terms of this Section 12.5 after receipt thereof. In the case of a refund received in the form of a credit against other or future Tax Liabilities, reimbursement in respect of such refund shall be due in each case on the due date for payment of the Taxes against which such refund has been credited.

12.5.5
Merial agrees that the I/SP Entities and the Merial Indemnified Tax Entities shall not carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date (“Subsequent Loss”) into any taxable period beginning before the Closing Date, except as required by law. If an I/SP Entity or a Merial Indemnified Tax Entities carries back any Subsequent Loss into any taxable period beginning before the Closing Date in compliance with the immediately preceding sentence, the Merial Group shall be entitled to any tax benefit or refund of Taxes actually realized as a result thereof.

12.6	Tax Cooperation

After the Closing, (a) Sellers shall make available to Merial and (b) Merial shall make available to Sellers, in each case as reasonably requested, and to any appropriate Taxing Authority, all information, records and documents relating to Tax Liabilities or potential Tax Liabilities of the I/SP Entities, as relevant, for any Tax period and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extension thereof. The Merial Group shall prepare and provide Sellers such Tax information packages as such parties shall reasonably request for their respective use in preparing any Return that relates to the I/SP Entities, as the case may be. Such Tax information packages shall be completed by Merial and provided to Sellers within 60 calendar days after Sellers's request therefore.

12.7	Time Limits for Tax Indemnity Tax Audits

12.7.1
In the case of Taxes identifiable pursuant to Sections 12.1 and 12.2, the indemnifying Party shall not be obligated to provide indemnity for any claim with respect to any Tax first asserted by or on behalf of an indemnified Party after the 15th anniversary of the Closing Date, unless the indemnifying Party received notice of the existence of a claim with respect to such Tax prior to the 15th anniversary of the Closing Date, in which case the obligation to provide indemnity with respect to the Tax shall survive forever, subject to applicable statutes of limitations. For purposes of the preceding sentence, (i) a “claim” means any (x) legally enforceable deficiency or (y) deficiency asserted or assessed, orally or in writing, by any Taxing Authority, whether or not legally enforceable, and (ii) “notice” means any (x) written notice from a Taxing Authority or Merial or (y) oral advice from a Taxing Authority or Merial received by any employee, agent or representative of Sanofi-Aventis or the Sellers Group, as the case may be, whose duties relate to Taxes which may be identifiable hereunder.

12.7.2
Merial shall promptly notify Sellers or Sanofi-Aventis, as the case may be, in writing upon receipt by Merial or any of its Subsidiaries of notice of any pending or threatened Tax Matter which may affect the Tax Liabilities for which Sellers or Sanofi-Aventis, as the case may be, would be liable under Sections 12.1 or 12.2 hereunder, provided, however, that the failure to give such notice shall not relieve the indemnifying Party of its indemnification obligation hereunder except to the extent that such failure prejudices Sellers' or Sanofi-Aventis’s rights hereunder. Sellers or Sanofi-Aventis, as the case may be, shall have the sole right to represent its own interests, and any relevant I/SP Entity’s interests or Merial Group's interests in any Tax Matter involving a Tax Liability or potential Tax Liability for which Sellers or Sanofi-Aventis, as the case may be, would be solely liable under Sections 12.1 or 12.2 hereunder, respectively, and to employ counsel of its choice at its expense. Merial agrees that it will (and will cause its Subsidiaries to) cooperate fully with Sellers or Sanofi-Aventis, as the case may be, and their respective counsel, in the defense or compromise of any such Tax Matter. All other Tax Matters shall be controlled by Merial; provided, however, that Sellers or Sanofi-Aventis, as the case may be, shall have the right to participate at their own expense in any Tax Matter which relates to a Straddle Period or Share Purchase Straddle Period and involves a Tax Liability or potential Tax Liability for which Sellers or Sanofi-Aventis, as the case may be, would be liable under Sections 12.1 or 12.2 hereunder, and no such Tax Matter shall be settled without the consent of Sellers or Sanofi-Aventis, as the case may be, which consent shall not be unreasonably withheld.

12.8	Tax Sharing

Except for the agreements or arrangements between two or more I/SP Entities listed in Schedule 12.8, any and all existing Tax sharing, allocation, compensation or like agreements or arrangements, whether or not written, that include the Animal Health Subsidiaries, including, without limitation, any arrangement by which the Animal Health Subsidiaries make compensating payments to any member of any affiliated, consolidated, combined, unitary or other similar Tax group for the use of certain Tax attributes, shall be terminated as of the Closing Date (pursuant to a writing executed on or before the Closing Date by all parties concerned) and shall have no further force or effect. Any and all powers of attorney relating to Tax matters concerning the Animal Health Subsidiaries (other than such matters relating solely to a Pre-Closing Tax Period but only to the extent Sellers are liable therefore under Section 12.1 hereunder) shall be terminated as to the Animal Health Subsidiaries on or prior to Closing and shall have no further force or effect.

12.9	Transfer Taxes

Except for Transfer Taxes incurred in connection with the Pre-Closing Restructuring (which, pursuant to Section 10.6.10, shall be borne by Schering-Plough), all Transfer Taxes incurred in connection with the transactions described in this Agreement and the Call Option Agreement shall be borne 50% by Sellers and 50% by Sanofi-Aventis. The party required by applicable Law to do so will timely file all necessary Returns and other documentation with respect to Transfer Taxes and, if required by applicable Law, the other parties will, and will cause their Affiliates to, join in the execution of any such Returns and other documentation.

12.10	Tax Gross-Up

If any Taxing Authority subjects any sum paid under any indemnification provision in this Article 12 to any Taxes, then the Party making the indemnification payment shall also pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be so chargeable but for the use or setoff of any Tax relief), is equal to the amount that would otherwise be payable under the relevant indemnification provision.

12.11	Payments Adjustments

Payments by Sellers or Sanofi-Aventis, as the case may be,  pursuant to this Article 12 of any particular indemnification shall be limited to the amount of any indemnification that remains after deducting therefrom (i) any net Tax benefit actually realized by Merial, and (ii) any net indemnity, contribution or other similar payment actually recovered by Merial from any Third Party with respect thereto. If a payment is made by Sellers or Sanofi-Aventis, as the case may be, in accordance with this Article 12, and if in a subsequent taxable year a net Tax benefit is realized by Merial or any such payment is recovered from any Third Party (that was not previously taken into account to reduce an amount otherwise payable by Sellers under this Article 12), Merial shall pay to Sellers or Sanofi-Aventis, as the case may be,  at time of such realization or recovery the amount of such net Tax benefit (to the extent that the Tax benefit would have resulted in a reduction in the amount paid by Sellers if the Tax benefit had been obtained in the year of such payment) or of such payment actually recovered from such Third Party, as the case may be. A Tax benefit will be considered to be realized for purposes of this Section 12.11 at the time that it is reflected on a Tax Return of Merial or any consolidated tax group to which Merial belongs in the form of a refund, credit or reduction of Taxes otherwise due and payable. Notwithstanding anything herein to the contrary, no indemnified Party shall be entitled to recover an aggregate amount under the indemnities in this Article 12 with respect to any particular matter that results in duplicative compensation.

12.12	Withholding

The Parties agree that, (i) except as set forth on Schedule 12.12, as of the date hereof, no withholding (including, without limitation, under Section 1445(e) of the Internal Revenue Code and Section 1.1445-11T of the Treasury Regulations) is required under current law with respect to the transactions contemplated by this Agreement and (ii) all payments and deliveries required with respect to the transactions contemplated by this Agreement, other than those set forth on Schedule 12.12, shall be made free and clear of, and without withholding or deduction of, any Taxes, unless withholding or deduction of such Taxes is required by reason of a change in law occurring after the date hereof.

13	Conditions Precedent

13.1	Conditions to Obligations of Each Party

The obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

13.1.1	Merger Control Clearances

Each of the competent Merger Control Authorities, wherever a notification or approval procedure is mandatory and suspensive, shall either (i) have authorized, formally or by tacit decision where applicable, the transactions contemplated hereby or (ii) have decided under the applicable Competition Laws that the transactions contemplated hereby do not give rise to a concentration falling within the scope of such regulations.  For the avoidance of doubt, the waiting period (and any extension thereof) of the HSR Act shall have been terminated or expired in order to satisfy this Section 13.1.1.

13.1.2	Injunction or Other Court or Regulatory Order

The consummation of the Closing shall not have been enjoined or prohibited under any applicable law and (i) Sellers and Sanofi-Aventis shall have received positive advice from the Works Council, (ii) the period as set out in section 25 paragraph 6 of the Dutch Works Council Act shall have lapsed, without the Works Council having initiated legal proceedings as set out in section 26 of the Dutch Works Council Act; (iii) the Works Council has waived its right to initiate the legal proceedings referred to in (ii) above; or (iv) after the legal proceedings as set out in section 26 of the Dutch Works Council Act having been initiated, the Sellers have received a final order from the Enterprise Section of the Amsterdam Court of Appeal dismissing the Works Council’s appeal.

13.1.3	Absence of Significant Divestments

The competent Merger Control Authorities who have reviewed the transaction contemplated by this Agreement have not imposed, in order to authorize the transactions contemplated hereby, and the Parties have not been required to submit or proffer to, Regulatory Divestitures in excess of the Threshold.

13.2	Conditions to Obligations of Sanofi-Aventis and Merial

The obligations of Sanofi-Aventis and Merial to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Sanofi-Aventis) on or prior to the Closing Date of the following additional conditions:

13.2.1	Representations and Warranties

The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all respects (without giving effect to any qualifications or limitations as to "materiality," "I/SP MAC" and words of similar import) on and as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations or warranties need only be true and correct as of such other dates or times (without giving effect to any qualifications or limitations as to "materiality," "I/SP MAC" and words of similar import)) except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, an I/SP MAC.

13.2.2	Covenants

Merck and Schering-Plough shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and the Call Option Agreement  to be performed or complied with by them prior to or on the Closing Date.

13.2.3	Closing Deliveries

Sanofi-Aventis and Merial shall have received each Closing item required to be delivered to it pursuant to Section 6.3 and Section 7.2.

13.2.4	Absence of Material Adverse Effect

No I/SP MAC shall have occurred between the Valuation Date and the Closing.

13.2.5	Officer’s Certificate

Sanofi-Aventis shall have received a certificate signed by an executive officer of each of Sellers certifying the matters set forth in Sections 13.2.1, 13.2.2, 13.2.3 and 13.2.4.

13.3	Conditions to Obligations of Sellers

The obligation of Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Sellers) on or prior to the Closing Date of the following additional conditions:

13.3.1	Representations and Warranties

The representations and warranties of Sanofi-Aventis contained in this Agreement shall be true and correct in all respects (without giving effect to any qualifications or limitations as to "materiality," "Merial MAC" and words of similar import) on and as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations or warranties need only be true and correct as of such other dates or times (without giving effect to any qualifications or limitations as to "materiality," "Merial MAC" and words of similar import)) except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Merial MAC; provided however, that, no representation of warranty shall be deemed untrue or incorrect to the extent that any breach of or inaccuracy in any representation or warranty arises out of or relates to any Pre-Existing Condition.

13.3.2	Covenants

Sanofi-Aventis and Merial shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and the Call Option Agreement to be performed or complied with by them prior to or on the Closing Date.

13.3.3	Closing Deliveries

Merck shall have received each Closing item required to be delivered to it pursuant to Section 6.3 and Section 7.2.

13.3.4	Absence of Material Adverse Effect

No Merial MAC shall have occurred between the exercise of the Call Right and the Closing.

13.3.5	Officer’s Certificate

Sellers shall have received a certificate signed by an executive officer of Sanofi-Aventis certifying the matters set forth in Sections 13.3.1, 13.3.2, 13.3.3 and 13.3.4.

14	Termination

14.1	Termination

This Agreement may be terminated at any time prior to the Closing:

14.1.1	by the written agreement of Sanofi-Aventis and Sellers;

14.1.2
by either Sanofi-Aventis or Sellers by written notice to the other Party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. New York City time on the date that is six months after the date hereof, which date (i) shall be automatically extended by six months if all other conditions to the Closing have been satisfied by such date other than the conditions specified in Section 13.1.1 or (ii) may be extended by the mutual written consent of Sanofi-Aventis and Sellers;

14.1.3
by either Sanofi-Aventis or Sellers by written notice to the other Party if any Public Authority shall have issued any Order (which Order the Parties hereto shall use their commercially reasonable efforts to lift), permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such Order shall have become final and non-appealable;

14.1.4
by either Sanofi-Aventis or Sellers by written notice to the other Party if any event, fact or condition shall occur or exist that shall have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to consummate the transactions contemplated hereby; or

14.1.5	by Sanofi-Aventis by written notice to Sellers if, after the date hereof, an I/SP MAC occurs or by Sellers by written notice to Sanofi-Aventis if, after the date hereof, a Merial MAC occurs.

No Party shall have the right to terminate this Agreement pursuant to Section 14.1.2, or 14.1.4 if a breach by the Party electing to terminate this Agreement under such sections has given rise to the conditions that would allow termination pursuant to such sections.

14.2	Effect of Termination

In the event of the termination of this Agreement pursuant to the provisions of Section 14.1, this Agreement shall become void and have no effect, except with respect to Section 17.2 and Article 18 which shall survive such termination, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any Party hereto, or any of its Affiliates or Representatives, except for any liability resulting from such Party’s breach of this Agreement.

15	Guarantees of Performance

15.1	Guaranty by Sellers

Schering-Plough unconditionally and irrevocably guarantees to each of Sanofi-Aventis (and any Subsidiaries of Sanofi-Aventis which are a party to this Agreement or any Related Agreement) and the Merial Group the performance of, and compliance with, the agreements, covenants and obligations contained in this Agreement or any Related Agreement of each Subsidiary of Sellers.

15.2	Guaranty by Sanofi-Aventis

Sanofi-Aventis unconditionally and irrevocably guarantees to each of the Sellers (and any Subsidiaries of the Sellers which are a party to this Agreement or any Related Agreement) and the Merial Group the performance of, and compliance with, the agreements, covenants and obligations contained in this Agreement or any Related Agreement of each Subsidiary of Sanofi-Aventis.

15.3	Guaranty by Merial

Merial unconditionally and irrevocably guarantees to each of Sanofi-Aventis (and any Subsidiaries of Sanofi-Aventis which is a party to this Agreement or any Related Agreement) and the Sellers (and any Subsidiaries of the Sellers which is a party to this Agreement or any Related Agreement) the performance of, and compliance with, the agreements, covenants and obligations contained in this Agreement or any Related Agreement of each Subsidiary of Merial.

15.4	Procedures

15.4.1
The term “Guarantor” shall mean (i) Schering-Plough, with respect to any Subsidiaries of the Sellers referred to in Section 15.1, (ii) Sanofi-Aventis, with respect to any Subsidiaries of Sanofi-Aventis referred to in Section 15.2, or (iii) Merial, with respect to any Subsidiary of Merial referred to in Section 15.3. The term “Beneficiary” shall mean (a) in the case of Section 15.1, the Merial Group, Sanofi-Aventis and any of their Subsidiaries referred to in Section 15.1, (b) in the case of Section 15.2, the Merial Group, the Sellers and any of their Subsidiaries referred to in Section 15.2, and (c) in the case of Section 15.3, the Sellers and any of their Subsidiaries referred to in Section 15.3 and Sanofi-Aventis and any of its Subsidiaries referred to in Section 15.3. The term “Guaranteed Obligations” shall mean, as to any Guarantor, all the obligations, performances, observances or payments, now or hereafter owing, due, required, contracted or payable under or out of this Agreement or any Related Agreement guaranteed by such Guarantor pursuant to this Article 15.

15.4.2
In the event that any Subsidiary of a Guarantor shall default in the payment of or fail to perform or observe any of the Guaranteed Obligations when and as the same shall become due, any Beneficiary may proceed directly against the Guarantor under this Article 15, subject to the dispute resolution and arbitration procedures set forth in the Related Agreements and Section 18.11.

15.4.3
Without limiting the rights of any Guarantor hereunder, each Guarantor hereby waives any and all notice of the creation, renewal, amendment, extension or accrual of any of the Guaranteed Obligations. Nothing contained herein shall affect (i) the right of a Guarantor to assert any claim it may have against any Beneficiary in a separate action or proceeding, or (ii) any defense (other than the bankruptcy or other insolvency of the Guarantor or its Subsidiary which is a party to this Agreement), set-off or counterclaim the Guarantor or any Subsidiary of the Guarantor may have against any Beneficiary, its successors or assigns. Notwithstanding the foregoing, in the event that the Liability of any Person in respect of Guaranteed Obligations shall have been determined pursuant to the dispute resolution set forth in Section 18.11 hereof, the Guarantor of such Person’s obligations shall not be entitled under any circumstances to invoke such procedures with regard to the same subject matter that was arbitrated in such procedures.

15.4.4
No remedy conferred by this Article 15 is intended to be exclusive of any other available remedy or remedies, and each and every such remedy shall, subject to Section 16.2.3(i) and Section 18.11, be cumulative and shall be in addition to every other remedy given under this Agreement or any Related Agreement, now or hereafter existing at law or in equity or by statute.

15.5	Identity of Company Entitled to Receive Payment

15.5.1
Where the Sellers are liable under Section 15.1 to make a payment for a Guaranteed Obligation to any Subsidiary of Sanofi-Aventis described in Section 15.1, the amount so payable shall be claimed by Sanofi-Aventis as trustee for the benefit of the relevant Subsidiary of Sanofi-Aventis and the amount shall be paid to Sanofi-Aventis on trust for the Subsidiary. The payment to Sanofi-Aventis shall be deemed by all Parties to this Agreement to be full and good discharge of the Guaranteed Obligation of the Sellers to the extent of such payment.

15.5.2
Where Sanofi-Aventis is liable under Section 15.2 to make a payment for a Guaranteed Obligation to any Subsidiary of the Sellers described in Section 15.2, the amount so payable shall be claimed by the Sellers as trustee for the benefit of the relevant Subsidiary of the Sellers and the amount shall be paid to the Sellers on trust for the Subsidiary. The payment to the Sellers shall be deemed by all Parties to this Agreement to be full and good discharge of the Guaranteed Obligation of Sanofi-Aventis to the extent of such payment.

15.5.3
Where Sellers and Sanofi-Aventis are liable under Section 15.1 or 15.2, respectively, to make a payment for a Guaranteed Obligation to any Subsidiary of Merial, the amount so payable shall be claimed by Merial as trustee for the benefit of the relevant Subsidiary of Merial and the amount shall be paid to Merial on trust for the Subsidiary. The payment to Merial shall be deemed by all Parties to this Agreement to be full and good discharge of the Guarantee Obligation of Sellers and Sanofi-Aventis, as the case may be, to the extent of such payment.

15.5.4
Where Merial is liable under Section 15.3 to make a payment for a Guaranteed Obligation to any Subsidiary of Sellers or of Sanofi-Aventis described in Section 15.3, the amount so payable shall be claimed by Sellers or Sanofi-Aventis, as the case may be, as trustee for the benefit of its relevant Subsidiary and the amount shall be paid to Sellers or Sanofi-Aventis, as the case may be, on trust for the Subsidiary. The payment to Sellers or Sanofi-Aventis, as the case may be; shall be deemed by all Parties to this Agreement to be full and good discharge of the Guaranteed Obligation of Merial to the extent of such payment.

16	Indemnification

16.1	Expiration of Representations and Warranties.

All indemnification obligations with respect to the representations and warranties of the parties set forth in this Agreement, other than the representations and warranties set forth in Sections 8.1, 8.2, 8.3, 8.18, 8.19, 9.1, 9.2, 9.3, 9.18 and 9.19, shall be extinguished at 5:00 P.M. (Eastern time) on the date that is the 18-month anniversary of the Closing Date (except that if a claim for indemnification shall have been made with reasonable specificity prior to such time with respect to the breach of any representation or warranty, such claim shall remain outstanding until the earlier of the final resolution thereof or the expiration of the statute of limitations with respect thereto).  Any indemnification obligations of the parties with respect to (a) the representations and warranties set forth in Sections 8.1, 8.2, 8.3, 8.19, 9.1, 9.2, 9.3 and 9.19 shall survive indefinitely and (b) the Tax representations and warranties set forth in Sections 8.18 and 9.18 of this Agreement shall survive the Closing Date and continue until 30 days following the expiration of the statute of limitations on assessment of the relevant Tax.

16.2	Indemnification

16.2.1
From and after the Closing, Sanofi-Aventis agrees to indemnify, defend and hold harmless each of the Sellers, their Affiliates, which for purposes of this Clause 16.2.1 shall include Merial and its Subsidiaries and the I/SP Entities, and their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, “Seller Indemnitees”) from and against all Losses incurred by any of the Seller Indemnitees arising out of or relating to:  (i) any breach of any representation or warranty made by Sanofi-Aventis in this Agreement (subject to the provisions of Section 16.1) and (ii) any breach of any covenant or agreement of Sanofi-Aventis contained in this Agreement, provided that for purposes of this Section 16.2.1, (x) no representation of warranty of Sanofi-Aventis shall be deemed untrue or incorrect to the extent that any breach of or inaccuracy in any representation or warranty arises out of or relates to any Pre-Existing Condition, and (y) no Tax representations and warranties set forth in Sections 8.18 and 9.18 of this Agreement shall be deemed untrue or incorrect to the extent that any breach of or inaccuracy in any such Tax representation or warranty arises as a result of a Regulatory Divestiture.

16.2.2
From and after the Closing, Schering-Plough and the other Sellers agree, jointly and severally, to indemnify, defend and hold harmless Sanofi-Aventis, its Affiliates, which for purposes of this Clause 16.2.2 shall include Merial and its Subsidiaries and the I/SP Entities, and their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, “Sanofi-Aventis Indemnitees”) from and against all Losses incurred by any of Sanofi-Aventis Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by either of the Sellers in this Agreement (subject to the provisions of Section 16.1), (ii) any breach of any covenant or agreement of either of the Sellers contained in this Agreement, (iii) the Pre-Closing Restructuring and (iv) the Retained Liabilities.

16.2.3
Sanofi-Aventis and Sellers each agree to take and cause their controlled Affiliates to take all commercially reasonable steps to mitigate any Loss for which any Sanofi-Aventis Indemnitee (in the case of Sanofi-Aventis) or any Seller Indemnitee (in the case of Seller) may be entitled to indemnification hereunder upon becoming aware of any event which would reasonably be expected to, or does, give rise to any such Loss.

(i)
Sellers shall not be required to indemnify Sanofi-Aventis Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 16.2.2(i) (other than any Loss resulting from a breach of the representations and warranties set forth in Sections 8.1, 8.2, 8.3, and, 8.19 for which the Deductible and the Cap will not apply) (i) unless and until the aggregate amount of all such claims against Sanofi-Aventis Indemnitees for such matters exceeds $85 million (the “Deductible”), in which event Sanofi-Aventis Indemnitees will be entitled to recover Losses arising out of or relating to such matters only to the extent in excess of the Deductible or (ii) to the extent the aggregate amount of such claims exceeds $425 million (the “Cap”).  Without limiting the generality of the foregoing, any indemnification claim arising out of or relating to matters described in Section 16.2.2(i) (other than any Loss resulting from a breach of the representations and warranties set forth in Sections 8.1, 8.2, 8.3, and, 8.19) involving Losses of less than $1 million shall not be entitled to indemnification under this Section 16.2 and shall not be counted toward satisfaction of the Deductible.

(ii)
Sanofi-Aventis shall not be required to indemnify Seller Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 16.2.1(i) (other than any Loss resulting from a breach of the representations and warranties set forth in Sections 9.1, 9.2, 9.3 and 9.19 for which the Deductible and the Cap will not apply) (i) unless and until the aggregate amount of all such claims against Seller Indemnitees for such matters exceeds the Deductible, in which event Seller Indemnitees will be entitled to recover Losses arising out of or relating to such matters only to the extent in excess of the Deductible or (ii) to the extent the aggregate amount of such claims exceeds the Cap.  Without limiting the generality of the foregoing, any indemnification claim arising out of or relating to matters described in Section 16.2.1(i) (other than any Loss resulting from a breach of the representations and warranties set forth in Sections 9.1, 9.2, 9.3 and 9.19) involving Losses of less than $1 million shall not be entitled to indemnification under this Section 16.2 and shall not be counted toward satisfaction of the Deductible.

16.2.4
For purposes of this Article 16, any breach of or inaccuracy in any representation or warranty shall be determined without regard to any knowledge, materiality, I/SP MAC or Merial MAC or similar qualification or exception and any qualification or requirement that a matter be or not be reasonably expected to occur.

16.2.5
If either a Sanofi-Aventis Indemnitee, on the one hand, or a Seller Indemnitee, on the other hand (as applicable, the “Indemnitee”)  receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the other party hereto (the “Indemnitor”), then the Indemnitee shall promptly, and in any event within twenty (20) days of the receipt of notice or other knowledge of any such claim against the Indemnitor, deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail.  The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any Liability under this Section 16.2 with respect to such matter, except to the extent the Indemnitor can evidence that it is actually prejudiced by failure to give such notice.  If such matter involves a claim by a Third Party, the Indemnitor shall have the right, at its option, to elect to assume the defense of any such Third Party claim with its own counsel by delivery of written notice of such election to the Indemnitee.

(i)	If the Indemnitor elects to assume the defense of any such matter, then:

(a)
notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees incurred after such election by the Indemnitor on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless (x) the Indemnitor fails to defend diligently the action or proceeding, (y) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, or (z) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests;

(b)
the Indemnitee shall make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s representatives and that the Indemnitor considers necessary or desirable for the defense of such matter and shall otherwise cooperate with Indemnitor in connection with the defense of such matter; and

(c)
the Indemnitor shall not, without the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, settle or compromise any pending or threatened Litigation in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Litigation) or consent to the entry of any judgment; provided, however, that the Indemnitor shall have the right to settle or compromise any such Litigation or consent to the entry of a judgment without the consent of the Indemnitee if such settlement, compromise or judgment (x) relates solely to the payment of monetary damages, or (y) would not adversely affect the business of the Indemnitee,  its Affiliates, the Merial Group or the I/SP Group in any manner, and in all cases, to the extent that the Indemnitee may have any Liability with respect to such Litigation, includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee from all Liability in respect of such Litigation.

(ii)
If the Indemnitor does not elect to assume the defense of and indemnification for such matter, then the Indemnitee shall proceed diligently to defend such matter; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any Liability with respect to such matter, without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed.

16.2.6
To the extent that the Indemnitor makes or is required to make any indemnification payment to the Indemnitee, the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Affiliates may have against any other Person with respect to any Losses to which such indemnification payment is directly related, so long as none of the Indemnitee, the Merial Group or the I/SP Group is adversely affected thereby.

16.2.7
Following the Closing Date, the indemnification provisions of this Section 16.2 shall be the sole and exclusive remedy of the Indemnitees, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein, other than with respect to indemnified Taxes (for which the sole and exclusive remedy shall be as set forth in Sections 12.1 and 12.2). The foregoing will not limit the ability of any Indemnitee to bring a claim for fraud against any Person.

16.2.8
Without limiting the generality of the foregoing and notwithstanding anything to the contrary in this Agreement, each Party and its successors and assigns understand and agree that the indemnification obligations of Sanofi-Aventis and Schering-Plough under this Section 16.2 shall constitute the sole and exclusive remedy of the Sanofi-Aventis Indemnitees and Schering-Plough Indemnitees with respect to any matters or claims arising under Environmental Laws, and each Party and its successors and assigns hereby waive, and unconditionally release each of Sanofi-Aventis and the Sellers from, any rights and remedies that it and its successors and assigns may otherwise have against either Sanofi-Aventis or the Sellers under any Environmental Law, including, without limitation, any claims for contribution under CERCLA or common law.

16.3	Payment Adjustments

16.3.1
If any Taxing Authority subjects any sum paid under any indemnification provision in this Article 16 to any Taxes, then the Party making the indemnification payment shall also pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be so chargeable but for the use or setoff of any Tax relief), is equal to the amount that would otherwise be payable under the relevant indemnification provision.

16.3.2
Payments by the Indemnitor pursuant to this Article 16 of any particular indemnification shall be limited to the amount of any indemnification that remains after deducting therefrom (i) any net Tax benefit actually realized by the Indemnitee, and (ii) any net insurance proceeds and any indemnity, contribution or other similar payment actually recovered by Indemnitee from any Third Party with respect thereto. If a payment is made by the Indemnitor in accordance with this Article 16, and if in a subsequent taxable year a net Tax benefit is realized by the Indemnitee or any such payment is recovered from any Third Party (that was not previously taken into account to reduce an amount otherwise payable by the Indemnitor under this Article 16), the Indemnitee shall pay to the Indemnitor at time of such realization or recovery the amount of such net Tax benefit (to the extent that the Tax benefit would have resulted in a reduction in the amount paid by the Indemnitor if the Tax benefit had been obtained in the year of such payment) or of such payment actually recovered from such Third Party, as the case may be. A Tax benefit will be considered to be realized for purposes of this Section 16.3.2 at the time that it is reflected on a Tax Return of the Indemnitee or any consolidated tax group to which the Indemnitee belongs in the form of a refund, credit or reduction of Taxes otherwise due and payable.

16.4	Payment of Indemnity

Any indemnification which has become due and payable shall be paid by the Indemnitor to the relevant Person which has actually suffered the Loss; provided that, in the event that such payment is to be made to Merial or any of its Subsidiaries, such payment shall be made to the relevant Person which has actually suffered the Loss or (i) at the election of Schering-Plough in the case of a claim made pursuant to Section 16.2.1, to Schering-Plough or (ii) at the election of Sanofi-Aventis in the case of a claim made pursuant to Section 16.2.2, to Sanofi-Aventis.  If a claim is made pursuant to Section 16.2.1 or Section 16.2.2 following the Closing Date and payment for such claim is effected by reimbursing Merial or one of its Subsidiaries in whole or in part for a Loss, then the Cap and the Deductible applicable to payments pursuant to Section 16.2.1 or Section 16.2.2, as the case may be, by the Party against whom such claim was made shall be reduced by the dollar amount equal to (x) the dollar amount paid to Merial or one of its Subsidiaries with respect to of such claim, multiplied by (y) the percentage of Merial’s then outstanding shares owned by (a) Schering-Plough in the case of a claim made pursuant to Section 16.2.1, or (b) Sanofi-Aventis in the case of a claim made pursuant to Section 16.2.2.

17	Confidentiality

17.1	Announcements

Pending the Closing, no announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any Party without the prior written approval of the other Parties. This shall not affect any announcement or circular required by Law or any regulatory body or the rules of any recognized stock exchange on which the shares of any Party are listed, but the Party with an obligation to make an announcement or issue a circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

Notwithstanding the foregoing, upon the signing of this Agreement each Party shall be authorized to make a public announcement of the transactions contemplated hereby with the prior approval of the other Parties.

17.2	Confidentiality

17.2.1
Each Party agrees that any information they or their Subsidiaries or Representatives receives from another Party, which receipt arises out of the transactions contemplated by this Agreement (the “Confidential Information”), shall: (a) be used solely for the purpose of performing the transactions contemplated by this Agreement; (b) not be used directly or indirectly in any way that is for competitive purposes or to obtain any commercial advantage with respect to such disclosing Party; and (c) be kept confidential by the receiving Party and its Subsidiaries and their Representatives and be used only for the purposes of this Agreement; provided, however, that any such Confidential Information may be disclosed only to their Representatives who need to know such Confidential Information. It is understood that such Representatives shall be informed by Sanofi-Aventis, Schering-Plough and/or Merck, as applicable, of the confidential nature of such Confidential Information and that Sanofi-Aventis, Schering-Plough and/or Merck, as applicable, shall be responsible for any disclosure or use made by their Representatives in breach of obligations under this Agreement to the same extent as if such disclosure or use had been made directly by Sanofi-Aventis, Schering-Plough and/or Merck. The obligations of confidentiality and non-use set forth in this Agreement shall expire five years after the date of this Agreement.

17.2.2
Sanofi-Aventis, Schering-Plough and/or Merck, as applicable, will as soon as practicable notify the other Parties of any breach of this Agreement of which they become aware, and will use commercially reasonable efforts to assist and cooperate with such other Parties in minimizing the consequences of such breach. If any recipient of Confidential Information or any of its Representatives is legally required or requested to disclose any Confidential Information, they will, unless otherwise prohibited by Law or regulation, promptly notify the other Parties of such request or requirement so that such Party may seek to avoid or minimize the required disclosure and/or obtain an appropriate protective order or other appropriate relief to ensure that any Confidential Information so disclosed is maintained in confidence to the maximum extent possible by the Person receiving the disclosure, or, in the other Parties’ discretion, to waive compliance with the provisions of this Agreement. In any such case, the Parties agree to cooperate and use commercially reasonable efforts to avoid or minimize the required disclosure and/or obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is legally obligated to disclose any Confidential Information, they will disclose only so much thereof to the party compelling disclosure as they believe in good faith, on the basis of advice of counsel, is required by Law, and shall give the other Parties prior written notice of the specific Confidential Information that they believe they are required to disclose under such circumstances.

17.2.3
All Confidential Information disclosed by or on behalf of any Party or its Affiliates shall be and shall remain the property of the disclosing Party.   At any time at the written request of the disclosing Party, the receiving Party shall destroy all originals and copies of all Confidential Information and shall not retain any copies, extracts or other reproductions in whole or in part of such Confidential Information. Such destruction shall be confirmed in writing to the disclosing party by an authorized Representative of the receiving Party. Notwithstanding the foregoing, the receiving Party and their external law firms may each retain a copy of any Confidential Information and all corresponding material and related documentation pertaining thereto to the extent retention is required by their regulatory, compliance or internal record retention policies, by law or regulation or in connection with any legal proceeding. Any Confidential Information that is not destroyed, including all oral Confidential Information, shall remain subject to the confidentiality and non-use obligations set forth in this Agreement.

18	Miscellaneous

18.1	Fees and Expenses

Except as otherwise provided in this Agreement, the Sellers, on the one hand, and Sanofi-Aventis and Merial, on the other hand, shall bear their respective expenses, costs and fees in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement, the Transition Services Agreement and the Related Agreements and compliance herewith and therewith, whether or not the transactions contemplated hereby shall be consummated.

18.2	Notices

18.2.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English; and

(ii)	delivered by hand or by courier using an internationally recognized courier company.

18.2.2	A Notice to Sanofi-Aventis shall be sent to Sanofi-Aventis at the following address, or such other Person or address as Sanofi-Aventis may notify to the Parties from time to time:

Sanofi-Aventis
174 avenue de France
75365 Paris Cedex 13
France
Tel: +33 (1) 53 77 40 00
Fax: +33 (1) 53 77 43 03
Attention: General Counsel

With copies to:

Linklaters LLP
25 rue de Marignan
75008 Paris
France
Tel.: +33 (1) 56 43 56 43
Fax: +33 (1) 43 59 41 96
Attention: Pierre Tourres

- and -

Linklaters LLP
1345 Avenue of the Americas
19th Floor
New York, NY  10105
Tel.: (212) 903-9000
Fax: (212) 903-9100
Attention: Scott I. Sonnenblick

18.2.3	A Notice to the Sellers shall be sent to the Sellers at the following address, or such other Person or address as the Sellers may notify to the Parties from time to time:

Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, NJ 07033
Tel: (908) 298-4000
Fax: (908) 298-7555
Attention: Thomas J. Sabatino, Jr.
  Winston K.C. Lam

With copies to:

Merck & Co., Inc.
One Merck Drive
Whitehouse Station, NJ  08889-0100
Tel: (908) 423-1000
Fax: (908) 735-1246
Attention: Office of Secretary

- and -

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY  10004
Tel: +1 (212) 859-8000
Fax: +1 (212) 859-4000
Attention:  David N. Shine
Murray Goldfarb

18.2.4	A Notice to Merial shall be sent to Merial at the following address, or such other Person or address as Merial may notify to the Parties from time to time:

Merial Limited
3239 Satellite Boulevard
Duluth, Georgia 30096
Fax: +1 (678) 638-3886
Attention:   Company Secretary

With a copy to:

Merial Limited
P.O. Box 327
Sandringham House
Sandringham Avenue
Harlow Business Park
Harlow, Essex CM19 5QA
England
Attention:   Assistant Secretary

18.2.5
A Notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, provided, however, that if a Notice would become effective under the above provisions after 5:30 p.m. on any Business Day, then it shall be deemed instead to become effective at 9:30 a.m. on the next Business Day. References in this Agreement to time are to local time at the location of the addressee as set out in the Notice.

Subject to the foregoing provisions of this Section 18.2, in proving service of a Notice, it shall be sufficient to prove that the envelope containing such Notice was properly addressed and delivered by hand or courier to the relevant address pursuant to the above provisions.

18.3	Entire Agreement

This Agreement (including the Schedules hereto), the Share Purchase Agreement and the Call Option Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

18.4	Schedules

The disclosure of any matter in the Schedules referenced by a particular Section shall be deemed to be disclosed with respect to any other Section as and to the extent that the relevance of such matter to such other Section is readily apparent on the face of such disclosure.

18.5	Amendment; Waivers

No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

18.6	Severability

If any provision of this Agreement, including any phrase, sentence, Section or subsection, is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the Parties hereto intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law and that such modified provision shall thereafter be enforced to the fullest extent possible.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

18.7	Counterparts

This Agreement may be executed in several counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

18.8	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

18.9	Assignment

This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party hereto, provided that Sanofi-Aventis may assign this Agreement to one or more of its direct or indirect Subsidiaries provided, however, that no such assignment shall release any Party from its obligations hereunder. Any attempted assignment in contravention of this Clause 18.9 shall be void ab initio and of no force and effect.

18.10	No Third Party Beneficiaries

Nothing in this Agreement shall confer any rights upon any Person or entity other than the Parties hereto and their respective heirs, successors and permitted assigns.

18.11	Governing Law; Specific Performance

18.11.1
This Agreement shall be governed in all respects by, and construed in accordance with, the Laws of the State of New York (without giving effect to its principles of conflicts of laws, to the extent such principles would require or permit the application of the Laws of a state other than the State of New York), provided that the for purposes of determining whether a Merial MAC or I/SP MAC has occurred or whether an event constitutes a Merial MAC or I/SP MAC, Delaware law shall be applicable, without giving effect to conflicts of law principles. Any claim, action or dispute against any Party to this Agreement arising out of or in any way relating to this Agreement shall be brought in the courts of the State of New York located in the City and County of New York or, in the event (but only in the event) that such courts do not have subject matter jurisdiction over such claim, action or dispute, in the Federal Courts of the United States sitting in the State, County and City of New York. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such courts for the purpose of any such claim, action or dispute; provided, however, that a final judgment in any such claim, action or dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably waives and unconditionally agrees not to assert, by way of a motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (i) any objection that it may ever have that the laying of venue of any such claim, action or dispute in any federal or state court located in the above-named state or city is improper, (ii) any objection that any such claim, action or dispute brought in any of the above named courts has been brought in an inconvenient forum or (iii) any claim that it is not personally subject to the jurisdiction of the above-named courts.

18.11.2
The Parties hereby agree that irreparable damage would occur in the event that any of their agreements, covenants, or obligations under the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties agree that, in addition to any other remedies, the Parties shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. The Parties hereby waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree that the only permitted objection that they may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

19	Disclosure Schedules

No reference to or disclosure of any item or other matter in the disclosure schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the disclosure schedules.  The information set forth in the disclosure schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract.  The disclosure schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Sellers and Sanofi-Aventis, respectively, contained in this Agreement.  Nothing in the disclosure schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant.  Matters reflected in the disclosure schedules are not necessarily limited to matters required by the Agreement to be reflected in the disclosure schedules.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

20	Waiver of Jury Trial

Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any Litigation directly or indirectly arising out of or relating to this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of Litigation, seek to enforce the foregoing waiver; (ii) each Party understands and has considered the implications of this waiver; (iii) each Party makes this waiver voluntarily; and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

In Witness Whereof, the Parties hereto have duly executed this Agreement as of the date first above written.

Sanofi-Aventis
Represented by [●]

Merial
Represented by [●]

Schering-Plough
Represented by [●]

Merck
Represented by [●]

Exhibit B

VALUATION

1	I/SP Value

1.1	Reference information

The I/SP Enterprise Value shall be based upon the following reference information:

1.1.1            The financial statements set forth in Clause 3.2.1(ii).

1.1.2            The most recent budget, full year estimates and long term forecasts for the I/SP Business that will be provided during the Due Diligence Period.

1.1.3            Discussions with the management of the I/SP Business.

1.1.4            Any other relevant information made available to Sanofi-Aventis during the Due Diligence Period.

Based on the reference information, the Parties and the Valuers shall make their own determination of the achievability of the forecasts and shall make any necessary adjustments (in their sole discretion) to the financial statements and budget, full year estimates and long term forecasts to take into account a reasonable estimate of costs to operate the I/SP Business on a stand-alone basis.

1.2	Determining the I/SP Enterprise Value

The I/SP Enterprise Value shall be determined as of the Valuation Date in accordance with the procedure set forth in Clause 4.1 of the Agreement using a discounted free cash flow methodology commonly applied in financial valuations (the “I/SP Enterprise Value”).

1.3	Determination of I/SP Contribution Value

The I/SP Contribution Value shall be determined by Schering-Plough as follows:

The “I/SP Contribution Value” shall be equal to:

(i)        I/SP Enterprise Value

less

(ii)	Net Debt of the I/SP Business on the Contribution Reference Date (not including Net Debt retained by Schering-Plough or its affiliates following the Closing) and less

(iii)
Net Balance Sheet Liabilities of the I/SP Business on the consolidated balance sheet of the I/SP Business as at the Contribution Reference Date (not including assets and liabilities retained by Schering-Plough or its affiliates following the Closing) but only with respect to amounts of such Net Balance Sheet Liabilities that in the aggregate are in excess of $200 million

“Net Balance Sheet Liabilities” means any balance sheet liabilities (other than without duplication, current liabilities (but not including the current portion of environmental or litigation liabilities), Net Debt, deferred tax liabilities, any other liabilities in respect of (x) indemnified Taxes under the Contribution Agreement or (y) Taxes that are imposed as a result of a Regulatory Divestiture referred to in Clause 7.3.3, and deferred income), net of long-term investments and other assets (other than, without duplication, current assets, inventory, deferred tax assets, fixed assets, goodwill and other intangibles), in each case as calculated in accordance with US GAAP.

For the avoidance of doubt, it is the intention of the Parties that with respect to the I/SP Business, the calculation of Net Balance Sheet Liabilities shall not reflect the adjustments for purchase accounting with respect to the Merger.

1.4	Determination of I/SP Value

The Parties, with the assistance of their Valuers, shall determine the I/SP Value by using the following criteria:

The “I/SP Value” shall be equal to:

(i)        I/SP Enterprise Value

less

(ii)	Net Debt of the I/SP Business on the Closing Date (not including Net Debt retained by Schering-Plough or its affiliates following the Closing) and less

(iii)
Net Balance Sheet Liabilities of the I/SP Business on the consolidated balance sheet of the I/SP Business as at the Closing Date (not including assets and liabilities retained by Schering-Plough or its affiliates following the Closing) but only with respect to amounts of such Net Balance Sheet Liabilities that in the aggregate are in excess of $200 million.

2	Merial Value

2.1	Determination of the Merial Enterprise Value

The “Merial Enterprise Value” shall be equal to:

(i)      US$8 billion

less

(ii)	twice the amount, if any, of the MAC Amount (as defined in the Share Purchase Agreement)

less

(iii)	the amount, if any, of the Other MAC Amount.

2.2	Determination of the Merial Contribution Value

The Merial Contribution Value shall be determined by Sanofi-Aventis as follows:

The “Merial Contribution Value” shall be equal to:

(i)    Merial Enterprise Value

less

(ii)	any increase in Net Debt of the Merial Business between the SPA Closing Date (as set forth on the SPA Closing Date Balance Sheet) and the Contribution Reference Date

or

plus

(iii)	any decrease in Net Debt of the Merial Business between the SPA Closing Date (as set forth on the SPA Closing Date Balance Sheet) and the Contribution Reference Date

less

(iv)
if there is an increase in the Net Balance Sheet Liabilities between the SPA Closing Date (as set forth on the SPA Closing Date Balance Sheet) and the Contribution Reference Date of more than $20 million in the aggregate, the amount by which such increase exceeds $20 million and

or

plus

(v)
if there is a decrease in the Net Balance Sheet Liabilities between the SPA Closing Date (as set forth on the SPA Closing Date Balance Sheet) and the Contribution Reference Date of more than $20 million in the aggregate, the amount by which such decrease exceeds $20 million.

2.3	Determination of the Merial Value

The “Merial Value” shall be equal to:

(i)      the merial Enterprise Value

less

(ii)	any increase in Net Debt of the Merial Business between the SPA Closing Date (as set forth on the SPA Closing Date Balance Sheet) and the Closing Date

or

plus

(iii)	any decrease in Net Debt of the Merial Business between the SPA Closing Date (as set forth on the SPA Closing Date Balance Sheet) and the Closing Date

less

(iv)
if there is an increase in the Net Balance Sheet Liabilities between the SPA Closing Date (as set forth on the SPA Closing Date Balance Sheet) and the Closing Date of more than $20 million in the aggregate, the amount by which such increase exceeds $20 million and

or

plus

(v)
if there is a decrease in the Net Balance Sheet Liabilities between the SPA Closing Date (as set forth on the SPA Closing Date Balance Sheet) and the Closing Date of more than $20 million in the aggregate, the amount by which such decrease exceeds $20 million.

Exhibit C

FORM OF NEW CONFIDENTIALITY AGREEMENT

Confidentiality Agreement, dated as of [●] (this “Agreement”), by and among Sanofi-Aventis ("Sanofi-Aventis"), Merck & Co., Inc. ("Merck") and Schering-Plough Corporation ("Schering-Plough").

1.
Reference is made to the Call Option Agreement, dated as of July 29, 2009 (the "Call Option Agreement"), by and among Sanofi-Aventis, Merck and Schering-Plough Corporation, relating to Sanofi-Aventis' option to, following completion of the Merger, cause the I/SP Entities to be combined with Merial as a result of which Sanofi-Aventis and Schering-Plough would each, directly or indirectly, hold 50% of the equity interests in such combined company, all upon and subject to the terms and conditions set forth in the Call Option Agreement (the “Transaction”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Call Option Agreement.

2.
This letter agreement (this "Agreement") is being entered into by and among Sanofi-Aventis, Merck and Schering-Plough in connection with the transactions contemplated by the Call Option Agreement.  Sanofi-Aventis, on the one hand, will be disclosing certain information relating to Merial and its Subsidiaries to Schering-Plough and Merck and Schering-Plough and Merck’s respective Representatives, and Schering-Plough and Merck, on the other hand, will be disclosing to Sanofi-Aventis and its Representatives certain information relating to the I/SP Entities and the I/SP Business.  A Party or Parties disclosing information hereunder to another Party or to another Party’s Representatives shall be "Disclosing Party" and the Party or Representatives of a Party receiving such Information from another Party or to another Party’s Representatives shall be "Receiving Party".

3.
As a condition to Receiving Party being furnished with such information, Receiving Party agrees to treat all Evaluation Material (as defined below) in accordance with the confidentiality and non-use provisions of this Agreement and to comply with the other terms and conditions of this Agreement.  The term "Evaluation Material" means:

(i)	where either Merck and Schering-Plough is the Receiving Party, all Information about Merial and its Subsidiaries that is furnished to Merck, Schering-Plough or any of their Representatives; and

(ii)	where Sanofi-Aventis is the Receiving Party, all Information about the I/SP Entities and the I/SP Business that is furnished to Sanofi-Aventis or any of their Representatives;

including with all copies, notes, interpretations, analyses, compilations, studies or other documents prepared by a Receiving Party or its Representatives that contain or reflect such material.  The term “Information” as used in this Agreement means all information (whether made available in writing (including through electronic media), orally, or by visual inspection and whether prepared by Disclosing Party or its Representatives), and the term "Representatives" as used in this Agreement means, with respect to a Person, such Person’s Affiliates and such Person’s and its Affiliates respective directors, officers, employees, representatives and/or agents (which includes third party advisors and legal counsel).

4.
In addition, Receiving Party shall not disclose the fact that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect to the Transaction, including the status thereof and the existence of this Agreement (except as required by law, regulation or other order or proceeding or advised by legal counsel with respect to regulatory approvals).

5.
The term "Evaluation Material" shall not include information that: (i) is already in Receiving Party's possession, other than as a result of an act or omission by Receiving Party or its Representatives in violation of this Agreement; or (ii) is or becomes generally available to the public other than as a result of an act or omission by Receiving Party or its Representatives in violation of this Agreement; (iii) lawfully becomes available to Receiving Party or its Representatives on a non-confidential basis from a source other than Disclosing Party or its Representatives or (iv) is independently developed by the Receiving Party and its Representatives without use of the Evaluation Material, provided that such source is not known by Receiving Party to be bound by a confidentiality agreement with, or other obligation of secrecy to Disclosing Party that covers such information.

6.
Receiving Party hereby agrees that the Evaluation Material shall: (i) be used solely for the purpose of evaluating the Transaction and consistent with Clause 3.2 of the Call Option Agreement and (ii) be kept confidential by Receiving Party and its Representatives; provided, however, that any of such information may be disclosed only to its Representatives who need to know such information for the purpose of evaluating the Transaction.  It is understood that the Representatives of the Receiving Party shall be informed by Receiving Party of the confidential nature of such information and that Receiving Party shall be responsible for any disclosure or use made by its Representatives in breach of its obligations under this Agreement to the same extent as if such disclosure or use had been made directly by Receiving Party.  The obligations of confidentiality and non-use set forth in this Agreement shall expire five (5) years after the date of this Agreement.

7.
Receiving Party will as soon as practicable notify Disclosing Party of any breach of this Agreement of which it becomes aware, and will use commercially reasonable efforts to assist and cooperate with Disclosing Party in minimizing the consequences of such breach.  If Receiving Party or any of its Representatives are legally required or requested to disclose any Evaluation Material, Receiving Party will, unless otherwise prohibited by law or regulation, promptly notify Disclosing Party of such request or requirement so that Disclosing Party, as applicable, may seek to avoid or minimize the required disclosure and/or obtain an appropriate protective order or other appropriate relief to ensure that any Evaluation Material so disclosed is maintained in confidence to the maximum extent possible by the person receiving the disclosure, or, in Disclosing Party’s discretion, to waive compliance with the provisions of this Agreement.  In any such case, Receiving Party, Disclosing Party agrees to cooperate and use reasonable efforts to avoid or minimize the required disclosure and/or obtain such protective order or other relief.  If, in the absence of a protective order or the receipt of a waiver hereunder, Receiving Party or its Representatives are legally obligated to disclose Evaluation Material, such Person will disclose, without liability under this Agreement, only so much thereof to the party compelling disclosure as such Person believes in good faith, on the basis of advice of counsel, is required by law.  Receiving Party shall give Disclosing Party, as applicable, prior written notice of the specific Evaluation Material that Receiving Party or its Representative believes it is required to disclose under such circumstances.

8.
Receiving Party hereby acknowledges that Receiving Party is aware, and that Receiving Party shall advise its Representatives who are informed as to the matters that are the subject of this Agreement, that the securities laws of France and the United States prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9.
Although Disclosing Party has endeavored to include in the Evaluation Material information known to it that it believes to be relevant for the purpose of Receiving Party's investigation, Receiving Party understands that neither Disclosing Party nor its Representatives made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material.  Receiving Party agrees that none of Disclosing Party or its Representatives shall have any liability to Receiving Party or its Representatives resulting from the use of the Evaluation Material.

10.
All Evaluation Material (excluding notes, interpretations, compilations, analyses, forecasts, studies or other documents prepared by Receiving Party or any of its Representatives) disclosed by or on behalf of Disclosing Party shall be, and shall remain, the property of Disclosing Party.  At any time at the written request of Sanofi-Aventis, where Sanofi-Aventis is the Disclosing Party, and after the Destruction Date, where Merck or Schering-Plough is the Disclosing Party, at the written request of Merck and Schering-Plough, the Receiving Party shall use its commercially reasonable efforts destroy all originals and copies of all Evaluation Material and shall not retain any copies, extracts or other reproductions in whole or in part of such written material.  The “Destruction Date” is the earliest to occur of (a) the expiration of the Expiration Date, if the Contribution Agreement has not been executed or delivered on or prior to such Expiration Date or (b) the termination of the Contribution Agreement in accordance with its terms if the Contribution Agreement has been executed and delivered by all Parties thereto. Such destruction shall be confirmed in writing to the Disclosing Party by an authorized representative of Receiving Party.  Notwithstanding the foregoing, Receiving Party and its outside legal counsel may each retain a copy of any Evaluation Material and all corresponding material and related documentation pertaining thereto to the extent retention is required by its regulatory, compliance or internal record retention policies, by law or regulation or in connection with any legal proceeding.  Any Evaluation Material that is not destroyed, including all oral Evaluation Material, shall remain subject to the confidentiality and non-use obligations set forth in this agreement.

11.
Neither this Agreement nor any terms hereof may be amended or modified except pursuant to an instrument in writing signed by all of the Parties.  No waiver of a provision of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Party that will lose the benefit of such provisions as a result of such waiver. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

12.
If any provision of this Agreement, including any phrase, sentence, clause, section or subsection, is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the Parties hereto intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable law and that such modified provision shall thereafter be enforced to the fullest extent possible.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

13.
This Agreement may be executed in several counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

14.
This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.  Any attempted or purported assignment in contravention of the preceding sentence shall be void ab initio and of no force and effect.

15.
This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party hereto, and any such attempted or purported transfer is void ab initio, provided that Sanofi-Aventis may assign this Agreement to one or more of its direct or indirect Subsidiaries provided, however, that no such assignment shall release any Party from its obligations hereunder.

16.	Nothing in this Agreement shall confer any rights upon any Person or entity other than the Parties hereto and their respective heirs, successors and permitted assigns.

17.
This Agreement shall be governed in all respects by, and construed in accordance with, the laws of the State of New York (without giving effect to its principles of conflicts of laws, to the extent such principles would require or permit the application of the laws of a state other than the State of New York).  Any claim, action or dispute against any Party to this Agreement arising out of or in any way relating to this Agreement shall be brought in the courts of the State of New York located in the City and County of New York or in the event (but only in the event) that such courts do not have subject matter jurisdiction over such claim, action or dispute, in the Federal Courts of the United States sitting in the State, County and City of New York. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such courts for the purpose of any such claim, action or dispute; provided that a final judgment in any such claim, action or dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Party irrevocably waives and unconditionally agrees not to assert, by way of a motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (i) any objection that it may ever have that the laying of venue of any such claim, action or dispute in any federal or state court located in the above named state or city is improper, (ii) any objection that any such claim, action or dispute brought in any of the above named courts has been brought in an inconvenient forum or (iii) any claim that it is not personally subject to the jurisdiction of the above named courts.

18.
The Parties hereby agree that irreparable damage would occur in the event that any of its agreements, covenants, or obligations under the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties agree that, in addition to any other remedies, the Parties shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. The Parties hereby waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree that the only permitted objection that they may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

19.
Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

In witness whereof, the Parties hereto have duly executed this Agreement in three original copies this [●] day [●].

SANOFI-AVENTIS

By:
Name:
Title:

By:
Name:
Title:

SCHERING-PLOUGH CORPORATION		MERCK & CO., INC.

By:		By:
	Name:		Name:
	Title:		Title:

Exhibit D

ACKNOWLEDGEMENT RECEIPT FOR PROPOSED FORM OF SHAREHOLDERS AGREEMENT

[Letterhead of Merck or Schering-Plough]

To Whom It May Concern:

Reference is made to that certain Call Option Agreement, dated as of July 29, 2009 (the "Call Option Agreement"), by and among Schering-Plough Corporation, Merck & Co., Inc. and Sanofi-Aventis. Capitalized terms defined in the Call Option Agreement shall have the same meaning when used herein.

Pursuant to and subject to Clause 3.4 of the Call Option Agreement, Schering-Plough and Merck hereby acknowledge receipt from Sanofi-Aventis of the proposed form of Shareholders Agreement (it being understood that such proposed form shall not be deemed the form of the Shareholders Agreement unless and until confirmed by all Parties as provided by Clause 3.4.2 of the Call Option Agreement).

Dated:  ___________________________

[Schering-Plough]

 Exhibit E

CALL NOTICE

Form of the Call Notice

[Letterhead of Sanofi-Aventis]

[Notification to be made in accordance with Clause 11.2 of the Call Option Agreement]

[Send with copy of the Contribution Agreement to be executed]

                                     [●]

                                     [Schering-Plough Corporation]

                                     [Address]

                                     For the attention of [●]

                                     With a copy to [●]

Re:	Call Option Agreement

Dear Sirs:

Reference is made to that certain Call Option Agreement, dated as of July 29, 2009 (the "Call Option Agreement"), by and among Schering-Plough Corporation, Merck & Co., Inc. and Sanofi-Aventis. Capitalized terms defined in the Call Option Agreement shall have the same meaning when used herein.

Pursuant to and in accordance with Clause 3.5 of the Call Option Agreement, Sanofi-Aventis hereby notifies Schering-Plough that it exercises with immediate effect the Call Right.

Yours truly,

                                     SANOFI-AVENTIS

By:
Name:
Title: